Date of Filing: March 8, 2000                           File No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM U5B

                             REGISTRATION STATEMENT

                 Filed under Section 5(a) of the Public Utility
                          Holding Company Act of 1935

                               Scottish Power plc
                               ------------------
                               Name of Registrant

Name, Title and Address of Officer to whom Notices and Correspondence concerning this Statement should be addressed:

  Sir Ian Robinson                             Alan Richardson
  Chief Executive Officer                      PacifiCorp
  Scottish Power plc                           Chief Executive Officer
  1 Atlantic Quay                              Suite 2000
  Glasgow G2 8SP                               825 N.E. Multnomah Street
  Scotland UK                                  Portland, OR 97232

with copies to:
  Andrew Mitchell, Company Secretary           M. Douglas Dunn
  James Stanley, General Counsel               Milbank Tweed Hadley & McCloy LLP
  Scottish Power plc                           1 Chase Manhattan Plaza
  1 Atlantic Quay                              New York, NY 10005
  Glasgow G2 8SP
  Scotland UK

                           Glossary of Defined Terms
                           -------------------------


     When used herein, the following terms shall have the meanings set forth below :


DGES                             Director General of Gas and Electricity Markets
DGWS                             Director General of Water Supply
EA                               Environment Agency
EPA                              Environmental Protection Act 1990
ESI                              Electricity Supply Industry
EU                               European Union
FERC                             Federal Energy Regulatory Commission
IPC                              Integrated Pollution Control
Manweb                           Manweb plc
MW                               Megawatt
OFFER                            Office of Electricity Regulation
OFGAS                            Office of Gas Regulation
OFGEM                            Office of Gas and Electricity Market
OFWAT                            Office of Water Regulation
PES                              Public Electricity Supplier
PFS                              PacifiCorp Financial Services
PGC                              Pacific Generation Company
PPM                              PacifiCorp Power Marketing, Inc.
RPI                              UK Retail Prices Index
ScottishPower                    Scottish Power plc
Southern  Water                  Southern Water plc
SPUK                             Scottish Power UK plc
Thus                             Thus plc
UNECE                            United Nations Economic Commission for Europe
United Kingdom                   UK
WaSC                             Water Service Company

                    Explanatory Note and Request for Waiver

  ScottishPower's principal domestic utility subsidiary PacifiCorp has been (and remains) subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder. Pursuant to these requirements, ScottishPower has filed an Annual Report on Form 20-F and other periodic reports and PacifiCorp has filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and other reports. In addition, PacifiCorp has filed registration statements with the Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder. Further information regarding ScottishPower and its subsidiaries will be set forth in additional U-1 filings to be made in the near future. These filings set forth much of the same information required by Form U5B.

  In view of the Commission's familiarity with ScottishPower and its principal utility subsidiary PacifiCorp through these filings, ScottishPower respectfully requests that in addition to the information provided herein, the Commission waive, pursuant to Rule 20(a)(3) under the Act, the requirements of Form U5B to the extent the disclosure required by Form U5B has already been filed with the Commission in other filings, and permit the incorporation of certain information by reference to the extent indicated herein.

                             REGISTRATION STATEMENT

  The undersigned holding company hereby submits its registration statement to the Commission pursuant to Section 5 of the Act.

1.       Exact name of registrant:                                 Scottish Power plc

2.       Address of principal executive offices:  In Scotland:     In the United States:
                                                  1 Atlantic Quay  Suite 2000
                                                  Glasgow G2 8SP   825 N.E. Multnomah Street
                                                  Scotland UK      Portland, OR  97232

3.       Name & address of chief accounting officer: David Nish          Karen Clark
                                                     Finance Director    Chief Financial Officer
                                                     ScottishPower plc   PacifiCorp
                                                     1 Atlantic Quay     Suite 2000
                                                     Glasgow G2 8SP      825 N.E. Multnomah St.
                                                     Scotland UK         Portland, OR 97232

4. Certain information as to the registrant and each subsidiary company thereof:

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------
Scottish Power plc                       Corp.                 Scotland           Holding Company

 ScottishPower UK plc                    Corp.                 Scotland           Electric Utility Company

   Caledonian Gas Limited                Corp.                 Scotland           Inactive

   Camjar plc                            Corp.                 England            Inactive

     Spotlight Trading Limited           Corp.                 England            Inactive

     Telephone Information Services plc  Corp.                 England            Inactive

   Celt Power Limited                    Corp.                 England            Wind Powered Electricity
     50% held                                                                     Generation

   Dynamic Power Limited                 Corp.                 Scotland           Manufacture, Marketing and
                                                                                  Sale of Custom Power
                                                                                  Products

   ScottishPower Electricity             Corp.                 Scotland           Scottish Electricity
   Settlements Limited                                                            Settlement

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------
   Scottish Energy Services Limited      Corp.                 Scotland           Inactive

   Scottish Power Trustees Limited       Corp.                 Scotland           Inactive

   ScottishPower Distribution Limited    Corp.                 Scotland           Inactive

   ScottishPower Energy Supply Limited   Corp.                 Scotland           Inactive

   ScottishPower Gas Limited             Corp.                 Scotland           Gas Retailing

   ScottishPower Generation Limited      Corp.                 Scotland           Inactive

   ScottishPower Investments Limited     Corp.                 Scotland           Investment Holding Company

     Beaufort Energy Limited             Corp.                 Scotland           Inactive

       CRE Energy Limited                Corp.                 Northern Ireland   Wind Powered Electricity
                                                                                  Generation

     Caledonian Communications Limited   Corp.                 Scotland           Inactive

     Cathcart Insurance Limited (in      Corp.                 Isle of Man        Insurance
      Voluntary Liquidation:

     Domestic Appliance Insurance        Corp.                 Isle of Man        Insurance
      Limited

     Genscot Limited                     Corp.                 Scotland           Investment Holding Company

       Manweb plc                        Corp.                 England            Regional Electricity
                                                                                  Company

         Manweb Holdings Limited         Corp.                 England            Inactive

            Barnfleet Limited            Corp.                 England            Inactive

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

            Manweb Contracting           Corp.                 England            Foreign Service Company
             Services Limited

            Manweb Energy Consultants    Corp.                 England            Energy Services
             Limited

            Manweb Gas Limited           Corp.                 England            Gas Company

            Manweb Generation Holdings   Corp.                 England            Foreign Holding Company
             Limited

               Manweb Generation         Corp.                 England            Inactive
                (Winnington) Limited

               Wind Resources Ltd. (45%  Corp.                 England            Wind Power
                held)

                  Carland Cross Ltd.     Corp.                 England            Wind Power

                  Coal Clough Ltd.       Corp.                 England            Wind Power

            Manweb Pensions Trustees     Corp.                 England            Pension Company
             Limited

            Manweb Services Limited      Corp.                 England            Energy Services

            Merseyside Power Trading     Corp.                 England            Inactive
             Limited

         Manweb Nominees Limited         Corp.                 England            Inactive

         Manweb Share Scheme Trustees    Corp.                 England            Inactive
          Limited

     ScotPower Limited                   Corp.                 Scotland           Inactive

     Scotspower Limited                  Corp.                 Scotland           Inactive

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

     Scotsgrid Limited                   Corp.                 Scotland           Inactive

     ScottishPower Finance Limited       Corp.                 Scotland           Investment Holding Company

       Shoreham Operations Co., Ltd.     Corp.                 England            Generating Project Co.
        Corp (50% held)

       South Coast Power Limited         Corp.                 England            Inactive

     ScottishPower Insurance Limited     Corp.                 Isle of Man        Insurance

     ScottishPower Leasing Limited       Corp.                 Scotland           Lease Finance

     ScottishPower Securities Limited    Corp.                 Scotland           Inactive

     Thus plc (50.1% held)               Corp.                 Scotland           Telecommunications and
                                                                                  Internet Service Provider

       Demon Internet Inc.               Corp.                 Delaware           Internet Service Provider

       Scotland Online Limited           Corp.                 Scotland           Internet Service Provider

       Golfing Scotland Limited          Corp.                 Scotland           Internet Service Provider

     ScottishPower Telecommunications    Corp.                 Scotland           Inactive
      Limited

       Demon Internet Limited            Corp.                 England            Inactive

         Cityscape Global Media Limited  Corp.                 England            Inactive

         Cityscape Internet Services     Corp.                 England            Inactive
          Limited

         Cityscape Limited               Corp.                 England            Inactive

         Demon Limited                   Corp.                 England            Inactive

         Dispatch Publishing Limited     Corp.                 England            Inactive

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

         Locomotive Software Group       Corp.                 England            Inactive
          Limited

            Locomotive Software          Corp.                 England            Inactive
             Developments Limited

            Turnpike 1996 Limited        Corp.                 England            Inactive

            Turnpike Limited             Corp.                 England            Inactive

         The IP Systems Operation        Corp.                 England            Inactive
          Limited

       Lancastrian Holdings Limited      Corp.                 England            Inactive

         Megafone (UK) Limited           Corp.                 England            Inactive

         Psychic Companions Limited      Corp.                 England            Inactive

       Watermark Games Limited           Corp.                 England            Inactive

       SPPT Limited                      Corp.                 England            Inactive

     SSEB Limited                        Corp.                 Scotland           Inactive

     Waterline Insurance Company         Corp.                 Isle of Man        Inactive
      Limited

   ScottishPower Share Scheme Trustees   Corp.                 Scotland           Special Purpose Company
    Limited

   Scottish Power Transmission Limited   Corp.                 Scotland           Inactive

   SMW Limited                           Corp.                 Scotland           Sewage Sludge Treating

   Southern Water plc                    Corp.                 England            Inactive

     Aquaclear Limited                   Corp.                 England            Inactive

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

     Bowsprit Holdings Limited           Corp.                 England            Property Investment

       Bowsprit Property Development     Corp.                 England            Property Development
        Limited

       Monk Rawling Limited              Corp.                 England            Inactive

     Coastal Wastewater Consultants      Corp.                 England            Inactive
      Limited

     E S Taylor (Worthing) Holdings      Corp.                 England            Inactive
      Limited

       James Leppard & Sons Limited      Corp.                 England            Landfill Site Operator

       T&E Hire (Tool & Equipment)       Corp.                 England            Inactive
        Limited

       Taylor Plant & Haulage Limited    Corp.                 England            Waste Disposal Site
                                                                                  Operator

       Taylors Glass & Waste Recycling   Corp.                 England            Inactive
        Limited

       TES Environmental Services        Corp.                 England            Inactive
        Limited

     Ecoclear Limited                    Corp.                 England            Inactive

     Hazeley Down Mineral Water          Corp.                 England            Inactive
      Company Limited

     Linemicro Limited                   Corp.                 England            Inactive

     M.W. Longley Limited                Corp.                 England            Inactive

     McDowells Limited                   Corp.                 England            Inactive

     ScottishPower Group Money           Corp.                 England            Pension Company
      Purchase Pension Scheme Limited

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

     Southern Science Limited            Corp.                 England            Inactive

     Southern Water Executive Pension    Corp.                 England            Pension Company
      Scheme Trustees Limited

     Southern Water Global Limited       Corp.                 England            Inactive

     Southern Water Industries Limited   Corp.                 England            Inactive

       Contract Services (S.E.) Limited  Corp.                 England            Inactive

     Southern Water Mirror Image         Corp.                 England            Inactive
      Pension Trustees Limited

     Southern Water Pension Trustees     Corp.                 England            Pension Company
      Limited

     Southern Water Services Limited     Corp.                 England            Water Supply and Waste
                                                                                  Water Services

       Pipeworks Limited                 Corp.                 England            Inactive

       Southern Water Services Finance   Corp.                 England            Finance Company
        plc

     Southern Water Share Scheme         Corp.                 England            Inactive
      Trustees Limited

     Southern Water Technologies         Corp.                 England            Inactive
      Limited

     Timber Clear Limited                Corp.                 England            Inactive

     Water Working Limited               Corp.                 England            Inactive

   Teledata (Holdings) Limited           Corp.                 Scotland           Inactive

     Teledata (Outsourcing) Limited      Corp.                 England            Inactive

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

       The Call Centre Service Limited   Corp.                 England            Inactive

     Teledata Scotland Limited           Corp.                 Scotland           Inactive

     The Information Service Limited     Corp.                 England            Inactive

       Clubcall Telephone Services       Corp.                 England            Inactive
        Limited

       Clubline Services Limited         Corp.                 England            Inactive

     Telephone International Media       Corp.                 England            Inactive
      Holdings Limited

       Copperteam Limited                Corp.                 England            Inactive

       Telephone International Media     Corp.                 England            Inactive
        Limited

       TIM Limited                       Corp.                 England            Inactive

   Scot Ash Limited                      Corp.                 England            Ash Sales

   Sabre Water Limited                   Corp.                 Scotland           Inactive

ScottishPower NA 1 Limited               Corp.                 Scotland           Special Purpose Company

ScottishPower NA 2 Limited               Corp.                 Scotland           Special Purpose Company

   NA General Partnership                Partnership           Nevada             Special Purpose Entity


      PacifiCorp                         Corp.                 OR                 Electric Utility

         Centralia Mining Company        Corp.                 WA                 Mining Company

         Energy West Mining Company      Corp.                 UT                 Mining Company

         Glenrock Coal Company           Corp.                 WY                 Mining Company

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

         Interwest Mining Company        Corp.                 OR                 Mining Company

         Pacific Minerals, Inc.          Corp.                 WY                 Mining Company

                Bridger Coal             Joint Venture         WY                 Mining Company
                 Company                 (66.67% interest)

         PacifiCorp Environmental        Corp.                 DE                 Environmental Remediation
          Remediation Company

         Biodiversidad Sostenible        Business              Bolivia            Greenhouse mitigation
                                         Arrangement                              project

         Rio Bravo Carbon                Business              Belize             Greenhouse mitigation
           Sequestration Pilot Project   Arrangement                              project

         PPW Repurchase LLC              L.L.C.                DE                 Special purpose finance
                                                                                  company

         PacifiCorp Future               Corp.                 OR                 Holds rain forest carbon
          Generations, Inc.                                                       credits

          Canopy Botanical, Inc.         Corp.                 DE                 Rain forest carbon credits
                                         (80% interest)

                Canopy                   Corp.                 Bolivia            Rain forest carbon credits
                Botanical SRL            (50% interest)

         Transalta Centralia             L.L.C.                WA                 Special Purpose Holding
          Generation LLC                 (47.5% interest)                         Company


         Transalta Centralia Mining LLC  L.L.C.                WA                 Special Purpose Holding
                                                                                  Company

         PacifiCorp Investment           Corp.                 OR                 Investments
          Management, Inc.

         PacifiCorp Group                Corp.                 DE                 Nonutility Holding Company
          Holdings Company

            PACORP                       Corp.                 OR                 DRIP Trust

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

        En . able LLC                    L.L.C.                DE                 Energy-related Investments

        Energy Pact, LLC                 L.L.C.                DE                 JV with ABB

        New Energy Holdings I, Inc       Corp.                 OR                 Nonutility Holding Company

           EnergyWorks Holdings I        Corp.                 Cayman Islands     Cogeneration projects

                Casa Palermo,            Corp.                 CostaRica          Cogeneration projects
                 S.A.(50%
                 interest)

                   AeroEnergia,          Corp.                 Costa Rica         Cogeneration projects
                    S.A.(49%
                    interest)

                New India Power          Corp.                 Mauritius          Cogeneration projects
                 Company One

                   Energy Works India    Corp.                 India              Cogeneration projects
                    Co. Pvt.

                New IndiaPower           Corp.                 Mauritius          Cogeneration projects
                 Company Two

                   New IndiaPower       Corp.                  Singapore          Cogeneration projects
                    Investment Co.
                    Ptd, Ltd.

                       PT Energy        Corp.                  Indonesia          Cogeneration projects
                        Works
                        Indonesia

   Inspect LLC                           L.L.C.                OR                 Aircraft Transmission Line
                                                                                  Inspection Systems

   PACE Group, Inc.                      Corp.                 OR                 Economic Development Assets

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

         Pacific Kinston Energy, Inc.    Corp.                 OR                 Generation-related Company

         Pacific Klamath Energy,         Corp.                 OR                 Generation-related Company
          Inc.

         PacifiCorp Development          Corp.                 OR                 Generation-related Company
          Company

            PacifiCorp                   Corp.                 Cayman Islands     Project Bidding Company
            International
            Development
            Corp.

            Pacific                      Corp.                 Cayman Islands     Generation-related Company
            Generation
            (Cayman), Inc.

               PacGen                    Corp.                 Cayman Islands     Philippine Generation
               GP Co.,                                                            Assets
               Ltd.

               PacGen                    Corp.                 Mauritius          Project Bidding Company
               SMHPC
               Ltd.

            PacifiCorp                   Corp.                 Netherlands        Philippine Generation
            Generation Int'l,                                                     Assets
            BV

            Pacific                      Corp.                 Cayman Islands     Philippine Generation
            Generation Int'l.                                                     Assets
            Ltd.

               PacGen                    Corp.                 Mauritius          Project Bidding Company
               SMHPC
               Ltd.

         PacifiCorp Turkey Holding       Corp.                 OR                 Project Bidding Company
          Co.

         PacifiCorp Energy, Inc.         Corp.                 OR                 Gas Storage Development

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

   PacifiCorp-Enstor Gas                 Joint Venture         DE                 Gas Storage Development
    Storage Co.                          (33.3% interest)


      Columbia Gas Storage LLC           L.L.C.                DE                 Gas Storage Development
                                         (98% interest)

      Delta Gas Storage LLC              L.L.C.                DE                 Gas Storage Development
                                         (98% interest)

      Farnham Gas Storage LLC            L.L.C.                DE                 Gas Storage Development
                                         (98% interest)

      Jefferson Gas Storage LLC          L.L.C.                DE                 Gas Storage Development
                                         (98% interest)

      Moab Gas Storage LLC               L.L.C.                DE                 Gas Storage Development
                                         (98% interest)

   PacifiCorp Energy Services, Inc.      Corp.                 OR                 Service Company

   PacifiCorp Energy Ventures, Inc.      Corp.                 OR                 Investments

   PacifiCorp Power Marketing, Inc.      Corp.                 OR                 Marketing Company

     PPM 1 LLC                           L.L.C.                OR                 Inactive

     PPM 6 LLC                           L.L.C.                OR                 Inactive

   PacifiCorp Trans, Inc.                Corp.                 OR                 Transportation Company

   PacifiCorp Financial Services,        Corp.                 OR                 Nonutility Holding Company
    Inc.

      Birmingham Syn Fuel I, Inc.        Corp.                 OR                 Syn. Fuel Company

           Birmingham Syn Fuel, LLC      L.L.C.                OR                 Syn. Fuel Company

           PacifiCorp Syn Fuel, LLC      L.L.C.                OR                 Syn. Fuel Company

      Birmingham Syn Fuel II, Inc.         Corp.                 OR                 Syn. Fuel Company

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

       Birmingham Syn Fuel, LLC          L.L.C.                OR                 Syn. Fuel Company

       PacifiCorp Syn Fuel, LLC          L.L.C.                OR                 Syn. Fuel Company

   CS Holdings, Inc.                     Corp.                 OR                 Investments

   Koala FSC, Ltd.                       Corp.                 Bermuda            Special Purpose Finance
                                                                                  Company

   Leblon Sales Corporation              Corp.                 U.S. Virgin        Special Purpose Finance
                                                               Islands            Company

   Pacific Development (Property), Inc.  Corp.                 OR                 Property Development
                                                                                  Company

   Pacific Harbor Capital, Inc.          Corp.                 DE                 Financial Service Company

     PFI International, Inc.             Corp.                 Guam               Special Purpose Finance
                                                                                  Company

     PHC Properties Corporation          Corp.                 FL                 Tax-Exempt Investments

   PCC Holdings, Inc.                    Corp.                 OR                 Finance Company

     Hillsborough Leasing Services,      Corp.                 NJ                 Leasing Company
      Inc.

     PacifiCorp Capital, Inc.            Corp.                 VA                 Leasing Company

     Stanan Computer Leasing, Inc.       Corp.                 DE                 Leasing Company

   PNF Holdings, Inc.                    Corp.                 WA                 Finance Company

   VCI Acquisition Co.                   Corp.                 OR                 Acquisition Company

 PacifiCorp International Group          Corp.                 OR                 Nonutility Holding Company
  Holdings Company

   Eastern Investment Company            Corp.                 OR                 Finance Company

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------

     PacifiCorp Australia, LLC           L.L.C.                OR                 Indirect Holding Company
                                                                                  for Powercor & Hazelwood

       Hazelwood Australia, Inc.         Corp.                 OR                 Indirect Holding Company
                                                                                  for Hazelwood

            Hazelwood                    Corp.                 Cayman Islands     Indirect Holding Company
            Ventures, Inc.

              Hazelwood Finance LP       Part.                 Australia          Financing Entity
                                         (12.55% interest)

              Hazelwood                  Corp.                 Cayman Islands     Holding Company for H-Pac
              Holdings,
              Inc.

              PacifiCorp                 Corp.                 Cayman Islands     Holding Company for H-Pac
              Global, Inc.

                Hazelwood Pacific        Corp.                 Australia          Holding Company for
                Pty Ltd.                                                          Hazelwood

                  Hazelwood              Part.                 Australia          Owns and operated Hazelwood
                  Power                  (19.10%)
                  Partners


       PacifiCorp Australia Holdings     Corp.                 Australia          Indirect Holding Company
        Pty                                                                       for Powercor

            Powercor Australia Ltd.      Corp.                 Australia          Foreign Electric Utility

Australia Ombudsman Corporation          Corp.                 Australia          Ombudsman among utilities
                                                                                  & customers

Pan-Pacific Global Corporation           Corp.                 OR                 Indirect Holding Company
                                                                                  for Powercor & Hazelwood

   PacifiCorp Australia Pty Ltd.         Corp.                 Australia          Indirect Holding Company
                                                                                  for Powercor & Hazelwood

      PacifiCorp Australia               L.L.C.                OR                 Indirect Holding Company
       LLC                                                                        for Powercor & Hazelwood

Name of Company                          Organization          State/Country      Type of Business
---------------                          ------------          -------------      ----------------
     PacifiCorp Philippines              Corp.                 Cayman Islands     Indirect Holder of
     Development Corporation                                                      Philippine Assets

       Ambuklao Power, Inc.              Corp.                 Philippines        Inactive

     PacifiCorp Turkey Development       Corp.                 Cayman Islands     Inactive
      Corporation

     PacifiCorp UK Development           Corp.                 Cayman Islands     Inactive
      Corporation

        PacifiCorp EnergyCo Holdings     L.L.C.                OR                 Holds share of EnergyCo
         LLC

     PacifiCorp EnergyCo                 Corp.                 England/Wales      Inactive

      PacifiCorp Services Limited        Corp.                 England/Wales      Inactive

       PacifiCorp Finance (UK) Limited   Corp.                 England/Wales      Inactive

         PacifiCorp Acquisitions         Corp.                 England/Wales      Inactive

   PacifiCorp Investments (Middle        Corp.                 United Kingdom     Inactive
     East) Int'l Holding Co.
     Limited


                                    BUSINESS

5. (a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries.

   Scottish Power plc

   ScottishPower is a registered holding company incorporated in the UK whose sole purpose is to hold the common stock of its subsidiaries and provide common corporate functions for the combined entities of the ScottishPower holding company system.


   Scottish Power NA1 Ltd. and Scottish Power NA2 Ltd.

   ScottishPower NA1 Ltd. and ScottishPower NA2 Ltd. are companies incorporated in the United Kingdom. They are the partners in the NA General Partnership. They provide

  ScottishPower with liability protection with respect to its ultimate ownership of NA General Partnership. Both entities are investment holding companies with no employees and no cost centers.


  NA General Partnership

  NA General Partnership was ScottishPower's acquisition vehicle for its merger with PacifiCorp. This entity is also an investment holding entity which holds the common equity of PacifiCorp. NA General Partnership has no employees nor cost centers.


  Nevada Holdco

  Nevada Holdco is a to-be-formed investment holding company, subject to approval by the SEC in a soon-to-be filed financing application on Form U-1. Nevada Holdco would be the holding company for any further investments in the United States, if and when required. Nevada Holdco will have no employees nor cost centers.



  Scottish Power UK plc

  Description of Business.

  Introduction.  ScottishPower UK plc ("SPUK") is a leading foreign multi-
  ------------
  utility business incorporated in the UK serving approximately 5.5 million homes across Scotland, England and Wales. SPUK's activities span the generation, transmission, distribution and supply of electricity, gas supply, water supply and wastewater services, telecommunications, retailing of electrical appliances, technology and contracting services. SPUK and its subsidiaries comprise one of the largest industrial groups in the UK, with an annual turnover in fiscal 1999 of over (Pounds) 3.2 billion.

  Industry Background.  The UK electricity industry has undergone a period of
  -------------------
  rapid and dramatic change in the past decade. The sector has been restructured and its major players privatized and floated to the public by the UK government. Regulation is focused on encouraging cost reduction and productivity gains while increasing competition, and consolidation has brought further gains for shareholders and customers alike.

  Today, supported by an open and dynamic economy, the UK has recently completed another major change: full competition in the retail supply of electricity and gas services. The gas and electricity markets throughout the UK were fully opened to competition in May 1998 and May 1999, respectively. This increased competition has spurred multi-utility convergence in the UK in a realignment affecting all segments of the utility industry.

  Business Strategy.  SPUK is committed to enhancing shareholder value through
  -----------------
  building businesses in electricity and utility related markets.

  SPUK has grown from a regional generator, distributor and supplier of electricity into a growing UK multi-utility business serving some 5.5 million of the homes in the UK. This is due in large part to (i) the acquisition in 1995 of Manweb plc ("Manweb"), one of the twelve regional electricity companies created when the electricity utility industry in England and Wales was restructured in 1990, and (ii) the acquisition in 1996 of Southern Water plc ("Southern Water"), one of the ten water and wastewater service companies created when the water and wastewater industry in England and Wales was privatized in 1989.

                                     [MAP]

  These acquisitions have allowed the group to expand its customer base (by 1.3 million customers in the case of Manweb and 1.7 million customers in the case of Southern Water) as well as its geographic and product base by expanding into the electricity distribution and supply businesses in north-west England and Wales and into the water and wastewater businesses in Southern England. Manweb's core customers are in Merseyside and North Wales, including parts of Cheshire, Greater Manchester, Lancashire, Shropshire and Staffordshire. The area covers approximately 12, 200 square kilometers. Manweb has largely concentrated on its core business since privatization.

  Southern Water's principal business is the provision of water supply and wastewater services. Southern Water operates in a region which occupies approximately 10, 450 square kilometers in the counties of Kent, East and West Sussex, Hampshire and the Isle of Wight and small parts of Wiltshire, Berkshire and Surrey. The region's coastline stretches from the Thames Estuary north of Rochester to beyond the Solent, including the Isle of Wight.

  SPUK has further leveraged its utility skills and assets in its expansion into the gas supply and telecommunications businesses. The domestic gas supply market has been open to full competition since late May 1998. In domestic gas supply, SPUK is already established as a leading competitor to British Gas, with a total of 760,000 domestic contracts at the end of fiscal 1999. The gas operation continues to grow, currently representing approximately 225 million therms per annum to around 15,000 sites across the UK.

  Thus plc, a subsidiary of SPUK provides communication services. Thus plc's current share of the overall Scottish telecommunications market is still relatively small, but rapidly increasing. More than 28,000 residential customers have signed up in Scotland. The 1999 acquisition of Demon Internet Limited, a major independent internet service provider in the UK positions Thus plc to rapidly expand into the UK internet market.

  SPUK owned generation capacity comprises coal, gas, hydro and wind power.
  SPUK owns and operates power stations with a net output capacity of more that 3, 500 MW and approximately 2,900 MW available to it under contract from nuclear, gas and hydro-electric stations operated by other companies. Since the opening of the competitive electricity market, SPUK has secured 190,000 new electricity contracts. SPUK's three largest power stations are Longannet (2,304 MW coal-fired), Cockenzie (1,152 coal-fired) and Cruchan (400 MW pumped storage).

  Improving the efficiency of the group's businesses through a program of cost reductions is a key part of the strategy. In the Scottish energy businesses, the cost base has been significantly reduced since 1991 through a process of benchmarking operations against other major companies around the world, both within and outside the utility sector. SPUK management has delivered substantial cost savings from both Manweb and Southern Water, totaling (Pounds) 139 million to date. Management believes that further cost savings from the Scottish energy businesses, Manweb and Southern Water are achievable after fiscal 1999.

  The ScottishPower group intends to build its UK business primarily by exploiting the opportunity, and managing the challenge, of the deregulation of the electricity and gas supply markets and the telecommunications sector. The aim of the group's energy supply business will be to defend its existing base in the SPUK and Manweb areas, while exploiting the opportunity to expand its electricity and gas supply markets across the UK.

  For a brief description of the less substantial subsidiary companies in the ScottishPower system, See Exhibit B.
                        ---

  Regulation of the UK Electricity Industry

  Introduction.  The UK electricity industry is regulated under the provisions
  ------------
  of the Electricity Act 1989. The Electricity Act provided for the basis of the restructuring of the electricity supply industry ("ESI") in England and Wales and in Scotland in 1990, including the introduction of price regulation for transmission and distribution and competition in supply and generation. Whereas US state regulatory commissions generally have jurisdiction over mergers, acquisitions and the sale of utility assets, the UK government, as a way to maintain control over SPUK and certain of its subsidiaries, required the issuance of a "Golden Share." The Golden Share only affects the corporate control transactions at the registered holding company level and has no effect on PacifiCorp.

  Regulation of the ESI.  The Electricity Act provides for the appointment of
  ---------------------
  the DGES by the Secretary of State for Trade and Industry. The DGES holds office for renewable periods of five years and is the head of OFGEM, which is the combined department into which the previously regulated functions of OFGAS and OFFER were merged. OFFER's and OFGAS' staffs of administrators, economists and accountants were transferred to OFGEM.

  Under the Electricity Act, the Secretary of State and the DGES are required to exercise their respective functions in the manner best calculated to achieve various objectives including securing that all reasonable demands for electricity are satisfied; securing that license holders are able to finance the carrying on of the activities for which they are authorized by their licenses; and promoting competition in the generation and supply of electricity. Subject to these duties, the Secretary of State and the DGES have a number of other duties, including protecting the interests of consumers of electricity.

  The DGES exercises, concurrently with the Director General of Fair Trading, certain functions relating to monopoly situations in the generation, transmission, distribution or supply of electricity under the Fair Trading Act 1973 and certain functions relating to anti-competitive conduct under the Competition Act 1980. Under the Competition Act 1998, the DGES will continue to exercise functions concurrently with the Director General of Fair Trading.

  The Licensing Regime.  The Electricity Act prohibits the generation,
  --------------------
  transmission or supply of electricity to any premises unless authorized by a license or exemption. Licenses are granted for generation, transmission, public electricity supply by a PES and second tier supply.

  Under the electricity regime, England and Wales is divided into 12 PES franchise areas, and Scotland into two additional PES franchise areas, for the purposes of electricity supply and distribution.

  Each of the 14 PES licenses permits its holder to supply electricity to any premises within its authorized franchise area (first-tier license). Electricity suppliers which are not the PES license holder for that franchise area are known as second-tier suppliers and have second-tier supply licenses (second-tier license).

  Each PES licensee distributes electricity for second tier suppliers whose customers are within that PES licensee's authorized area, as well as for its own supply business. Charges for distribution are made to the PES licensee's own supply businesses or to second-tier suppliers as appropriate. Each PES license prohibits discrimination between its own supply business and other users of its distribution system.

  Each PES licensee is required, among other duties, to develop and maintain an efficient, coordinated and economical system of electricity and supply and to offer terms for connection to, and use of its distribution system on a non-discriminatory basis; in particular, a PES licensee may not discriminate in favor of its own first- or second-tier supply businesses.

  Each PES license requires the PES licensee to plan and develop its distribution system to a standard not less than that previously applicable within the nationalized electricity supply industry and to report annually to the DGES giving details of the performance of the licensee in maintaining distribution security and availability and quality of service during the previous financial year.

  SPUK is licensed under the Electricity Act to generate electricity, transmit electricity within its authorized transmission area and distribute and supply electricity within its authorized supply area. This license ("Composite License") regulates each of its generation, transmission, distribution and supply businesses and certain other related aspects of its activities. In addition, it has second-tier licenses which authorize it to supply electricity to customers located outside its authorized supply area.

  Manweb is licensed under the Electricity Act to distribute and supply electricity within its authorized supply area pursuant to its PES license. Manweb also holds three second-tier licenses which authorize it to supply electricity to users located in the authorized areas of other PESs, in England and Wales, Scotland and Northern Ireland respectively.

  Prior to September 1998, PESs were the only suppliers authorized to supply electricity to franchise customers (being customers with a maximum demand of less than 0.1 MW) in their respective authorized areas. Starting from September 1998, each PES was, at the direction of the DGES, to open its franchise area progressively to competition from other suppliers holding second-tier licenses. The scope of the second-tier licenses was extended correspondingly at the direction of the DGES. This process was completed in May 1999.

  In addition, in order for a second-tier license holder to supply a "designated customer" (being a domestic customer or a customer requiring less than 12,000 kWh per year) in the authorized area of a PES, the second-tier license holder must issue a designated supply notice to OFGEM, and have its codes of practice (statements of intent about how the supplier will interact with customers) approved by OFGEM.

  Modification of Licenses.  The DGES is responsible for monitoring compliance
  ------------------------
  with the conditions of licenses and, where necessary, enforcing them through procedures laid down in the Electricity Act. License conditions may be modified, either in accordance with the terms of the relevant licenses or in accordance with the procedures laid down in the Electricity Act.

  Under the Electricity Act, the DGES may modify a license condition with the agreement of the license holders after due notice, public consultation and consideration of any representations or objections. In the absence of agreement, the only means by which the DGES can secure a modification is following a modification reference to the Competition Commission and in the circumstances set out below. A modification reference requires the Competition Commission to investigate and report on whether matters specified in the reference relating to the generation, transmission or supply of electricity in pursuance of a license operate, or may be expected to operate, against the public interest and, if so, whether the adverse public interest effect of those factors could be remedied or prevented by modification of the conditions of the license. In determining whether any particular matter operates, or may be expected to operate, against the public interest, the Competition Commission is to have regard to the matters in relation to which duties are imposed on the Secretary of State and the DGES.

  If there is an adverse finding, the Competition Commission's report will state whether any adverse effects on the public interest could be remedied or prevented by modification of the license conditions. If the Competition Commission so concludes, the DGES must then make such modifications to the license as appear to him requisite for the purpose of remedying or preventing the adverse effects specified in the report, after giving due notice and consideration to any representations and objections. The Secretary of State has the power to veto any modification reference.

  Modifications to license conditions may also be made in consequence of a monopoly or merger reference under the Fair Trading Act 1973 or, until March 2000, a reference under the Competition Act 1980. At that date, the relevant provisions of the Competition Act 1980 was repealed by the Competition Act 1998.

  SPUK's acquisition of Manweb in 1995 and Southern Water in 1996 involved SPUK giving assurances to the Secretary of State to modify Manweb's PES license and SPUK's Composite License (and Southern Water Services' Water Appointment).

  Term and Revocation of Licenses.  SPUK's Composite License continues until
  -------------------------------
  terminated by not less than 25 years' notice given by the Secretary of State on or after March 31, 2000. Manweb's PES license also continues until terminated by not less than 25 years' notice given by the Secretary of State on or after March 31, 2000.

  SPUK's and Manweb's second-tier licenses in relation to second-tier supply in England and Wales continue until terminated by not less than 25 years' notice given by the Secretary of State for Trade and Industry on or after November 19, 2000, and April 1, 2001, respectively. SPUK's second-tier license in relation to what was formerly Scottish Hydro-Electric plc's authorized supply area continues until terminated by not less than 25 years' notice given by the Secretary of State for Trade and Industry on or after March 31, 2000.
  Manweb's second-tier license in relation to Scotland continues until terminated by not less than 25 years' notice given by the Secretary of State for Trade and Industry on or after July 1, 2004.

  Licenses under the Electricity Act may be revoked in certain circumstances specified in the licenses, such as the insolvency of the licensee or the licensee's failure to comply with an enforcement order made by the DGES. In addition, the Secretary of State for Trade and Industry may revoke each of SPUK's generation, transmission and PES licenses if SPUK ceases to carry on the activities authorized by the respective license.

  Principal Conditions of SPUK's Composite License and Manweb's PES License require SPUK and Manweb respectively to prepare and publish separate accounts, including on a current cost accounting basis, for each of SPUK's generation, transmission, distribution and supply businesses (first and second tier and wholesaling business) and Manweb's distribution and supply businesses.

  It is a further license requirement that none of SPUK's nor Manweb's businesses gives any cross-subsidy to, or receives any cross-subsidy from, any of SPUK's or Manweb's other businesses, whether regulated by the Composite License or not.

  A number of Composite License and PES license conditions require SPUK and Manweb, respectively, to be party to certain agreements or codes which affect their operational activities, for example, the Grid Code, which includes provisions governing the technical aspects of connections to, and the operation of, the transmission systems. Each PES licensee must also draw up, implement and comply with a Distribution Code, which interacts with the Grid Code and specifies technical requirements for connection to, and the operation and use of, its distribution system, and Codes of Practice on customer relations, which require the approval of the DGES. There are also Electricity Supply Regulations and certain performance standards determined by the DGES which must be complied with.

  The modifications made upon the acquisition of Manweb were designed to address the fact that, as a result of the acquisition, Manweb became a subsidiary of SPUK. Broadly, the modifications were designed to ring-fence Manweb's regulated businesses (distribution, supply and second-tier supply) from its non-regulated businesses and from SPUK's other businesses, to impose certain information reporting requirements on Manweb and SPUK to assist the DGES in his ability to carry out his regulatory functions and to address the fact that SPUK and Manweb are both electricity companies.

  As a condition for regulatory clearance of SPUK's acquisition of Southern Water, SPUK gave assurances to the Secretary of State that it would not operate any new business which is not regulated under the Electricity Act and whose annual turnover accounts for more than 5% of SPUK's aggregate annual turnover excluding all subsidiaries, other than as subsidiary company; ensure that SPUK had sufficient management and financial resources to fulfill its obligations to enable the introduction of competition in supply for all customers in its authorized area; and agree to appropriate modifications to Southern Water's license.

  SPUK's and Manweb's businesses are subject to a number of price controls which take the form of a maximum price which can be charged (price cap). This price cap restricts the average amount charged for a bundle of services. Since 1995 regulation has tended to restrict price increases to customers to levels below the increase in the retail price index through a formula expressed as RPI-X.

  Future Regulation.  The prices which the group's electricity businesses may
  -----------------
  charge customers in their respective authorized areas are controlled by a formula which is linked to the UK RPI. Reviews of the price controls governing the group's electricity supply activities took effect from April 1, 1998 with a further review from April 1, 2000. Reviews of the price controls governing the group's transmission activities and distribution activities and for the water business will take effect from April 1, 2000.

  Regulation of the UK Water Industry

  Introduction.  The UK Water Industry is principally regulated under the
  ------------
  provisions of WIA 1991 and the Water Resources Act 1991. WIA 1991 consolidates enactments relating to the supply of water and the provision of wastewater services, including WA 1989 and other enactments. WA 1989 provided for the privatization process itself and set up the post-privatization structure and regulation of the industry.

  WIA 1991.  WA 1989 (now WIA 1991) provided for the appointment by the
  --------
  Secretary of State for the Environment of an industry regulator, the DGWS.
  The DGWS holds office for renewable periods of five years and is the head of OFWAT and its staff of administrators, economists and accountants. The current DGWS, Ian Byatt, was appointed as the first DGWS on August 1, 1989 and was subsequently re-appointed for a term that will run from June 30, 1996 to the end of June, 2000.

  The EA regulates discharges by water companies into rivers and coastal waters and the abstraction of water from rivers and ground water; and the Drinking Water Inspectorate regulates the quality of drinking water in accordance with EU standards.

  Under WIA 1991, the DGWS and the Secretary of State for the Environment must exercise or perform their duties in the manner best calculated to secure that the functions of a water undertaker and of a sewerage undertaker are properly carried out as respects every area of England and Wales; and to ensure that companies holding Appointments are able (in particular, by securing reasonable returns on their capital) to finance the proper carrying out of their functions.

  These powers and duties are also to be exercised in a manner best calculated to ensure that the interests of the customer in relation to the fixing and the recovery of charges are protected, and in particular to ensure that the interests of customers and potential customers in rural areas are so protected; that no undue preference is shown; and that there is no undue discrimination in the fixing of those charges.

  The DGWS and the Secretary of State for the Environment are also under a duty to ensure that the interests of customers are protected as respects benefits that could be secured for them by applying a share of the proceeds of any disposals of a WaSC's land in future reviews.

  The DGWS exercises, concurrently with the Director General of Fair Trading, certain functions relating to monopoly situations in the supply of water or the provision of wastewater services under the Fair Trading Act 1973, and certain functions relating to anti-competitive conduct in connection with the supply of water or securing a supply of water or with the provision of, or securing of, wastewater services under the Competition Act 1980. Under the new UK competition legislation (Competition Act 1998), the DGWS will continue to exercise functions concurrently with the Director General of Fair Trading.

  Duties of Water Undertakers.  Under WIA 1991, each water undertaker is under a
  ---------------------------
  general duty to develop and maintain an efficient and economical system of water supply within its license area. It must also ensure that all such arrangements have been made for providing supplies of water to premises in its license area, for making such supplies available to people who demand them and for maintaining, improving and extending its mains and other pipes, as are necessary to enable it to meet its water supply obligations under the Act.

  Duties of Sewerage Undertakers.  Under WIA 1991, each sewerage undertaker is
  ------------------------------
  under a general duty to provide, improve and extend such a system of public sewers and to cleanse and maintain those sewers to ensure that its sewerage region is effectively drained. Sewerage undertakers are required to make provision for the emptying of sewers and whatever further arrangements are necessary from time to time for effectively dealing with the contents of sewers. In addition, discharges from wastewater treatment works must be consented to by the Environment Agency ("EA"); and sewerage undertakers are responsible under WIA 1991 for regulating discharges of industrial effluent into sewers. Contamination of controlled waters by non-complying effluent being discharged by a treatment works may involve the sewerage undertaker in liability, including clean-up costs.

  The Licensing Regime.  Following privatization of the UK water industry in
  --------------------
  1989, each of the water and sewerage undertakers, while maintaining its effective monopoly supply, became regulated through an instrument of Appointment. The Appointment confirms the appointment of the water or sewerage undertaker as supplier in its own area and provides for the monitoring of its performance by the DGWS and the Secretary of State for the Environment.

  Modification of Licenses.  The DGWS is responsible for monitoring compliance
  ------------------------
  with the conditions of Appointments and, where necessary, enforcing them through procedures laid down in WIA 1991. Conditions of the Appointment may be modified, either in accordance with the terms of the relevant licenses or in accordance with the procedures laid down in WIA 1991. Subject to a power of veto by the Secretary of State, the DGWS may modify the conditions in the Appointment with the consent of the licensee. Before making the modifications, the DGWS must publish the proposed modifications as part of a consultation process, giving third parties the opportunity to make representations and objections which the DGWS must consider.

  In the absence of consent, the only means by which the DGWS can secure a modification is following a modification reference to the Competition Commission and in the circumstances set out below. A modification reference requires the Competition Commission to investigate and report on whether matters specified in the reference relating to the carrying out of any function of a company by virtue of its Appointment operate, or may be expected to operate, against the public interest and, if so, whether the adverse public interest effect of those factors could be remedied or prevented by modification of the conditions of the Appointment. In determining whether any particular matter operates, or may be expected to operate, against the public interest, the Competition Commission is to have regard to the matters in relation to which duties are imposed on the Secretary of State for the Trade and Industry and the DGWS.

  If there is an adverse finding, the Competition Commission's report will state whether any adverse effects on the public interest could be remedied or prevented by modification of the license conditions. If the Competition Commission so concludes, the DGWS must then make such modifications to the Appointment as appear to him requisite for the purpose of remedying or preventing the adverse effects specified in the report, after giving due notice and consideration to any representations and objections. The Secretary of State for Trade and Industry has the power to veto any modification by agreement.

  Modifications to license conditions may also be made in consequence of a monopoly or merger reference under the Fair Trading Act 1973 or, until March 2000, a reference under the Competition Act 1980. At that date, the relevant provisions of the Competition Act 1980 was repealed by the Competition Act 1998.

  Southern Water Services' Appointment was modified as a result of assurances given by SPUK as a condition to receiving regulatory clearance for its acquisition of Southern Water in 1996.

  Term and Revocation of Licenses.  Southern Water Services' Appointment
  -------------------------------
  continues until terminated by not less than ten years' notice given to Southern Water Services by the Secretary of State for the Environment, expiring not earlier than 25 years after September 1, 1989, the transfer date. Appointments may also be revoked or transferred to another company in certain circumstances specified in WIA 1991 or in the Appointments, such as the Appointee failing to comply with an enforcement order made by the Secretary of State for the Environment or the DGWS, or the Appointee being unable to pay its debts.

  Principal Conditions of Southern Water Services' Appointment.  The principal
  ------------------------------------------------------------
  regulatory provisions which apply to the regulated activities of Southern Water Services are set out in WIA 1991 and regulations and orders made under it. Other business activities of Southern Water, such an waste management and other environmental services, engineering services and systems technology services, if undertaken, fall outside the direct scope of regulation under WIA 1991. Southern Water Services is an appointed WaSC and holds an Appointment regulated under WIA 1991 to supply water and sewerage services within its authorized area, which regulates its appointed activities. Southern Water Services' Appointment requires Southern Water Services to prepare and publish separate accounts, including on a current cost accounting basis showing separately its appointed business from all other businesses and activities.
  It is a further Appointment requirement that the regulated business neither gives to, nor receives from, any other business or activity of Southern Water Services, any cross-subsidy, whether those businesses are regulated by the Appointment or not.

  Southern Water Services' Appointment was modified following assurances given to the Secretary of State for Trade and Industry by SPUK as a condition to regulatory clearance of its acquisition of Southern Water to address regulatory concerns arising out of the merger, in particular to ensure the management independence of Southern Water Services and strengthen the ring fencing of its finances.

  As a result, the Appointment of Southern Water Services contains an obligation that it must at all times conduct the businesses regulated by its Appointment as if such businesses were substantially Southern Water Services' sole business and Southern Water Services were a separate public listed company.
  In particular, Southern Water Services must ensure that its board of directors is independent of SPUK and includes two non-executive Directors of relevant experience and standing. All Directors must disclose to Southern Water Services and to the DGWS any conflicts with their duties as Directors of Southern Water Services and have regard exclusively to the interests of Southern Water Services as a water and sewage undertaker, in the event of a potential conflict with the interests of other group companies. The DGWS must be informed of any change in the identity and functions of the Directors of Southern Water Services.

  In addition, Southern Water Services must not, without the consent of the DGWS make a loan to or guarantee any liability of any group company, or make any disposal of any asset of the regulated business. The payment of dividends by Southern Water Services should not impair its ability to finance its regulated business. Similarly, any financial support or transfer of assets from Southern Water Services to a group company must not adversely affect the former's ability to carry out its functions.

  In March 1998, Southern Water issued a (Pounds)100 million variable rate bond to help fund capital expenditure. The bond listing provides a form of Stock Exchange listing for the water business, to compensate OFWAT for the loss of comparative information (as a result of the discontinuance of Southern Water's stock exchange listing on the acquisition by SPUK). The bond listing imposes an obligation on Southern Water Services to comply with financial information requirements incumbent on a quoted plc and to maintain an investment grade rating for all its corporate debt.

  As a condition for regulatory clearance of SPUK's acquisition of Southern Water, SPUK gave assurances to the Secretary of State that it would not operate any new business which is not regulated under the Electricity Act and whose annual turnover accounts for more than 5% of SPUK's aggregate annual turnover excluding all subsidiaries, other than as a subsidiary company; ensure that SPUK had sufficient management and financial resources to fulfil its obligations to enable the introduction of competition in supply for all customers in its authorized area; and agree to appropriate modifications to Southern Water's license.

  The Competition Act 1998

  The UK recently enacted legislation, the Competition Act 1998, which introduced in the UK law prohibitions on anti-competitive agreements and the abuse of a dominant position. The Competition Act 1998 replaced the Monopolies and Mergers Commission with a new statutory body to be known as the Competition Commission which became effective April 1, 1999. The Competition Act 1998 also provides the Office of Fair Trading with significant investigative powers and the ability to grant interim measures.

  The Competition Act 1998 grants the DGES and the DGWS concurrent powers with the Director General of Fair Trading in relation to, respectively "commercial activities connected with the generation, transmission, or supply of electricity" and "commercial activities connected with the supply (or securing a supply) of water or of sewerage services".

  Utilities Bill

  The UK Government's proposals to reform and modernize utility regulation are incorporated in the Utilities Bill which was introduced in draft form to Parliament in January 2000 and is targeted to be implemented in final form in July 2000. The bill incorporates a new principal objective for regulators to protect the interest of customers, where appropriate by promoting effective competition, having regard to the need to ensure that license holders are able to finance their functions. The bill will enable distribution and supply to be separately licensed and provide the legal framework to enable new electricity trading arrangements to be implemented in England and Wales. It will also enable the electricity and gas regulators to be merged, the establishment of new independent consumer councils and provide new powers for Government Ministers to provide statutory guidance on social and environmental issues, and set energy efficiency targets and renewables obligations.

  Environmental Regulation

  The SPUK group's businesses are subject to numerous regulatory requirements with respect to the protection of the environment, including environmental laws which regulate the construction, operation and decommissioning of power stations, pursuant to legislation implementing environmental directives adopted by the EU and protocols agreed under the auspices of international bodies such as the United Nations Economic Commission for Europe.

  Electricity Generation, Transmission and Supply.  The Electricity Act
  -----------------------------------------------
  obligates the Secretary of State to take into account the effect of electricity generation, transmission and supply activities upon the physical environment in approving applications for the construction of generating facilities and the location of overhead power lines. This Electricity Act requires the group to take into account the conservation of natural features of beauty and other items of particular interest, when it formulates proposals for development in connection with certain of its activities. The ScottishPower group is required, in terms of the Environmental Impact Assessment Regulations, to carry out an environmental assessment when it intends to lay cables, construct overhead lines or carry out any other development in connection with its licensed activities. The group also prepares formal statements on the "Preservation of Amenity and Fisheries" in line with the requirements of the Electricity Act.

  The Environmental Protection Act of 1990 ("EPA") requires that potentially polluting activities such as the operation of combustion processes (which includes power plant) requires prior authorization. These authorizations dictate the control technologies and techniques to be used to ensure that environmental harm is prevented or minimized. The Act also provides for the licensing of waste management and imposes certain obligations and duties on companies which produce, handle and dispose of waste. Waste generated as a result of the group's electricity activities is managed to ensure compliance with legislation and waste minimization is undertaken where possible.

  Environmental Regulation of Generation Activities.  The EPA is the primary UK
  -------------------------------------------------
  statute governing the environmental regulation of power stations. It introduced a system of Integrated Pollution Control ("IPC") in April 1991 for large scale industrial processes, including power stations. Under the EPA, the authority for enforcing IPC with respect to emissions to atmosphere in England and Wales is the EA, previously Her Majesty's Inspectorate of Pollution, and in Scotland is the Scottish Environment Protection Agency, previously Her Majesty's Industrial Pollution Inspectorate.

  PacifiCorp

  Description of Business

  PacifiCorp is a diversified energy company in the United States and Australia. In the United States, PacifiCorp conducts through divisions in the states of Oregon, Utah, Washington, Idaho, Wyoming, a retail electric utility business under the assumed business names Pacific Power and Utah Power, and engages in power production and sales on a wholesale basis under the name PacifiCorp.
  The assets of the California division are subject to a binding agreement with a third party. PacifiCorp serves approximately 1.4 million retail customers in six western states. PacifiCorp has interests in several thermal-electric generating plants which collectively are nameplate-rated 7,620 megawatts. Additionally, PacifiCorp owns 52 hydroelectric generating plants and has an interest in one additional plant, with an aggregate nameplate rating of 1,069 megawatts. PacifiCorp is also a major participant in Western wholesale electricity markets and is a party to numerous contracts related to wholesale sales of electricity. PacifiCorp owns approximately 15,000 miles of transmission lines in seven western states. PacifiCorp has been authorized by the FERC to sell power at market prices.

                                     [MAP]

  PacifiCorp is also expanding its nonregulated businesses that are engaged in wholesale marketing and aggregating of electricity, plant and fuels management, utilities services and retail energy services. PacifiCorp's power marketing affiliate, PacifiCorp Power Marketing, Inc. ("PPM") has authorization from the FERC to sell power at market prices.

  PacifiCorp Financial Services

  PFS is a holding company with two principal business segments, Financial Services and Tax-Advantages Investments. PFS presently expects to retain only its tax-advantages investments in leveraged lease assets.

  International Operations

     In 1984 PacifiCorp formed PacifiCorp Group Holdings Company ("Holdings") to hold the stock of PacifiCorp's principal subsidiaries and to facilitate the conduct of businesses not regulated as domestic electric utilities. Through its subsidiary PacifiCorp International Group Holdings Company ("PIGHC"), Holdings is engaged in the acquisition or development of electrical power projects or systems internationally. PIGHC owns 100% of Powercor, the largest of the five electric distribution companies ("DB") in Victoria, Australia, and a 19.9% interest in the 1,600 megwatt ("MW"), brown coal-fired thermal Hazelwood power station and adjacent brown coal mine in Victoria. PacifiCorp's strategic business plan is to strengthen the scope and competitive position of its electric utility operations and to develop and expand its nonregulated, energy-related activities, including its energy marketing and trading businesses.

     Powercor's principal businesses are to sell electricity to franchise and contestable customers inside and outside its franchise area and to provide electricity distribution services to customers within its regulated network distribution service area. Franchise customers are those customers that cannot yet choose an electricity supplier, while contestable customers have the opportunity to choose suppliers. Powercor purchases all of its electricity supply from a state generation pool. ScottishPower is currently exploring the possible sale of PacifiCorp's Australian operations.

  Victoria is currently divided between franchise and contestable customers. Customers with annual consumption of more than 160 MW are now contestable and the remaining customers will become contestable over the next few years depending on their energy demand load, with substantially all residential customers remaining franchise customers until 2001. If a Powercor customer chooses a different retailer, Powercor will continue to receive network distribution revenues associated with that customer. Powercor was granted licenses to sell electricity to customers in the States of Queensland and Australian Capital Territory in early 1998.

  Approximately 61% of the employees of PacifiCorp and its mining affiliates are covered by union contracts, principally with the International Brotherhood of Electrical Workers, the Utility Workers Union of America and the United Mine Workers of America. Approximately 74% of Powercor's employees in Australia are represented by various unions, including the Australia Services Union and the Electrical Trades Union. In PacifiCorp's judgment, employee relations are satisfactory.

  PacifiCorp and its subsidiaries had 10,087 employees on December 31, 1998. Of these employees, 8,732 were employed by PacifiCorp and its mining affiliates, 1,122 were employed by Powercor and 233 were employed by PPM, PFS and other subsidiaries

  Regulation

  PacifiCorp is subject to the jurisdiction of public utility regulatory authorities of each of the states in which it conducts retail electric operations as to prices, services, accounting, issuance of securities and other matters. Currently, those states include Oregon, Washington, Idaho, Utah, California and Wyoming. PacifiCorp is a "licensee" and a "public utility" as those terms are used in the Federal Power Act and is, therefore, subject to regulation by the FERC as to accounting policies and practices, certain prices and other matters. Most of PacifiCorp's hydroelectric plants are licensed as major projects under the Federal Power Act and certain of these projects are licensed under the Oregon Hydroelectric Act.

  Prices charged to retail customers are subject to regulation in each of the states PacifiCorp serves. Interstate sales of electricity at wholesale prices and interstate wheeling rates are regulated by the FERC. Commissioners are appointed by the individual state's governor for varying terms.

  Until the Victorian market becomes more open to competition and additional customers can choose their energy supplier, Powercor and the other DBs will continue to maintain a monopoly on their individual network areas. These businesses derive much of their revenue from the network fee that is paid for the use of the distribution system.

  Regulation of the Victorian electricity industry is the responsibility of the Office of the Regulator General ("ORG"), an independent regulatory body. The structure of prices within the Victorian electricity industry reflects the establishment of maximum uniform tariffs that apply to noncontestable customers and some contestable customers. Under applicable regulations, Powercor is required to supply electricity to noncontestable customers at prices that are no greater than the prices specified under the applicable tariffs. The prices specified in the tariffs are all inclusive, including grid charges and energy costs. In general, annual movements in the tariffs for noncontestable customers are based on the consumer price index, a measure of price inflation.

  Network tariffs include recovery of distribution use-of-system costs, use-of-transmission-system fees and connection charges. Network tariffs are intended to cover the cost of providing, operating and maintaining the distribution network, except to the extent relevant costs are recoverable through connection charges or other excluded services, and the charges levied for connection to and use of the transmission systems.

  The first major review of the regulatory arrangements and respective transmission and distribution network charges will be carried out by the ORG, with any changes to apply from January 1, 2001. Any subsequent price control arrangements are required to be in effect for not less than five years. The outcome of the year 2000 regulatory review is uncertain at this time.

  Additional information regarding the general character of the business of ScottishPower and its principal utility PacifiCorp and its direct subsidiaries are set forth in the following attached documents, the applicable portions of which are hereby incorporated by reference: Item 1 of the ScottishPower 1999 Annual Report filed on Form 20-F, ScottishPower's F-4 and Item 1 of the PacifiCorp 1998 Form 10-K.

  The following tables summarize the statistics relating to sales, purchases, operating revenues, and customers for PacifiCorp and its subsidiaries during the past five years.

                                   PACIFICORP
                            AND SUBSIDIARY COMPANIES
                              STATISTICAL SUMMARY


                                                                                For the Calendar Year Ended December 31,
                                                                ------------------------------------------------------------------
                                                                      1998          1997         1996        1995         1994
----------------------------------------------------------------------------------------------------------------------------------
Domestic retail customers (in thousands)
    Residential                                                          1,255         1,228       1,194        1,167        1,147
    Commercial                                                             174           170         167          160          158
    Industrial                                                              36            36          37           35           34
    Other                                                                    5             4           4            4            3
                                                                ------------------------------------------------------------------
    Total                                                                1,470         1,438       1,402        1,366        1,342
                                                                ------------------------------------------------------------------
Australia total customers (in thousands)                                   565           555         547          540            -
                                                                ------------------------------------------------------------------
Domestic electric energy sales -  in millions of kWh
    Residential                                                         12,969        12,902      12,819       12,030       12,127
    Commercial                                                          12,299        11,868      11,497       10,797       10,645
    Industrial                                                          20,966        20,674      20,332       19,748       20,306
    Other                                                                  651           705         640          592          623
                                                                ------------------------------------------------------------------
       Retail sales                                                     46,885        46,149      45,288       43,167       43,701
    Wholesale sales and market trading                                  94,077        59,143      29,665       16,376       15,625
                                                                ------------------------------------------------------------------
    Total                                                              140,962       105,292      74,953       59,543       59,326
                                                                ------------------------------------------------------------------
Australian energy sales - in millions of kWh                            11,888        11,044       8,310          362            -
                                                                ------------------------------------------------------------------
Domestic kWh output (millions):
Generated (net)                                                         57,306        54,626      53,792       52,698       54,928
Purchased                                                               39,775        55,117      25,670       11,204        9,446
                                                                ------------------------------------------------------------------
Total                                                                   97,081       109,743      79,462       63,902       64,374
                                                                ------------------------------------------------------------------
Australia purchased                                                     13,084        11,994       9,145        4,160            -
                                                                ------------------------------------------------------------------
Domestic revenues (in millions of dollars)
    Residential                                                       $  806.6      $  814.0    $  801.4     $  739.7     $  746.0
    Commercial                                                           653.5         640.9       623.3        576.9        571.7
    Industrial                                                           705.5         709.9       719.3        708.8        742.3
    Other                                                                 30.2          31.7        32.5         29.7         30.7
                                                                ------------------------------------------------------------------
                 Retail sales                                          2,195.8       2,196.5     2,176.5      2,055.1      2,090.7
    Wholesale sales and market trading                                 2,583.6       1,428.0       738.8        520.0        532.7
    Other                                                                 65.7          82.4        76.5         71.0         62.8
                                                                ------------------------------------------------------------------
    Total                                                              4,845.1       3,706.9     2,991.8      2,646.1      2,686.2
                                                                ------------------------------------------------------------------
Australian revenues (in millions of dollars)                             614.5         716.2       658.8         25.9            -
                                                                ------------------------------------------------------------------

(b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

     To the best knowledge of ScottishPower's management, there has been none.


                                    PROPERTY

6. Describe briefly the general character and location of the principal plants, properties and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties.
If any principal plant or important unit is not held in fee, so state and describe how held.

                                 UNITED STATES


As previously stated, PacifiCorp owns 52 hydroelectric generating plants and has an interest in one additional plant, with an aggregate nameplate rating of 1,069 MW and plant net capability of 1,126 MW. It also owns or has interests in 15 thermal-electric generating plants with an aggregate nameplate rating of 7,573 MW and plant net capability of 7,039 MW. PacifiCorp also owns one gas turbine generating plant and has interests in one combined-cycle and one wind power generating plant with an aggregate nameplate rating of 359 MW and plant net capability of 281 MW. The following table summarizes PacifiCorp's existing generating facilities:


                                                                                      Installation  Nameplate    Plant Net
                                                   Location          Energy Source       Dates        Rating    Capability
                                                                                                       (MW)        (MW)
                                                   ---------        ---------         ------------  ----------  -----------
HYDROELECTRIC PLANTS
 Swift                                       Cougar, Washington     Lewis River               1958      240.0        263.0
  Merwin                                     Ariel, Washington      Lewis River          1931-1958      136.0        142.0
  Yale                                       Amboy, Washington      Lewis River               1953      134.0        134.0
  Five North Umpqua Plants                   Toketee Falls, Oregon  N. Umpqua River      1950-1956      133.5        138.0
  John C. Boyle                              Keno, Oregon           Klamath River             1958       80.0         90.0
  Copco Nos. 1 and 2 Plants                  Hornbrook, California  Klamath River        1918-1925       47.0         54.5
  Clearwater Nos. 1 and 2 Plants             Toketee Falls, Oregon  Clearwater River          1953       41.0         41.0
  Grace                                      Grace, Idaho           Bear River           1914-1923       33.0         33.0
  Prospect No. 2                             Prospect, Oregon       Rogue River               1928       32.0         36.0
  Cutler                                     Collinston, Utah       Bear River                1927       30.0         29.1
  Oneida                                     Preston, Idaho         Bear River           1915-1920       30.0         28.0
  Iron Gate                                  Hornbrook, California  Klamath River             1962       18.0         20.0
  Soda                                       Soda Springs, Idaho    Bear River                1924       14.0         14.0
  Fish Creek                                 Toketee Falls, Oregon  Fish Creek                1952       11.0         12.0
  33 Minor Hydroelectric Plants              Various                Various              1896-1990       89.3*        90.9*
                                                                                                      -------      -------
    Subtotal (53 Hydroelectric Plants)                                                                1,068.8      1,125.5

THERMAL ELECTRIC PLANTS
  Jim Bridger                                Rock Springs, Wyoming  Coal-Fired           1974-1979    1,529.5*     1,406.7*
  Huntington                                 Huntington, Utah       Coal-Fired           1974-1977      996.0        895.0
  Dave Johnston                              Glenrock, Wyoming      Coal-Fired           1959-1972      816.7        772.0
  Naughton                                   Kemmerer, Wyoming      Coal-Fired           1963-1971      707.2        700.0
  Centralia                                  Centralia, Washington  Coal-Fired                1972      693.5*       636.5*
  Hunter 1 and 2                             Castle Dale, Utah      Coal-Fired           1978-1980      703.5*       648.4*
  Hunter 3                                   Castle Dale, Utah      Coal-Fired                1983      495.6        460.0
  Cholla Unit 4                              Joseph City, Arizona   Coal-Fired                1981      414.0        380.0

  Wyodak                                     Gillette, Wyoming      Coal-Fired                1978      289.7*       268.0*
  Gadsby                                     Salt Lake City, Utah   Gas-Fired            1951-1955      251.6        235.0
  Carbon                                     Castle Gate, Utah      Coal-Fired           1954-1957      188.6        175.0
  Craig 1 and 2                              Craig, Colorado        Coal-Fired           1979-1980      172.1*       165.0*
  Colstrip 3 and 4                           Colstrip, Montana      Coal-Fired           1984-1986      155.6*       144.0*
  Hayden 1 and 2                             Hayden, Colorado       Coal-Fired           1965-1976       81.3*        78.0*
  Blundell                                   Milford, Utah          Geothermal                1984       26.1         23.0
  James River                                Camas, Washington      Black Liquor              1996       52.2         52.0
                                                                                                      -------      -------
    Subtotal (15 Thermal Electric Plants)                                                             7,573.2      7,038.6
                                                                                                      -------      -------
OTHER PLANTS
  Little Mountain                            Ogden, Utah            Gas Turbine               1971       16.0         14.0
  Hermiston                                  Hermiston, Oregon      Combined Cycle            1996      310.6*       234.0*
  Foote Creek                                Arlington, Wyoming     Wind Turbines             1998       32.6         32.6*
                                                                                                      -------      -------
    Subtotal (3 Other Plants)                                                                           359.2        280.6
                                                                                                      -------      -------

    Total Hydro, Thermal and Other Generating Facilities (71)                                         9,001.2      8,444.7
                                                                                                      -------      -------

-----------
*    Jointly owned plants; amount shown represents PacifiCorp's share only.

NOTE: Hydroelectric project locations are stated by locality and river watershed.

Section 11 of the 1935 Act, directs the Commission:

to require . . . that each registered holding company, and each subsidiary company, thereof, take such action as the Commission shall find necessary to limit the operations of the holding-company system of which such company is a part to a single integrated public utility system, and to such other businesses as are reasonably incidental, or economically necessary or appropriate to the operations of such integrated public utility system . . . The Commission may permit as reasonably incidental, or economically necessary or appropriate to the operations of one or more integrated public utility systems the retention of an interest in any business (other than the business of a public utility company as such) which the Commission shall find necessary or appropriate in the public interest or for the protection of investors or consumers and not detrimental to the proper functioning of such system or systems.

The existing PacifiCorp electric utility system is, and will continue to be, an integrated electric utility system. Section 2(a)(29)(A) of the 1935 Act defines an integrated public utility system with respect to electric utility companies as:

a system consisting of one or more units of generating plants and/or transmission lines and/or distribution facilities, whose utility assets, whether owned by one or more electric utility companies, are physically interconnected or capable of interconnection and which under normal circumstances may be economically operated as a single interconnected and coordinated system confined in its operations to a single area or region, in one or more states, not so large as to impair (considering the state of the art and area or region affected) the advantages of localized management, efficient operation, and the effectiveness of regulation.

The SEC has read the definition to establish four standards that must be met in order for the SEC to find that an integrated public utility system exists:

(1) the utility assets of the system are physically interconnected or capable of physical interconnection;

(2) the utility assets, under normal conditions, may be economically operated as a single interconnected and coordinated system;

(3)  the system must be confined in its operations to a single area or region;
     and

(4) the system must not be so large as to impair (considering the state of the art and the area or region affected) the advantages of localized management, efficient operation and the effectiveness of regulation.

Environmental Action, Inc. v. Securities and Exchange Commission, 895 F.2d 1255,
----------------------------------------------------------------
1263 (9th Cir. 1990), (citing Electric Energy, Inc., 38 S.E.C. 658, 668 (1958)).
                              ---------------------

The first requirement that the assets of PacifiCorp be "physically interconnected or capable of interconnection" is satisfied because PacifiCorp operates through divisions in contiguous states (as noted below, a binding agreement to sell the California assets to a third party has been executed) and its generating facilities are interconnected through its own transmission lines or by contract through the lines of others.

PacifiCorp owns approximately 14923 miles of transmission and distribution lines ranging from 46 kv to 500 kv. PacifiCorp's Oregon utility assets are directly interconnected to the Washington utility assets by means of an owned 115 kv lines that run from PacifiCorp hydro generation on the Lewis River in Washington (Merwin Substation) to the Portland area loads in Oregon. In addition, PacifiCorp has firm contracts with the Bonneville Power Administration to provide transmission service where cost effective, between PacifiCorp substations and transmission within and between the States of Oregon and Washington (over 50 interconnections). The Oregon and Washington utility assets interconnect with northern Idaho by means of PacifiCorp owned 230 kv transmission that runs from the Walla Walla, Washington substation to the Enterprise, Oregon substation and from Enterprise to the Hells Canyon, Idaho substation by way of a contract path with the Idaho Power Company. The Oregon utility assets are also interconnected to southern Idaho by means of owned 500 kv transmission that runs from the southern Oregon and Medford areas in Oregon to the Twin Falls area (Midpoint) substation in Idaho. PacifiCorp also has a firm contract with Idaho Power Company that interconnects its western substations ("Western Control Area") with it's utility assets located in Wyoming and Utah ("Eastern Control Area"). The contract path in southern Idaho interconnects the Midpoint and Borah substations. The Idaho utility assets are subsequently interconnected from the Borah and Kinport substations to the Bridger substation in Wyoming and the Ben Lomond substation in Utah. The entire PacifiCorp backbone system including both Control Areas is controlled from the System Power Control Center ("SPCC") in Portland, Oregon and operated as an integrated system. PacifiCorp operates the integrated system in accordance with operating criteria established by the Western System Coordinating Council ("WSCC").

The Utah and Wyoming back-bone transmission systems are owned and operated by PacifiCorp. Utah and Wyoming generation is used to serve loads both in PacifiCorp's Eastern and Western

Control Areas. Additionally, excess generation during off peak hours from Utah and Wyoming thermal generation is transmitted to the Western Control Area and stored in the western hydro system for load shaping and use on peak in both Control Areas. PacifiCorp's Eastern and Western Control Areas are connected by both PacifiCorp transmission and firm transmission service contracts through Idaho. PacifiCorp and Idaho Power jointly developed and own the Jim Bridger Power Plant in SW Wyoming and it's 345 kv transmission system in Wyoming and Idaho. This transmission system comprises the major portion of the connection of PacifiCorp's Eastern and Western Control Areas.

The SEC has acknowledged that a utility system can be interconnected by means of contractual rights to use the lines of a third party. See Northeast Utilities,
                                                       --- -------------------
Holding Co. Act Release No. 25273 (March 15, 1986); and Centerior Energy Corp.,
                                                        ---------------------
Holding Co. Act Release No. 24073 (April 29, 1986). The SEC has also recognized that a finding that wheeling and other forms of sharing power through reliability councils and proposed transmission groups appears to be logical extension of prior SEC holdings regarding "interconnection" under Section 2(a) 29(A) of the Act. 1995 Report at 71.

PacifiCorp also satisfies the second of the SEC's requirements, that utility assets, under normal conditions, may be "economically operated as a single interconnected and coordinated system."/1/ The SEC has interpreted this language to refer, among other things, to the physical operation of utility assets as a system in which the generation and/or flow of current within the system may be centrally controlled and allocated as need or economy directs./2/

The SPCC monitors the flow of electricity through the grid and controls PacifiCorp's generators throughout the region to efficiently and effectively meet the demand for power. SPCC is manned by highly experienced system dispatchers who give direction to field personnel and operators in offices and power plants within PacifiCorp's territory and who further coordinate with other dispatchers in neighboring utilities to maintain the health of the interconnected power system in the eleven states and two Canadian provinces which make up the WSCC.

The PacifiCorp staff centrally forecasts, schedules and coordinates the operation of generating units, bilateral transactions, and the spot energy market to meet load requirements. To maintain a reliable and secure electric system, PacifiCorp monitors, evaluates and coordinates the operation of over 3,000 miles of high-voltage transmission lines. Operations are closely coordinated with neighboring control areas, and information is exchanged to enable real-time

-----------------------------
/1/ See Cities Services Co., 14 SEC at 55 (1944)(Congress intended that the
    --- ------------------
utility properties be so connected and operated that there is coordination among all parts, and that those parts bear an integral operating relationship to each other).

/2/ North American Co., 11 SEC 194, 242 (1942) aff'd, 133 F.2d 148 (2d Cir.
    -----------------                          -----
1943), aff'd on constitutional issues, 327 U.S. 686 (1946) (evidence is
       ------------------------------
necessary to show that in fact isolated territories are or can be so operated in conjunction with the remainder of the system that central control is available for the routing of power within the system).

security assessments of the transmission grid. The PacifiCorp staff coordinates the planning of generation to meet combined peak loads of the control area. They coordinate planning of the interconnected bulk power transmission system to deliver energy reliably and economically to customers. Both these operating and planning functions are performed in conjunction with the WSCC.

The SEC's third requirement is also satisfied. The PacifiCorp electric system operates in a single area or region. The PacifiCorp system operates in contiguous states which are part of the Pacific Northwest and Intermountain West regions of the Western Interconnected Electrical AC System of North America.
The Western Interconnected AC Electrical System operates electrically separate from the rest of the United States (weakly connected to the Eastern Interconnection and Texas by small HVDC connections), and as one of the 10 Reliability Councils of the North America Electrical Reliability Council. As such it is part of the WSCC which governs coordinated operation and planning for bulk electric reliability in the Western Interconnection .

It should be noted that in the Division of Investment Management Report on the
                               -----------------------------------------------
Regulation of Public-Utility Holding Companies ("1995 Report"), the Division has
----------------------------------------------
stated that the evaluation of the "single area or region" portion of the integration requirement "should be made . . . in light of the effect of technological advances on the ability to transmit electric energy economically over longer distance, and other developments in the industry, such as brokers and marketers, that affect the concept of geographic integration."/3/ The 1995 Report also recommends primacy be given to "demonstrated economies and efficiencies to satisfy the integration requirements."/4/

Finally, with respect to the SEC's fourth requirement, the PacifiCorp electric system will not be so large as to impair the advantages of localized management, efficient operations, and the effectiveness of regulation. PacifiCorp will maintain system headquarters in Portland, Oregon. This structure will preserve all the benefits of localized management PacifiCorp presently enjoys while simultaneously allowing for the economies that will derive from their strategic alliance with ScottishPower. Furthermore, as described earlier, the system will facilitate efficient operation. Additionally, the PacifiCorp electric system will not impair the effectiveness of state regulation. PacifiCorp will continue its separate corporate existence as before the merger and its utility operations will remain subject to the same regulatory authorities by which they are presently regulated.

Substantially all generating facilities and reservoirs located within the Pacific Northwest region are managed on a coordinated basis to obtain maximum load carrying capability and efficiency. Portions of the PacifiCorp's transmission and distribution systems are located, by franchise or permit, upon public lands, roads and streets and, by easement or license, upon the lands of other third parties. Substantially all of PacifiCorp's electric utility plants are subject to the lien of PacifiCorp's Mortgage and Deed of Trust.

----------------------------

/3/ 1995 Report at 72-74.

/4/ 1995 Report at 73.

The following table describes PacifiCorp's recoverable coal reserves as of December 31, 1999. All coal reserves are dedicated to nearby Company operated generating plants. Recoverability by surface mining methods typically ranges between 90% and 95%. Recoverability by underground mining techniques ranges from 50% to 70%. PacifiCorp considers that the respective coal reserves assigned to the Centralia, Craig, Huntington, Hunter and Jim Bridger plants, together with coal available under both long-term and short-term contracts with external suppliers, will be sufficient to provide these plants with fuel that meets the Clean Air Act standards effective in 1999, for their current economically useful lives. The sulfur content of the coal reserves ranges from 0.43% to 0.84% and the British Thermal Units value per pound of the reserves ranges from 7,600 to 11,400. Coal reserve estimates are subject to adjustment as a result of the development of additional data, new mining technology and changes in regulation and economic factors affecting the utilization of such reserves.

------------------------------------------------------------------------------------------------------------------------
Location                  Plant Served                Recoverable Tons         PacifiCorp. Mining company(s) (5)
------------------------------------------------------------------------------------------------------------------------
Centralia, Washington     Centralia                   37(1)                    Centralia Mining Company
------------------------------------------------------------------------------------------------------------------------
Craig, Colorado           Craig                       51(2)                    (2)
------------------------------------------------------------------------------------------------------------------------
Emery County, Utah        Huntington and Hunter       84(1)(3)                 Energy West Mining Company
------------------------------------------------------------------------------------------------------------------------
Rock Springs, Wyoming     Jim Bridger                 114(4)                   Bridger Coal Company
------------------------------------------------------------------------------------------------------------------------


(1)  These coal reserves are mined by subsidiaries of PacifiCorp.
(2) These coal reserves are leased and mined by Trapper Mining, Inc., a Delaware nonstock corporation operated on a cooperative basis, in which the PacifiCorp has an ownership interest of approximately 20%.
(3)  These coal reserves are in underground mines.
(4) These coal reserves are leased and mined by Bridger Coal Company, a joint venture between Pacific Minerals, Inc., a subsidiary of PacifiCorp, and a subsidiary of Idaho Power Company. Pacific Minerals, Inc. has a two-thirds interest in the joint venture.
(5) Wholly owned PacifiCorp mining entities operate exclusively for wholly owned PacifiCorp plants. The PacifiCorp mining entity sells coal to the plants at cost, which is a price usually similar to market.

Most of PacifiCorp's coal reserves are held pursuant to leases from the federal government through the Bureau of Land Management and from certain states and private parties. The leases generally have multi-year terms that may be renewed or extended and require payment of rentals and royalties. In addition, federal and state regulations require that comprehensive environmental protection and reclamation standards be met during the course of mining operations and upon completion of mining activities. In 1999, PacifiCorp expended $8.5 million of reclamation costs and accrued $4.3 million of estimated final mining reclamation costs. Final mine reclamation funds have been established with respect to certain of the PacifiCorp's mining properties. At December 31, 1999, PacifiCorp's pro rata portion of these reclamation funds totaled $62 million and PacifiCorp had an accrued reclamation liability of $164 million at December 31, 1999.

In 1998, PacifiCorp announced its intent to sell its California electric distribution assets ("California Assets"). This action was in response to the continued decline in earnings on the assets and the changes in the legislative and regulatory environments in California. On April 9, 1999, prior to its merger with ScottishPower, PacifiCorp entered into a letter of intent with Nor-Cal Electric Authority ("Nor-Cal") for the sale of the assets to Nor-Cal for approximately $178 million. PacifiCorp expects to realize a gain on the sale, in that the purchase price is in excess of the book value for the California Assets. A definitive agreement was signed on July 15, 1999. On August 16, 1999, PacifiCorp filed an application with the California Public Utility Commission and subsequently filed an application with the FERC requesting approval of the sale. This premerger transaction is expected to be finalized in the second quarter of 2000.

On May 10, 1999, the utility partners who own the 1,340 MW coal-fired Centralia Power Plant in Washington ("Facility") announced their intention to sell the plant and the adjacent coal mine owned by PacifiCorp to TECWA Power, Inc ("Power") for approximately $554 million. PacifiCorp operates the plant and owns a 47.5% share interest. As a condition of the sale Power has committed to obtain EWG status for the Facility. PacifiCorp expects to realize a gain on the sale, but the amount has not been determined. This premerger transaction is expected to be completed by the second quarter of 2000.

                                 INTERNATIONAL


Powercor's electrical distribution network, located in Victoria, Australia, comprises: (1) 66 kilovolts ("kV") and 22 kV subtransmission lines and underground subtransmission cables that transport wholesale energy from 11 terminal stations owned by GPU, Inc. and controlled, under lease, by the Victoria Power Exchange; (2) 50 zone substations that transform electricity to lower voltages (22 kV and below) and then distribute the energy through the distribution network; and (3) 22 kV, 11 kV and 6.6 kV distribution lines, including distribution substations that transform electricity to low voltages (415 volts and below) suitable for connection to the majority of the customers. In addition, Powercor leases its principal executive offices at 40 Market St, Melbourne in Victoria under a four-year lease with an option to renew for another eight years.

The Hazelwood Plant has four stages, each with two 200 MW boiler and turbo generator units, and was constructed progressively between November 1964 and August 1971. The plant has eight units, seven of which were in service at December 31, 1998. Unit 3 was out of service from September 26, 1998 through January 5, 1999 to enable precipitator replacements. The Hazelwood Mine has between 400 million and 450 million recoverable tons of brown coal, which is expected to provide the Hazelwood Plant with sufficient quantities of coal for the 40 years of anticipated plant operation.

SPUK's properties consist of generating stations, transmission and distribution facilities, water supply and wastewater treatment facilities, telecommunication facilities, retail facilities and certain nonoperational properties in which the group holds freehold or leasehold interests. SPUK believes that substantially all of its facilities are in a condition adequate for their purpose and utilization according to the individual nature and requirements of relevant operations. The group has a continuing program of improvements and maintenance of properties when considered appropriate to meet the needs of the individual operations. In connection with any of SPUK's properties that are held under lease, the group believes that it will be able to negotiate lease renewals on satisfactory terms or relocate the relevant facilities without such relocation having a material adverse impact on the group or its operations.

SPUK owns eight power stations in Scotland, six of which are operational with a total net output capacity of 4,035 MW, and one in England. SPUK also owns three windfarms in Northern Ireland, one in Scotland and one in the Republic of Ireland. In addition, the company has joint venture interests in three windfarms, two of which are in England and one in Wales. All generation plants are owned by SPUK and/ its subsidiaries, with the exception of the Methil power station, which is held on a ground lease which expires in 2012 and the windfarms which are generally held on ground leases of at least 25 years duration.

As of March 31, 1999, SPUK's transmission facilities included approximately 4,000 circuit kms of overhead lines and 240 circuit kms of underground cable operated at 400 kV, 275 kV and 132 kV.

In addition, as of March 31, 1999, SPUK's distribution facilities included approximately 24,000 circuit kms of overhead lines and 40,000 circuit kms of underground cable operated at 33 kV, 11 kV, and 0.4/0.23 kV in Scotland and approximately 20,000km of overhead lines and 23,000km of underground cable operating at 132 kV, 25 kV, 11 kV, 6.6kV, 6.3 kV, and 0.4/0.23 kV in England and Wales. The SPUK group holds either permanent rights or wayleaves which entitles it to run these lines and cables through private land. Wayleaves are usually terminable by either the landowner or the group upon six or twelve months' notice. The group has statutory rights to seek the compulsory retention of a wayleave if termination is sought by the landowner. The group owns the land for in excess of 95% of the transmission substation sites. Approximately 64% of the distribution substation sites are owned by the group with the remainder being secured by wayleave lease or local agreement. Approximately 25% of the leases securing substation sites expire within five years.

Southern Water has freehold and leasehold interest covering a total of approximately 10,000 acres of land. Of such land, an aggregate of approximately 9,800 acres are specialized properties, consisting chiefly of the raw water storage reservoirs with surrounding land, water and wastewater treatment works and pumping stations listed below. Approximately 95% of the above-ground water supply and wastewater assets are on land in Southern Water's freehold ownership including the assets listed below, with the remainder being located on land subject to long-leasehold.

                         Table - Storage Reservoirs

Description              Location        Approximate           Acreage
-----------              --------        -----------           -------
                                          Capacity (MI)
                                          -------------
Bewl Water               Kent                   31,000              1,200

Darwell                  Sussex                  4,730                913

Powdermill               Sussex                  1,060              1,171

Weir Wood                Sussex                  5,600                403


                        Table - Water Treatment Works

Description               Equivalent    Population Served      Approximate
-----------               ---------     ------------------     -----------
                           Location                              Acreage
                           --------                              -------

Beauport                 Sussex               27.0                     4

Burham                   Kent                 48.8                    61

Eastling                 Kent                 48.0                     2

Easton                   Hampshire            27.3                    25

Hardham                  Sussex               75.0                    35

Otterbourne              Hampshire           102.5                   367

Sutton                   Kent                  4.4           Less than 1

Testwood                 Hampshire            90.0                   152

Twyford                  Hampshire            23.0                   183

Weir Wood                Sussex               21.8                    70

Wingham                  Kent                 20.0                     5


                        Table - Water Treatment Works

Description               Equivalent    Population Served      Approximate
-----------               ---------     ------------------     -----------
                           Location                              Acreage
                           --------                              -------

Ashford                   Kent             109,800                    90

Aylesford                 Kent             133,200                    40

Brighton                  Sussex           268,200                     5

Budds Farm                Hampshire        173,800                    52

Canterbury                Kent             113,300                    22

Chickenhall E.            Hampshire        102,000                    25

Eastbourne                Sussex           121,800                     5

Eastney                   Hampshire        235,900                     4

Millbrook                 Hampshire        138,400                    17

Motney Hill               Kent             286,900                   200

Peel Common               Hampshire        250,900                    77

Worthing East             Sussex           136,900                    15

The majority of Thus' telecommunication network switching and transmission equipment is located in four main operational sites in Glasgow, London, Edinburgh, and Warrington. Additional telecommunication network equipment is housed in equipment rooms under the control of the SPUK group.

As of March 31, 1999, SPUK and/or its subsidiaries operated 183 retail outlets, 24 of which are owned by the group and 159 are leased. The outlets are located both on the main street of major metropolitan areas and in out of town superstores. The group also leases two large retail distribution depots, one at Castleford in England consisting of approximately 8,000 square meters; and another facility of approximately 12,600 square meters at Mossend near Glasgow. The properties are generally held on leases of 20 to 25 years.

In addition to the properties described above, as of March 31, 1999, the group utilized a number of nonoperational properties comprised primarily of offices, depots, warehouses and workshops. Approximately 50% of these properties are owned by SPUK and/or its subsidiaries with the remainder being leased. The most significant of these non-operational properties are Cathcart Business Park, Glasgow (which is the main office for the electricity businesses in Scotland), the corporate office located at Atlantic Quay, Glasgow, the Manweb head office at Manweb House, Chester Business Park and the Southern Water head office at Worthing.

                            INTERSTATE TRANSACTIONS

7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:


Total Annual Sales                                    Electric Energy  Gas
PacifiCorp                                                  kwh        mcf
Interstate Transactions:
--------------------------------------------------------------------------------
         Name of State                                    Oregon
Delivered out of State .........................        2,522,301,000
Received from out of State .....................       12,501,830,000  N/A
--------------------------------------------------------------------------------
         Name of State                                   Washington
Delivered out of State .........................        5,040,735,000
Received from out of State .....................        1,052,064,000  N/A
--------------------------------------------------------------------------------
         Name of State                                     Idaho
Delivered out of State .........................        1,184,249,000
Received from out of State .....................        4,628,042,000  N/A
--------------------------------------------------------------------------------
         Name of State                                    Montana
Delivered out of State .........................        1,145,951,000
Received from out of State .....................          650,600,000  N/A
--------------------------------------------------------------------------------
         Name of State                                    Wyoming
Delivered out of State .........................       15,193,243,000
Received from out of State .....................        3,901,488,000  N/A
--------------------------------------------------------------------------------
         Name of State                                   California
Delivered out of State .........................          391,499,000
Received from out of State .....................          793,614,000  N/A
--------------------------------------------------------------------------------
         Name of State                                     Utah
Delivered out of State .........................          510,925,000
Received from out of State .....................        6,624,966,000  N/A
--------------------------------------------------------------------------------
         Name of State                                     Arizona
Delivered out of State .........................        2,363,942,000
Received from out of State .....................                       N/A
--------------------------------------------------------------------------------
         Name of State                                    Colorado
Delivered out of State .........................        1,799,759,000
Received from out of State .....................                       N/A
--------------------------------------------------------------------------------

                             SECURITIES OUTSTANDING

8(a). Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:

                                  FUNDED DEBT
                            As of November 29, 1999

Col. A                      Col. B                                                          Col. C         Col. D        Cols. E-I
------                      ------                                                          ------         ------        ---------
                                                                                            Amount         Amount         Omitted
                                                                                          Authorized     Issued Less     with Staff
Obligor                     Title of Issue                                                  ($000s)        Retired       Permission
-------------------------   -----------------------------------------------------------   ------------   ------------   -----------
PacifiCorp                  5.65% Series due November 1, 2006                               $200,000       $200,000

PacifiCorp                  6.75% Series due April 1, 2005                                  $150,000       $150,000

PacifiCorp                  Secured Medium-Term Notes Series A                              $250,000       $  5,000

PacifiCorp                  Secured Medium-Term Notes Series B                              $200,000       $ 84,500

PacifiCorp                  Secured Medium-Term Notes Series C                              $300,000       $162,244

PacifiCorp                  Secured Medium-Term Notes Series D                              $250,000       $ 83,500

PacifiCorp                  Secured Medium-Term Notes Series E                              $500,000       $413,000

PacifiCorp                  Secured Medium-Term Notes Series F                              $480,000       $378,000

PacifiCorp                  Secured Medium-Term Notes Series G                              $300,000       $300,000

PacifiCorp                  Secured Medium-Term Notes Series H                              $500,000       $500,000

PacifiCorp                  8.271% C-U Series (First Mortgage Bonds)                        $ 48,972       $ 36,265

PacifiCorp                  7.978% C-U Series (First Mortgage Bonds)                        $  4,422       $  3,340

PacifiCorp                  8.493% C-U Series (First Mortgage Bonds)                        $ 19,772       $ 15,589

Col. A                      Col. B                                                          Col. C         Col. D        Cols. E-I
------                      ------                                                          ------         ------        ---------
                                                                                            Amount         Amount         Omitted
                                                                                          Authorized     Issued Less     with Staff
Obligor                     Title of Issue                                                  ($000s)        Retired       Permission
-------------------------   -----------------------------------------------------------   ------------   ------------   -----------
PacifiCorp                  8.797% C-U Series (First Mortgage Bonds)                        $ 16,203       $ 13,155

PacifiCorp                  8.734% C-U Series (First Mortgage Bonds)                        $ 28,218       $ 23,363

PacifiCorp                  8.294% C-U Series (First Mortgage Bonds)                        $ 46,946       $ 39,273

PacifiCorp                  8.635% C-U Series (First Mortgage Bonds)                        $ 18,750       $ 16,035

PacifiCorp                  8.47% C-U Series (First Mortgage Bonds)                         $ 19,609       $ 16,965

PacifiCorp                  Emery County, Utah Pollution Control Revenue Refunding          $ 46,500       $ 46,500
                            Bond Series 1993

PacifiCorp                  Emery County, Utah Pollution Control Revenue Refunding          $ 16,400       $ 16,400
                            Bond Series 1993

PacifiCorp                  Lincoln County, Wyoming Pollution Control Revenue               $  8,300       $  8,300
                            Refunding Bond Series 1993

PacifiCorp                  Carbon County, Utah Pollution Control Revenue Refunding         $  9,365       $  9,365
                            Bond Series 1994

PacifiCorp                  Converse County, Wyoming Pollution Control Revenue              $  8,190       $  8,190
                            Refunding Bond Series 1994

PacifiCorp                  Emery County, Utah Pollution Control Revenue Refunding          $121,940       $121,940
                            Bond Series 1994

PacifiCorp                  Lincoln County, Wyoming Pollution Control Revenue               $ 15,060       $ 15,060
                            Refunding Bond Series 1994

Col. A                      Col. B                                                          Col. C         Col. D        Cols. E-I
------                      ------                                                          ------         ------        ---------
                                                                                            Amount         Amount         Omitted
                                                                                          Authorized     Issued Less     with Staff
Obligor                     Title of Issue                                                  ($000s)        Retired       Permission
-------------------------   -----------------------------------------------------------   ------------   ------------   -----------
PacifiCorp                  Moffat County, Colorado Pollution Control Revenue               $ 40,655       $ 40,655
                            Refunding Bond Series 1994

PacifiCorp                  Sweetwater County, Wyoming Pollution Control Revenue            $ 21,260       $ 21,260
                            Refunding Series 1994

PacifiCorp                  Sweetwater County, Wyoming Customized Purchase Pollution        $ 11,500       $ 11,500
                            Control Revenue Refunding Bonds Series 1988B

PacifiCorp                  Converse County, Wyoming Customized Purchase Pollution          $ 17,000       $ 17,000
                            Control Revenue Refunding Bonds Series 1988

PacifiCorp                  Sweetwater County, Wyoming Pollution Control Revenue            $ 15,000       $ 15,000
                            Bonds Series 1984

PacifiCorp                  Sweetwater County, Wyoming Series 1990A Pollution control       $ 70,000       $ 70,000
                            Revenue Bonds

PacifiCorp                  Lincoln County, Wyoming Pollution Control Revenue               $ 45,000       $ 45,000
                            Refunding Bonds Series 1990A

PacifiCorp                  Emery County, Utah Pollution Control Revenue Refunding          $ 45,000       $ 45,000
                            Bonds Series 1991

PacifiCorp                  City of Forsyth, Rosebud County, Montana, Flexible Rate         $  8,500       $  8,500
                            Demand Pollution Control Revenue Bonds Series 1986

PacifiCorp                  Sweetwater County, Wyoming Customized Purchase Pollution        $ 50,000       $ 50,000
                            Control Revenue Refunding Bonds Series 1988A

Col. A                      Col. B                                                          Col. C         Col. D        Cols. E-I
------                      ------                                                          ------         ------        ---------
                                                                                            Amount         Amount         Omitted
                                                                                          Authorized     Issued Less     with Staff
Obligor                     Title of Issue                                                  ($000s)        Retired       Permission
-------------------------   -----------------------------------------------------------   ------------   ------------   -----------
PacifiCorp                  City of Forsyth, Rosebud County, Montana Customized             $ 45,000       $ 45,000
                            Purchase Pollution Control Revenue Refunding Bonds Series
                            1988B

PacifiCorp                  City of Gillete, Campbell County, Wyoming Customized            $ 63,000       $ 41,200
                            Purchase Pollution Control Revenue Refunding Bond Series
                            1988

PacifiCorp                  Converse County, Wyoming Pollution Control Revenue              $ 22,485       $ 22,485
                            Refunding Bond Series 1992

PacifiCorp                  Sweetwater County, Wyoming Pollution Control Revenue            $  9,335       $  9,335
                            Refunding Bond Series 1992A

PacifiCorp                  Sweetwater County, Wyoming Pollution Control Revenue            $  6,305       $  6,305
                            Refunding Bond Series 1992B

PacifiCorp                  Converse County, Wyoming Environmental Improvement              $  5,300       $  5,300
                            Revenue Bonds Series 1995

PacifiCorp                  Lincoln County, Wyoming Environmental Improvement Revenue       $ 22,000       $ 18,123
                            Bonds Series 1995

PacifiCorp                  Sweetwater County, Wyoming Environmental Improvement            $ 24,400       $ 23,777
                            Revenue Bonds Series 1995

PacifiCorp                  Emery County, Utah 6.15% Environmental Improvement              $ 12,675       $ 11,611
                            Revenue Bonds Series 1996

PGHC                        6.75% Senior Notes Due 2001                                     $150,000       $150,000

PGHC                        7.20% Senior Notes Due 2006                                     $100,000       $100,000

Col. A                      Col. B                                                          Col. C         Col. D        Cols. E-I
------                      ------                                                          ------         ------        ---------
                                                                                            Amount         Amount         Omitted
                                                                                          Authorized     Issued Less     with Staff
Obligor                     Title of Issue                                                  ($000s)        Retired       Permission
-------------------------   -----------------------------------------------------------   ------------   ------------   -----------
PA LLC                      6.15% Notes Due 2008                           $400,000       $400,000

ScottishPower UK plc        11.457% Bonds due 2001                           ---          (Pounds)142,000,000

ScottishPower UK plc        8.375% Bonds due 2017                            ---          (Pounds)200,000,000

ScottishPower UK plc        5.25% Notes due 2008                             ---          DM725,000,000

ScottishPower UK plc        5.875% Notes due 2003                            ---          US$300,000,000

ScottishPower UK plc        6.75% Notes due 2023                             ---          (Pounds)250,000,000

ScottishPower UK plc        6.625% Notes due 2010                            ---          (Pounds)200,000,000

ScottishPower UK plc        Medium-Term Notes 2000 - 2029
                             in various currencies                           ---          (Pounds)601,000,000

Southern Water Services     Varible Coupon Bonds due 2008                    ---          (Pounds)100,000,000
 Finance PLC

                                 CAPITAL STOCK

        8. (b) For each class of capital stock including certificates of beneficial interest give information both in number of shares and in dollar amounts: (Do not include here any warrants, options or other securities reported under paragraph 8(d).)

                            As of November 29, 1999

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                          Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued          Shares     Book Value/5/      Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock         750,000,000      0         452,675,396    297,324,604    $3,284,733,000
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Serial Preferred       3,500,000      0           3,211,531        288,469    $   28,846,900
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         5% Preferred             126,533      0                  70        126,463    $   12,646,300
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         No Par Serial         16,000,000      0          14,250,000      1,750,000    $  175,000,000
                   Preferred
--------------------------------------------------------------------------------------------------------------------------------
Centralia Mining   Common Stock                 500      0                 400            100    $        1,000
Co.
--------------------------------------------------------------------------------------------------------------------------------
Energy West        Common Stock              50,000      0              49,900            100    $        1,000
Mining Company
--------------------------------------------------------------------------------------------------------------------------------
Glenrock Coal Co.  Common Stock                 100      0                   0            100    $            1
--------------------------------------------------------------------------------------------------------------------------------
Interwest Mining   Common Stock               1,000      0                 900            100    $        1,000
Co.
--------------------------------------------------------------------------------------------------------------------------------
Pacific            Common Stock, No             500      0                   0            500    $   78,896,238
Minerals, Inc.     Par
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              10,000      0                 100          9,900    $    2,184,921
Environmental
Remediation Co.
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 990             10    $           10
Future
Generations, Inc.
--------------------------------------------------------------------------------------------------------------------------------
Canopy             Common Stock             100,000      0              74,898         25,102    $          251
Botanical, Inc.
(Delaware) (80%)
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp Group   Common Stock               1,000      0                 900            100    $  957,971,482
Holdings Company
(PGHC)
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 900            100    $      112,501
Investment
Management, Inc.
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------
/5/ The book value of each stock issued by PacifiCorp is as of the merger date. The values of all other issues are as of 12/31/98.

*    Less than $1K

*    Less than (Pounds)1K

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                          Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued          Shares      Book Value/5/    Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
New Energy         Common Stock               1,000      0                 990             10    $          0
Holdings I, Inc.
------------------------------------------------------------------------------------------------------------------------------
EnergyWorks        Common Stock              50,000      0                   0         50,000             N/A
Holdings I
------------------------------------------------------------------------------------------------------------------------------
PACE Group, Inc.   Common Stock                 500      0                 400            100    $  1,001,000
------------------------------------------------------------------------------------------------------------------------------
Pacific Kinston    Common Stock               1,000      0                 999              1    $          0
Energy, Inc.
------------------------------------------------------------------------------------------------------------------------------
Pacific Klamath    Common Stock               1,000      0                 950             50     ($2,122,381)
Energy, Inc.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 990             10     ($2,688,657)
Development
Company
------------------------------------------------------------------------------------------------------------------------------
Pacific            Common Stock               1,000      0                 990             10    $          0
Generation
(Cayman), Inc.
------------------------------------------------------------------------------------------------------------------------------
PacGen GP Co.      Common Stock              50,000      0                   0         50,000    $          0
Ltd.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         1,000 NLG                     40      0                   0             40    $  1,512,482
Generation
Int'l, BV
------------------------------------------------------------------------------------------------------------------------------
Pacific            Common Stock              50,000      0                   0         50,000    $          0
Generation Int'l
Ltd.
------------------------------------------------------------------------------------------------------------------------------
PacGen SMHPC       Class A                      790      0                 788              2    $          0
(Mauritius) Ltd.   Class B                      210                        208              2    $          0

------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              50,000      0              40,000         10,000    $          0
Australian Gas
Project Corp.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              50,000      0              40,000         10,000    $          0
Brazil
Development Corp.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp Int'l   Common Stock              50,000      0              40,000         10,000    $          0
Development Corp.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp Ismir   Common Stock              50,000      0              40,000         10,000    $          0
Development Corp.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 900            100    $          0
Turkey Holding
Co.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              50,000      0              40,000         10,000    $          0
Turkey
Generation Dev.
Corp.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 900            100    $          0
Energy, Inc.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 990             10    $    800,000
Energy Services,
Inc.
------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 990             10    $  2,800,000
Energy Ventures,
Inc.
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                          Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued            Shares    Book Value/5/    Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock                 100      0                   0            100    $  766,274,118
International
Group Holdings
Company
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp Power   Common Stock               1,000      0                 900            100    $    1,355,588
Marketing, Inc.
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock               1,000      0                 900            100    $   12,654,850
Trans, Inc.
--------------------------------------------------------------------------------------------------------------------------------
PACORP             Common Stock               1,000      0                 900            100    $          100
--------------------------------------------------------------------------------------------------------------------------------
Birmingham Syn     Common Stock               1,000      0                 900            100    $    1,921,552
Fuel I, Inc.
--------------------------------------------------------------------------------------------------------------------------------
Birmingham Syn     Common Stock               1,000      0                 900            100    $    2,057,682
Fuel II, Inc.
--------------------------------------------------------------------------------------------------------------------------------
CS Holdings, Inc.  Common Stock             100,000      0              99,000          1,000       ($8,829,903)
--------------------------------------------------------------------------------------------------------------------------------
Koala FSC, Ltd.    Common Stock               1,200      0                   0          1,200      ($23,893,896)
--------------------------------------------------------------------------------------------------------------------------------
Leblon Sales       Common Stock               1,000      0                   0          1,000      ($26,147,033)
Corporation
--------------------------------------------------------------------------------------------------------------------------------
Paccom Leasing     Common Stock                 500      0                 400            100    $    3,560,312
Corporation        Preferred Stock                1      0                   0              1    $            0

--------------------------------------------------------------------------------------------------------------------------------
Pacific            Common Stock               1,000      0                 999              1    $    4,231,736
Development
(Property), Inc.
--------------------------------------------------------------------------------------------------------------------------------
Pacific Harbor     Common Stock               1,000      0                 593            407    $   93,996,636
Capital, Inc.
--------------------------------------------------------------------------------------------------------------------------------
Lakewood           Common Stock               1,000      0                 900            100    $            0
Properties, Inc.
--------------------------------------------------------------------------------------------------------------------------------
PFI                Common Stock               1,000      0                   0          1,000    $        2,949
International,
Inc.
--------------------------------------------------------------------------------------------------------------------------------
PHC Properties     Common Stock               1,000      0                 900            100       ($3,282,303)
Corporation
--------------------------------------------------------------------------------------------------------------------------------
PCC Holdings,      Common Stock                 500      0                 499              1       ($4,524,100)
Inc.               Preferred Stock                1      0                   1              0    $            0

--------------------------------------------------------------------------------------------------------------------------------
Hillsborough       Common Stock                   1      0                   0              1    $            0
Leasing
Services, Inc.
--------------------------------------------------------------------------------------------------------------------------------
Stanan Computer    Common Stock                 500      0                   0            500    $            0
Leasing, Inc.
--------------------------------------------------------------------------------------------------------------------------------
PNF Holdings,      Common Stock               1,000      0                 900            100    $      808,501
Inc.
--------------------------------------------------------------------------------------------------------------------------------
VCI Acquisition    Common Stock               5,000      0               4,900            100    $            0
Co.                Preferred Stock            5,000      0               5,000              0    $            0
--------------------------------------------------------------------------------------------------------------------------------
Eastern            Common Stock                 500      0                 400            100    $  154,946,680
Investment
Company (EIC)
--------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary             361,577,786      0                   -    361,577,786               N/A
Australia Pty.     Subordinate Debt                                                                         N/A
Ltd.
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                          Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued          Shares       Book Value/5/   Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Capital Stock        700,000,000      0                   -    700,000,000    $   798,881,774
Australia, LLC     Subordinate Debt                                                                          N/A
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary           1,000,000,000      0         998,960,350      1,039,650    $ 1,547,600,514
Australia          Redeemable         1,000,000,000      0         998,960,350      1,039,650                N/A
Holdings Pty.      Preferred                                                                                 N/A
Ltd.               Subordinate Debt
---------------------------------------------------------------------------------------------------------------------------------
Powercor           Ordinary               1,650,000      0             801,954        848,046    $ 1,548,731,431
Australia Limited  Redeemable             1,650,000      0             801,954        848,046                N/A
                   Preferred
                   Subordinate Debt
---------------------------------------------------------------------------------------------------------------------------------
Hazelwood          Common Stock                 500      0                 400            100       ($16,493,051)
Australia, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Hazelwood          Common Stock                 500      0                 400            100    $        50,181
Ventures, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Hazelwood          Common Stock              50,000      0              49,998              2    $    15,153,000
Holdings, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Hazelwood          Ordinary          10,000,000,000      0       9,999,995,691          4,309    $    13,163,000
Pacific Pty Ltd    Redeemable        10,000,000,000      0       9,999,806,245        193,755                N/A
(10%)              Preferred
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary                  50,000      0              49,998              2    $   136,387,000
Global, Inc.
(PGI) (90%)
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary                     100      0                  98              2    $             0
EnergyCo
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary             100,000,000      0          99,999,999              1    $             0
Services Limited
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary             100,000,000      0          99,999,999              1    $             0
Finance (UK)
Limited
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Ordinary                   1,000      0                 998              2    $         3,280
Investments
(Middle East)
Int'l Holding
Co. Ltd.
---------------------------------------------------------------------------------------------------------------------------------
Pan-Pacific        Common Stock                 500      0                 400            100    $   609,147,311
Global
Corporation
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              50,000      0              40,000         10,000          ($380,820)
Philippines
Development Corp.
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp         Common Stock              50,000      0              40,000         10,000          ($438,759)
Turkey
Development Corp.
---------------------------------------------------------------------------------------------------------------------------------
PacifiCorp UK      Common Stock              50,000      0              40,000         10,000          ($225,921)
Development Corp.
---------------------------------------------------------------------------------------------------------------------------------
Aquaclear Ltd      Ordinary Shares            1,000                        998              2                  *
---------------------------------------------------------------------------------------------------------------------------------
Barnfleet Ltd      Ordinary Shares              100                         98              2                  *
---------------------------------------------------------------------------------------------------------------------------------
Beaufort Energy    Ordinary Shares              100                         98              2                  *
Ltd
---------------------------------------------------------------------------------------------------------------------------------
Bowsprit           Ordinary Shares              100                                       100                  *
Holdings Ltd
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                           Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued    Shares         Book Value/5/        Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Bowsprit           Ordinary Shares              100                         98              2                     *
Property
Development Ltd
------------------------------------------------------------------------------------------------------------------------------------
Caledonian         Ordinary Shares              100                         98              2                     *
Communications
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Caledonian Gas     Ordinary Shares          250,000                                   250,000       (Pounds)188,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Camjar plc         10% Cum. Conv.            34,960                                    34,960                     *
                   Preference
------------------------------------------------------------------------------------------------------------------------------------
Camjar plc         10% Cum. Red.            151,153                                   151,153                     *
                   Preference
------------------------------------------------------------------------------------------------------------------------------------
Camjar plc         Ordinary Shares          284,060                                   284,060     (Pounds)5,122,000
------------------------------------------------------------------------------------------------------------------------------------
Cityscape Global   Ordinary Shares              100                         98              2                     *
Media Ltd
------------------------------------------------------------------------------------------------------------------------------------
Cityscape          Ordinary Shares            1,000                                     1,000                     *
Internet
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Cityscape Ltd      Ordinary Shares              100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Clubcall             Ordinary Shares      2,067,702                                 2,067,702     (Pounds)2,067,702
Telephone
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Clubline             Ordinary Shares            100                         98              2                     *
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Contract             Ordinary Shares            100                                       100                     *
Services (S.E.)
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Copperteam Ltd       Ordinary Shares          1,000                        998              2                     *
------------------------------------------------------------------------------------------------------------------------------------
CRE Energy Ltd       Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Demon Internet       Ordinary Shares      1,666,630                    133,300      1,533,330    (Pounds)67,600,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Demon Ltd            Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Dispatch             Ordinary Shares            100                                       100        (Pounds)88,000
Publishing Ltd
------------------------------------------------------------------------------------------------------------------------------------
Domestic             Ordinary Shares        250,000                                   250,000                     *
Appliance
Insurance Ltd
------------------------------------------------------------------------------------------------------------------------------------
E.S.Taylor           Ordinary Shares        353,572                                   353,572       (Pounds)503,000
(Worthing)
Holdings Ltd
------------------------------------------------------------------------------------------------------------------------------------
E.S.Taylor            Preference             75,000                                    75,000                     *
(Worthing)              Shares
Holdings Ltd
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                           Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued    Shares         Book Value/5/        Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
E.S.Taylor              Preferred            75,000                                    75,000                     *
(Worthing)           Ordinary Shares
Holdings Ltd
------------------------------------------------------------------------------------------------------------------------------------
Ecoclear Ltd         Ordinary Shares      2,225,000                    224,900      2,000,100     (Pounds)2,000,100
------------------------------------------------------------------------------------------------------------------------------------
Genscot Ltd          Ordinary Shares        100,000                                   100,000       (Pounds)100,000
------------------------------------------------------------------------------------------------------------------------------------
Hazeley Down         Ordinary Shares          1,000                                     1,000         (Pounds)1,000
Mineral Water
Company Ltd
------------------------------------------------------------------------------------------------------------------------------------
James Leppard &         Ordinary              3,500                                     3,500                     *
Sons Ltd            Deferred Shares
------------------------------------------------------------------------------------------------------------------------------------
James Leppard &      Ordinary Shares             35                                        35         (Pounds)4,000
Sons Ltd
------------------------------------------------------------------------------------------------------------------------------------
James Leppard &       Undenominated           3,965                      3,965                                    *
Sons Ltd                 Shares
------------------------------------------------------------------------------------------------------------------------------------
Lancastrian          Ordinary Shares        220,022                                   220,022     (Pounds)5,920,000
Holdings Ltd
------------------------------------------------------------------------------------------------------------------------------------
Linemicro Ltd       A Ordinary Shares          2500                                      2500                     *
------------------------------------------------------------------------------------------------------------------------------------
Linemicro Ltd        Ordinary Shares         97,500                     87,500         10,000                     *
------------------------------------------------------------------------------------------------------------------------------------
Locomotive           Ordinary Shares          1,000                        900            100                     *
Software
Developments Ltd
------------------------------------------------------------------------------------------------------------------------------------
Locomotive           Ordinary Shares          1,000                        800            200                     *
Software Group
Ltd
------------------------------------------------------------------------------------------------------------------------------------
M.W. Longley Ltd     Ordinary Shares         15,000                      5,000         10,000        (Pounds)10,000
------------------------------------------------------------------------------------------------------------------------------------
Manweb               Ordinary Shares      1,000,000                                 1,000,000     (Pounds)1,000,000
Contracting
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Energy        Ordinary Shares        250,000                    175,000         75,000        (Pounds)75,000
Consultants Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Gas Ltd       Ordinary Shares        150,000                                   150,000    (Pounds)75,000,000
------------------------------------------------------------------------------------------------------------------------------------
Manweb               Ordinary Shares            100                         99              1                     *
Generation
(Winnington) Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb               Ordinary Shares      3,000,000                    900,000      2,100,000     (Pounds)2,100,000
Generation
Holdings Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Holdings      Ordinary Shares     14,000,000                  1,500,000     12,500,000    (Pounds)12,500,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Nominees      Ordinary Shares            100                                       100                     *
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Pensions      Ordinary Shares            100                         98              2                     *
Trustee Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb plc           Ordinary Shares    200,000,000                 91,541,630    108,458,370   (Pounds)894,879,000
------------------------------------------------------------------------------------------------------------------------------------
Manweb plc           Special Rights               1                          1                                    *
                     Red. Preference
                         Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                          Amount    Conversations  Additional
                                        Authorized    & Other        Amount                                           Omitted with
 Name of Issuer      Title of Issue     By Charter     Rights       Unissued       Shares         Book Value/5/     Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Manweb Services      Ordinary Shares        250,000                    175,000         75,000        (Pounds)75,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Manweb Share         Ordinary Shares            100                         98              2                     *
Scheme Trustees
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Megafone (UK) Ltd    Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Merseyside Power     Ordinary Shares        100,000                     99,998              2                     *
Trading Ltd
------------------------------------------------------------------------------------------------------------------------------------
Monk Rawling Ltd     Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Pipeworks Ltd        Ordinary Shares            100                                       100                     *
------------------------------------------------------------------------------------------------------------------------------------
Psychic              Ordinary Shares            100                         98              2                     *
Companions Ltd
------------------------------------------------------------------------------------------------------------------------------------
Ring-a-Round Ltd     Ordinary Shares            100                          4             96                     *
------------------------------------------------------------------------------------------------------------------------------------
Sabre Water Ltd      Ordinary Shares            100                         98                                    *
                                                                                                                  *
------------------------------------------------------------------------------------------------------------------------------------
Scotpower Ltd        Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Scotsgrid Ltd        Ordinary Shares            100                         98              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Scotspower Ltd       Ordinary Shares            100                          8              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Scottish Energy      Ordinary Shares            100                         98              2                     *
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower        Ordinary Shares    200,000,000                 97,336,138    102,663,862        (Pounds)10,000
NA1 Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower        Ordinary Shares  1,500,000,000                576,025,236    923,974,764        (Pounds)90,000
NA2 Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower plc    Ordinary Shares  2,999,900,004              1,816,909,909  1,182,990,095                   N/A
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower plc   Redeemable               49,998                                    49,998                     *
                    Shares
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower plc    Special Rights               1                                         1                     *
                     Non-Voting Red.
                      Pref. Shares
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power     Ordinary Shares              100                         98              2                     *
Trustees Limited
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power     Ordinary Shares    3,000,000,002              1,817,009,905  1,182,990,097                     *
UK plc
------------------------------------------------------------------------------------------------------------------------------------
Scottish Utility   Ordinary Shares              100                         98              2                     *
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower      Ordinary Shares              100                         98              2                     *
Distribution Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower      Ordinary Shares              100                         98              2                     *
Energy Supply Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower      Ordinary Shares              100                         98              2                     *
Finance Ltd
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                          Amount    Conversations    Additional
                                        Authorized    & Other          Amount                                         Omitted with
 Name of Issuer      Title of Issue     By Charter     Rights         Unissued        Shares         Book Value/5/  Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower      Ordinary Shares              100                         98              2                     *
Gas Ltd
------------------------------------------------------------------------------------------------------------------------------------
ScottishPower      Ordinary Shares              100                         98              2                     *
Generation Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power     Ordinary Shares              100                                       100                     *
Group Money
Purchase Pension
Scheme Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power     Ordinary Shares        4,750,000                                 4,750,000     (Pounds)9,500,000
Insurance Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares    500,000,000                400,000,000      (Pounds)    (Pounds)100,000,000
Investments Ltd                                                                   100,000,000
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares            100                         98                                    *
Leasing Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares            100                         98              2                     *
Securities Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares            100                         98              2                     *
Share Scheme
Trustees Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares     15,000,000                                15,000,000    (Pounds)15,000,000
Telecommunications
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power       Ordinary Shares            100                         98              2                     *
Transmission Ltd
------------------------------------------------------------------------------------------------------------------------------------
SMW Ltd              Ordinary Shares     75,500,000                 75,499,998              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Southern Science     Ordinary Shares         35,000                                    35,000        (Pounds)35,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water       Ordinary Shares            100                         98              2                     *
Executive
Pension Scheme
Trustees Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water       Ordinary Shares        100,000                     65,006         34,994        (Pounds)35,000
Global Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water       Special Rights          50,000                      5,000         45,000        (Pounds)45,000
Industries Ltd       Non-Voting Red.
                      Pref. Shares
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares              100                         97              3                     *
Mirror Image
Pension Trustees
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares              100                         97              3                     *
Pension Trustees
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares      225,000,001                 68,357,436    156,642,565     (Pounds)1,384,555
plc
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Preference Shares              1                          1                                    *
plc
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                              Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued    Shares Book Value/5/   Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares       46,050,000                 45,994,000         56,000        (Pounds)56,000
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares           50,000                                    50,000        (Pounds)12,500
Services Finance
plc
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares              100                         98              2                     *
Share Scheme
Trustees Ltd
------------------------------------------------------------------------------------------------------------------------------------
Southern Water     Ordinary Shares              100                                       100                     *
Technologies Ltd
------------------------------------------------------------------------------------------------------------------------------------
Spotlight          Ordinary Shares            1,000                        998              2                     *
Trading Ltd
------------------------------------------------------------------------------------------------------------------------------------
SPPT Ltd             Ordinary Shares          1,000                        998              2                     *
------------------------------------------------------------------------------------------------------------------------------------
SSEB Ltd             Ordinary Shares            100                        998              2                     *
------------------------------------------------------------------------------------------------------------------------------------
T & E Hire (Tool     Ordinary Shares            100                         98              2                     *
& Equipment) Ltd
------------------------------------------------------------------------------------------------------------------------------------
Taylor Plant &       Ordinary Shares          1,000                                     1,000         (Pounds)1,000
Haulage Ltd
------------------------------------------------------------------------------------------------------------------------------------
Taylor Grass &       Ordinary Shares            100                                       100                     *
Waste Recycling
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Teledata             Ordinary Shares         40,000                     10,000         30,000    (Pounds)10,870,000
(Holdings) Ltd
------------------------------------------------------------------------------------------------------------------------------------
Teledata             Ordinary Shares          1,000                        900            100                     *
(Outsourcing) Ltd
------------------------------------------------------------------------------------------------------------------------------------
Teledata             Ordinary Shares            100                          8              2                     *
Scotland Ltd
------------------------------------------------------------------------------------------------------------------------------------
Telephone            Ordinary Shares        350,000                                   350,000                   NIL
Information
Services Ltd
------------------------------------------------------------------------------------------------------------------------------------
Telephone            Ordinary Shares        106,250                                   106,250     (Pounds)1,569,000
International
Media Holdings
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Telephone            Ordinary Shares        650,000                                   650,000                     *
International
Media Ltd
------------------------------------------------------------------------------------------------------------------------------------
TES Environment    Ordinary Shares              100                                       100                     *
Ltd
------------------------------------------------------------------------------------------------------------------------------------
The CallCentre     Ordinary Shares        4,464,036                                 4,464,036       (Pounds)483,000
Service Ltd
------------------------------------------------------------------------------------------------------------------------------------
The CallCentre     Redeemable               380,987                                   380,987                     *
Service Ltd        Preference Shares
------------------------------------------------------------------------------------------------------------------------------------
The Information    Preference Shares      4,073,100                                 4,073,100                     *
Service Ltd
------------------------------------------------------------------------------------------------------------------------------------
The IP Systems     Ordinary Shares        1,000,000                    999,998              2                     *
Operation Ltd
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     Col. A              Col. B         Col. C         Col. D      Col. E                  Col. F                      Cols. G - I
     ------              ------         ------         ------      ------                  ------                      -----------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Amounts Issued
                                                                                (Col. C Less Cols. D and E)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Amount
                                                      Reserved
                                                    For Options,
                                                     Warrants,
                                        Amount      Conversations  Additional
                                      Authorized      & Other        Amount                                           Omitted with
 Name of Issuer      Title of Issue   By Charter       Rights       Unissued           Shares       Book Value/5/   Staff Permission
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Thus plc           Cum.                  30,000,000                  5,000,000     25,000,000                     *
                   Participating
                   Non-Redeemable
                   Pref.  Shares
------------------------------------------------------------------------------------------------------------------------------------
Thus plc           Ordinary Shares      705,483,871                               705,483,871                     *
------------------------------------------------------------------------------------------------------------------------------------
TIM Limited        Ordinary Shares            1,000                        998              2                     *
------------------------------------------------------------------------------------------------------------------------------------
Timber Clear Ltd     Ordinary Shares            100                                       100                     *
------------------------------------------------------------------------------------------------------------------------------------
Turnpike 1996 Ltd    Ordinary Shares          1,000                                       100                     *
------------------------------------------------------------------------------------------------------------------------------------
Turnpike Ltd         Ordinary Shares          1,000                        900            100                     *
------------------------------------------------------------------------------------------------------------------------------------
Water Working Ltd    Ordinary Shares            100                                       100                     *
------------------------------------------------------------------------------------------------------------------------------------
Watermark Games         A Shares              1,000                      1,000                                    *
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Watermark Games         B Shares          2,949,249                  2,949,249                                    *
Ltd
------------------------------------------------------------------------------------------------------------------------------------
Watermark Games      Ordinary Shares      3,049,249                                 3,024,249     (Pounds)3,090,000
Ltd
------------------------------------------------------------------------------------------------------------------------------------



                             CONTINGENT LIABILITIES

8. (c) A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities.

       Holdings is the Second Lien Bond Credit Facility Provider on the $60 million 1999 Taxable Second Lien Electric Revenue Bonds Due January 1, 2025 issued by the City of Klamath Falls, Oregon in connection with the construction of the Klamath Cogeneration Project. Under the Second Lien Bond Credit Facility, Holdings guarantees the payment of the principal and interest due on these bonds.

       PacifiCorp Australia Holdings Pty Ltd ("PAH") and Powercor are guarantors of the $400 million 6.15% Notes Due 2008 issued by PacifiCorp Australia LLC ("PA LLC"). As guarantors, PAH and Powercor unconditionally guarantee, jointly and severally, payment of the principal of, and premium, if any, and interest on these bonds.

       PacifiCorp has guaranteed certain obligations of PacifiCorp Capital I under the 8 1/4% Cumulative Quarterly Income Preferred Securities, Series
       A. PacifiCorp guarantees the payment of distributions and payments on liquidation or redemption of these securities.

       PacifiCorp has guaranteed certain obligations of PacifiCorp Capital II under the 7.70% Trust Preferred Securities, Series B. PacifiCorp guarantees the payment of distributions and payments on liquidation or redemption of these securities.

       ScottishPower has guaranteed loans by the European Investment Bank to Southern Water/SPUK totalling (Pounds)206.6 million. Additional amounts which are available but undrawn and which are guaranteed total (Pounds)150 million.


                                OTHER SECURITIES

8. (d) A statement of the amount of warrants, rights or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

     As of November 29, 1999

Col. A                               Col. B                                        Col. C              Col. D
------                               ------                                        ------              ------

                                                                                   Amounts
                                                                                 Outstanding     Maturity        Issue
Name of Issuer                       Title of Issue                                Dollars         Date          Date
-------------                        --------------------------------------    --------------    -------------------------

PacifiCorp                           Junior Subordinated Debentures /1/:
                                     8 3/8% Quarterly Income Debt
                                      Securities (QUIDS) Series A              $120,000,000      6/30/35          5/23/95
                                     8.55% Quarterly Income Debt
                                     Securities (QUIDS) Series B               $ 55,825,925      12/31/25         9/6/95

                                     Preferred Securities of Trusts /2/:
PacifiCorp Capital I                 8 1/4% Cumulative Quarterly Income        $217,000,000      6/30/36          6/6/96
                                     Preferred Securities, Series A
                                     (QUIPS)
PacifiCorp Capital II                7.70% Trust Preferred Securities,
                                     Series B (QUIPS)                          $135,000,000      9/30/37          7/30/97

     /1/ Unsecured obligations of PacifiCorp. Subordinated to PacifiCorp's first mortgage and collateral trust bonds, Pollution control revenue bonds, commercial paper, bank debt and any future senior indebtedness.

     /2/ Issued by wholly owned subsidiary trusts of PacifiCorp (PacifiCorp Capital I, and PacifiCorp Capital II). The Securities represent undivided beneficial interests in the assets of the trusts. The sole assets of the trusts are Debentures issued by PacifiCorp to the trusts.


                        INVESTMENTS IN SYSTEM SECURITIES


9. Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in answer to Item 8.



                      PACIFICORP AND SUBSIDIARY COMPANIES

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PACIFICORP                                                                             Common, No Par
---------------------------------------------------------------------------------------------------------------------------
Centralia Mining Co.                           PacifiCorp                                  Common                   1,000
---------------------------------------------------------------------------------------------------------------------------
Energy West Mining Company                     PacifiCorp                                  Common                   1,000
---------------------------------------------------------------------------------------------------------------------------
Glenrock Coal Co.                              PacifiCorp                                  Common                       1
---------------------------------------------------------------------------------------------------------------------------
Interwest Mining Co.                           PacifiCorp                                  Common                   1,000
---------------------------------------------------------------------------------------------------------------------------
Pacific Minerals, Inc.                         PacifiCorp                              Common, No Par                 500
---------------------------------------------------------------------------------------------------------------------------
Bridger Coal Co.  (2/3)                        Pacific Minerals, Inc.                         *             N/A
---------------------------------------------------------------------------------------------------------------------------
================================================================================================================
                                                                                    Number of          12/31/98
               Name of Issuer                  Authorized Shares                  Shares Issued       Book Value
================================================================================================================
PACIFICORP
----------------------------------------------------------------------------------------------------------------
Centralia Mining Co.                                           500                      100                1,000
----------------------------------------------------------------------------------------------------------------
Energy West Mining Company                                  50,000                      100                1,000
----------------------------------------------------------------------------------------------------------------
Glenrock Coal Co.                                              100                      100                    1
----------------------------------------------------------------------------------------------------------------
Interwest Mining Co.                                         1,000                      100                1,000
----------------------------------------------------------------------------------------------------------------
Pacific Minerals, Inc.                                         500                      500           78,896,238
----------------------------------------------------------------------------------------------------------------
Bridger Coal Co.  (2/3)                                                                                  N/A
----------------------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PacifiCorp Environmental Remediation Co.       PacifiCorp (8,900) & PacifiCorp             Common                 900,000
                                               Investment Mgt. (1,000)
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Future Generations, Inc.            PacifiCorp                                                              10
---------------------------------------------------------------------------------------------------------------------------
Canopy Botanical, Inc. (Delaware) (80%)        PFGI                                        Common                     251
---------------------------------------------------------------------------------------------------------------------------
Canopy Botanical SRL (49%)                     CBI                                            *                         0
---------------------------------------------------------------------------------------------------------------------------
Biodiversidad Sostenible                       PacifiCorp                                     *                       N/A
---------------------------------------------------------------------------------------------------------------------------
Rio Bravo Carbon Sequestration Pilot Project   PacifiCorp                                     *                       N/A
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Group Holdings Company (PGHC)       PacifiCorp                                  Common                     N/A
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Investment Management, Inc.         PacifiCorp                                  Common                 100,000
---------------------------------------------------------------------------------------------------------------------------
PPW Repurchase LLC                             PacifiCorp                                     *                         0
---------------------------------------------------------------------------------------------------------------------------
Transalta Centralia Generation LLC             PacifiCorp                                     *                         0
---------------------------------------------------------------------------------------------------------------------------
Transalta Centralia Mining LLC                 PacifiCorp (47,5%)                             *                         0
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
===================================================================================================================
                                                                                    Number of          12/31/98
               Name of Issuer                       Authorized Shares             Shares Issued       Book Value
===================================================================================================================
PacifiCorp Environmental Remediation Co.                       10,000                    9,900            2,184,921

-------------------------------------------------------------------------------------------------------------------
PacifiCorp Future Generations, Inc.                                                                              10
-------------------------------------------------------------------------------------------------------------------
Canopy Botanical, Inc. (Delaware) (80%)                       100,000                   25,102                  251
-------------------------------------------------------------------------------------------------------------------
Canopy Botanical SRL (49%)                                                                                        0
-------------------------------------------------------------------------------------------------------------------
Biodiversidad Sostenible                                                                                        N/A
-------------------------------------------------------------------------------------------------------------------
Rio Bravo Carbon Sequestration Pilot Project                                                                    N/A
-------------------------------------------------------------------------------------------------------------------
PacifiCorp Group Holdings Company (PGHC)                        1,000                      100          957,971,482
-------------------------------------------------------------------------------------------------------------------
PacifiCorp Investment Management, Inc.                          1,000                      100              112,501
-------------------------------------------------------------------------------------------------------------------
PPW Repurchase LLC                                                                                                0
-------------------------------------------------------------------------------------------------------------------
Transalta Centralia Generation LLC                                                                                0
-------------------------------------------------------------------------------------------------------------------
Transalta Centralia Mining LLC                                                                                    0
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PGHC
----------------------------------------------------------------------------------------------------------------------------
en.able LLC                                    PGHC                                           *                 8,941,586
----------------------------------------------------------------------------------------------------------------------------
Orcom System, Inc.                             en.able LLC                                                      5,983,953
----------------------------------------------------------------------------------------------------------------------------
EnergyPact LLC                                 PGHC                                           *             ***
----------------------------------------------------------------------------------------------------------------------------
New Energy Holdings I, Inc.                    PGHC                                        Common                       0
----------------------------------------------------------------------------------------------------------------------------
EnergyWorks Holdings I                         New Energy Holdings I                       Common                 132,847
----------------------------------------------------------------------------------------------------------------------------
PT EnergyWorks Indonesia (.05%)                                                               *                         0
----------------------------------------------------------------------------------------------------------------------------
Casa Palermo, S.A. (Costa Rica) (50%)                                                         *                         0
----------------------------------------------------------------------------------------------------------------------------
AeroEnergia, S.A. (Costa Rica) (49%)                                                          *                         0
----------------------------------------------------------------------------------------------------------------------------
New India Power Company One (Mauritius) (50%)                                                 *                         0
----------------------------------------------------------------------------------------------------------------------------
EnergyWorks India Co. Pvt. Ltd. (India)                                                       *                         0
 (99.9%)
----------------------------------------------------------------------------------------------------------------------------
New India Power Company Two (Mauritius) (49%)                                                 *                         0
----------------------------------------------------------------------------------------------------------------------------
EnergyWorks India Co. Pvt. Ltd. (India)                                                       *                         0
 (.01%)
----------------------------------------------------------------------------------------------------------------------------
New IndioPower Investment Co. Ptd. Ltd. (Singapore) (50%)                                     *                         0
----------------------------------------------------------------------------------------------------------------------------
PT EnergyWorks Indonesia (99.95%)                                                             *                         0
----------------------------------------------------------------------------------------------------------------------------
PACE Group, Inc.                               PGHC                                        Common               5,739,361
----------------------------------------------------------------------------------------------------------------------------
Pacific Kinston Energy, Inc.                   PGHC                                        Common                 200,000
----------------------------------------------------------------------------------------------------------------------------
Pacific Klamath Energy, Inc.                   PGHC                                        Common                  50,000
----------------------------------------------------------------------------------------------------------------------------
PacifiCorp Development Company                 PGHC                                        Common               1,619,017
----------------------------------------------------------------------------------------------------------------------------
Pacific Generation (Cayman), Inc.              PacifiCorp Dev. Co.                         Common                      10
----------------------------------------------------------------------------------------------------------------------------
PacGen GP Co. Ltd.                             Pacific Generation (Cayman) Inc.            Common                       0
----------------------------------------------------------------------------------------------------------------------------
PacifiCorp Generation Int'l, BV                PacifiCorp Dev. Co.                        1,000 NLG             2,923,000
----------------------------------------------------------------------------------------------------------------------------
Pacific Generation Int'l Ltd.                  PacifiCorp Dev. Co.                         Common                       0
----------------------------------------------------------------------------------------------------------------------------
=========================================================================================================
                                                                             Number of          12/31/98
               Name of Issuer                  Authorized Shares           Shares Issued       Book Value
=========================================================================================================
PGHC
---------------------------------------------------------------------------------------------------------
en.able LLC                                                                                             0
---------------------------------------------------------------------------------------------------------
Orcom System, Inc.                                                                             12,800,000
---------------------------------------------------------------------------------------------------------
EnergyPact LLC
---------------------------------------------------------------------------------------------------------
New Energy Holdings I, Inc.                           1,000                       10                    0
---------------------------------------------------------------------------------------------------------
EnergyWorks Holdings I                               50,000                   50,000         N/A
---------------------------------------------------------------------------------------------------------
PT EnergyWorks Indonesia (.05%)                                                              N/A
---------------------------------------------------------------------------------------------------------
Casa Palermo, S.A. (Costa Rica) (50%)                                                        N/A
---------------------------------------------------------------------------------------------------------
AeroEnergia, S.A. (Costa Rica) (49%)                                                         N/A
---------------------------------------------------------------------------------------------------------
New India Power Company One (Mauritius) (50%)                                                N/A
---------------------------------------------------------------------------------------------------------
EnergyWorks India Co. Pvt. Ltd. (India)                                                      N/A
 (99.9%)
---------------------------------------------------------------------------------------------------------
New India Power Company Two (Mauritius) (49%)                                                N/A
---------------------------------------------------------------------------------------------------------
EnergyWorks India Co. Pvt. Ltd. (India)                                                      N/A
 (.01%)
---------------------------------------------------------------------------------------------------------
New IndioPower Investment Co. Ptd.
 Ltd. (Singapore) (50%)                                                                      N/A
---------------------------------------------------------------------------------------------------------
PT EnergyWorks Indonesia (99.95%)                                                            N/A
---------------------------------------------------------------------------------------------------------
PACE Group, Inc.                                        500                      100            1,001,000
---------------------------------------------------------------------------------------------------------
Pacific Kinston Energy, Inc.                          1,000                        1                    0
---------------------------------------------------------------------------------------------------------
Pacific Klamath Energy, Inc.                          1,000                       50           -2,122,381
---------------------------------------------------------------------------------------------------------
PacifiCorp Development Company                        1,000                       10           -2,688,657
---------------------------------------------------------------------------------------------------------
Pacific Generation (Cayman), Inc.                     1,000                       10                    0
---------------------------------------------------------------------------------------------------------
PacGen GP Co. Ltd.                                   50,000                   50,000                    0
---------------------------------------------------------------------------------------------------------
PacifiCorp Generation Int'l, BV                          40                       40            1,512,482
---------------------------------------------------------------------------------------------------------
Pacific Generation Int'l Ltd.                        50,000                   50,000                    0
---------------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PacGen SMHPC (Mauritius) Ltd.                  Pacific Generation Int'l Ltd               Class A                       0
                                               (99%) PacGen GP Co. Ltd (1%)               Class B
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Australian Gas Project Corp.        PacifiCorp Dev. Co.                         Common                 597,602
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Brazil Development Corp.            PacifiCorp Dev. Co.                         Common               1,271,080
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Int'l Development Corp.             PacifiCorp Dev. Co.                         Common                 749,041
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Ismir Development Corp.             PacifiCorp Dev. Co.                         Common               2,214,749
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Turkey Holding Co.                  PGHC                                        Common                       0
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Turkey Generation Dev. Corp         PacifiCorp Dev. Co.                         Common                 703,433
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Energy, Inc.                        PGHC                                        Common
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp-Enstor Gas Storage Co. JV           PacifiCorp Energy, Inc.                        *                 1,656,354
---------------------------------------------------------------------------------------------------------------------------
Columbia Gas Storage LLC                       PacifiCorp Energy, Inc.                        *                    36,133
---------------------------------------------------------------------------------------------------------------------------
Delta Gas Storage LLC                          PacifiCorp Energy, Inc.                        *                    24,163
---------------------------------------------------------------------------------------------------------------------------
Farnham Gas Storage LLC                        PacifiCorp Energy, Inc.                        *                    23,492
---------------------------------------------------------------------------------------------------------------------------
Jefferson Gas Storage LLC                      PacifiCorp Energy, Inc.                        *                    20,360
---------------------------------------------------------------------------------------------------------------------------
Moab Gas Storage LLC                           PacifiCorp Energy Ventures, Inc.               *                    27,742
---------------------------------------------------------------------------------------------------------------------------
City Gate LLC                                                                                                       3,272
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Energy Services, Inc.               PGHC                                        Common                       0
---------------------------------------------------------------------------------------------------------------------------
Encorp                                         PacifiCorp Energy Services                     *                 1,750,000
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Energy Ventures, Inc.               PGHC                                        Common               1,016,000
---------------------------------------------------------------------------------------------------------------------------
Black Light                                    PacifiCorp Energy Ventures, Inc.               *                 1,000,000
---------------------------------------------------------------------------------------------------------------------------
Intellogis                                     PacifiCorp Energy Ventures, Inc.               *                 1,003,333
---------------------------------------------------------------------------------------------------------------------------
Maxwell Energy                                 PacifiCorp Energy Ventures, Inc.               *                   300,000
---------------------------------------------------------------------------------------------------------------------------
Nth Power Management, LP                       PacifiCorp Energy Ventures, Inc.               *                   250,000
---------------------------------------------------------------------------------------------------------------------------
Trinity Fly Wheel                              PacifiCorp Energy Ventures, Inc.               *
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Financial Services, Inc.            PGHC                                                                   N/A
---------------------------------------------------------------------------------------------------------------------------
===================================================================================================================
                                                                                    Number of          12/31/98
               Name of Issuer                  Authorized Shares                  Shares Issued       Book Value
===================================================================================================================
PacGen SMHPC (Mauritius) Ltd.                                  790                    2                        0
                                                               210                    2
----------------------------------------------------------------------------------------------------------------
PacifiCorp Australian Gas Project Corp.                     50,000                   10,000                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Brazil Development Corp.                         50,000                   10,000                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Int'l Development Corp.                          50,000                   10,000                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Ismir Development Corp.                          50,000                   10,000                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Turkey Holding Co.                                1,000                      100                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Turkey Generation Dev. Corp                      50,000                   10,000                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Energy, Inc.                                      1,000                      100                    0
----------------------------------------------------------------------------------------------------------------
PacifiCorp-Enstor Gas Storage Co. JV                                                                           0
----------------------------------------------------------------------------------------------------------------
Columbia Gas Storage LLC                                                                                       0
----------------------------------------------------------------------------------------------------------------
Delta Gas Storage LLC                                                                                          0
----------------------------------------------------------------------------------------------------------------
Farnham Gas Storage LLC                                                                                        0
----------------------------------------------------------------------------------------------------------------
Jefferson Gas Storage LLC                                                                                      0
----------------------------------------------------------------------------------------------------------------
Moab Gas Storage LLC                                                                                           0
----------------------------------------------------------------------------------------------------------------
City Gate LLC
----------------------------------------------------------------------------------------------------------------
PacifiCorp Energy Services, Inc.                             1,000                       10              800,000
----------------------------------------------------------------------------------------------------------------
Encorp                                                                                                 1,750,000
----------------------------------------------------------------------------------------------------------------
PacifiCorp Energy Ventures, Inc.                             1,000                       10            2,800,000
----------------------------------------------------------------------------------------------------------------
Black Light                                                                                            2,980,000
----------------------------------------------------------------------------------------------------------------
Intellogis                                                                                                     0
----------------------------------------------------------------------------------------------------------------
Maxwell Energy                                                                                         3,000,000
----------------------------------------------------------------------------------------------------------------
Nth Power Management, LP                                                                               4,850,790
----------------------------------------------------------------------------------------------------------------
Trinity Fly Wheel                                                                                              0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Financial Services, Inc.                                                                  152,211,358
----------------------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================

PacifiCorp International Group Holdings        PGHC                                        Common             112,743,876
 Company
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Power Marketing, Inc.               PGHC                                        Common                   1,000
---------------------------------------------------------------------------------------------------------------------------
PPM 1 LLC                                      PacifiCorp Power Marketing, Inc.               *                         0
---------------------------------------------------------------------------------------------------------------------------
PPM 6 LLC                                      PacifiCorp Power Marketing, Inc.               *
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Trans, Inc.                         PGHC                                        Common               5,000,000
---------------------------------------------------------------------------------------------------------------------------
PACORP                                         PGHC                                        Common                     100
---------------------------------------------------------------------------------------------------------------------------
===================================================================================================================
                                                                                    Number of          12/31/98
               Name of Issuer                  Authorized Shares                  Shares Issued       Book Value
===================================================================================================================
PacifiCorp International Group Holdings                        100                      100          766,274,118
 Company
----------------------------------------------------------------------------------------------------------------
PacifiCorp Power Marketing, Inc.                             1,000                      100            1,355,588
----------------------------------------------------------------------------------------------------------------
PPM 1 LLC                                                                                                      0
----------------------------------------------------------------------------------------------------------------
PPM 6 LLC                                                                                                      0
----------------------------------------------------------------------------------------------------------------
PacifiCorp Trans, Inc.                                       1,000                      100           12,654,850
----------------------------------------------------------------------------------------------------------------
PACORP                                                       1,000                      100                  100
----------------------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
===========================================================================================================================
PACIFICORP FINANCIAL SERVICES, INC.
---------------------------------------------------------------------------------------------------------------------------
Birmingham Syn Fuel I, Inc.          PFS                                            Common                   1,059,000
---------------------------------------------------------------------------------------------------------------------------
Birmingham Syn Fuel, LLC             49% to Birmingham Syn Fuel I,                    *                              -
                                     Inc.     51% to Birmingham Syn
                                     Fuel II, Inc.
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Syn Fuel, LLC             49% to Birmingham Syn Fuel I,                    *                      1,058,000
                                     Inc.     51% to Birmingham Syn
                                     Fuel II, Inc.
---------------------------------------------------------------------------------------------------------------------------
Birmingham Syn Fuel II, Inc.         PFS                                            Common                   1,102,000
---------------------------------------------------------------------------------------------------------------------------
Birmingham Syn Fuel, LLC             49% to Birmingham Syn Fuel I,                    *                          1,000
                                     Inc.     51% to Birmingham Syn
                                     Fuel II, Inc.
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Syn Fuel, LLC             49% to Birmingham Syn Fuel I,                    *                      1,102,000
                                     Inc.     51% to Birmingham Syn
                                     Fuel II, Inc.
---------------------------------------------------------------------------------------------------------------------------
CS Holdings, Inc.                    Pacific Minerals  (2/3)                        Common               N/A
---------------------------------------------------------------------------------------------------------------------------
Koala FSC, Ltd.                      PFS                                            Common                 131,142,000
---------------------------------------------------------------------------------------------------------------------------
Leblon Sales Corporation             PFS                                            Common                  22,069,000
---------------------------------------------------------------------------------------------------------------------------
Paccom Leasing Corporation           PFS (100 common); PGHC (1                      Common               N/A
                                     preferred); PFS (100 preferred)             Preferred
---------------------------------------------------------------------------------------------------------------------------
Pacific Development (Property),      PFS                                            Common               N/A
 Inc.
---------------------------------------------------------------------------------------------------------------------------
Pacific Harbor Capital, Inc.         PFS                                            Common               N/A
---------------------------------------------------------------------------------------------------------------------------
Lakewood Properties, Inc.            Pacific Harbor Capital, Inc.                   Common               N/A
---------------------------------------------------------------------------------------------------------------------------
PFI International, Inc.              PHC                                            Common               N/A
---------------------------------------------------------------------------------------------------------------------------
PFI Lakewood Limited, Inc.           Pacific Harbor Capital, Inc.                                        N/A
---------------------------------------------------------------------------------------------------------------------------
PHC Properties Corporation           Pacific Harbor Capital, Inc.                   Common               N/A
---------------------------------------------------------------------------------------------------------------------------
=================================================================================================
                                                                     Number of          12/31/98
               Name of Issuer                  Authorized Shares   Shares Issued       Book Value
=================================================================================================
PACIFICORP FINANCIAL SERVICES, INC.
-------------------------------------------------------------------------------------------------
Birmingham Syn Fuel I, Inc.                       1,000                  100            1,921,552
-------------------------------------------------------------------------------------------------
Birmingham Syn Fuel, LLC                                                               -3,496,519


-------------------------------------------------------------------------------------------------
PacifiCorp Syn Fuel, LLC                                                               -6,415,461


-------------------------------------------------------------------------------------------------
Birmingham Syn Fuel II, Inc.                      1,000                  100            2,057,682
-------------------------------------------------------------------------------------------------
Birmingham Syn Fuel, LLC                                                                see above


-------------------------------------------------------------------------------------------------
PacifiCorp Syn Fuel, LLC                                                                see above


-------------------------------------------------------------------------------------------------
CS Holdings, Inc.                               100,000                1,000           -8,829,903
-------------------------------------------------------------------------------------------------
Koala FSC, Ltd.                                   1,200                1,200          -23,893,896
-------------------------------------------------------------------------------------------------
Leblon Sales Corporation                          1,000                1,000          -26,147,033
-------------------------------------------------------------------------------------------------
Paccom Leasing Corporation                          500                  100            3,560,312
                                                     1                    1
-------------------------------------------------------------------------------------------------
Pacific Development (Property),                                            1            4,231,736
 Inc.
-------------------------------------------------------------------------------------------------
Pacific Harbor Capital, Inc.                      1,000                  407           93,996,636
-------------------------------------------------------------------------------------------------
Lakewood Properties, Inc.                         1,000                  100                    0
-------------------------------------------------------------------------------------------------
PFI International, Inc.                           1,000                1,000                2,949
-------------------------------------------------------------------------------------------------
PFI Lakewood Limited, Inc.                                                                      0
-------------------------------------------------------------------------------------------------
PHC Properties Corporation                        1,000                  100           -3,282,303
-------------------------------------------------------------------------------------------------

=========================================================================================================================
               Name of Issuer              Shares Held By           Title of Issue                      Original Cost
=========================================================================================================================
PCC Holdings, Inc.                   PFS                               Common                                  108,000
                                                                       Preferred
-------------------------------------------------------------------------------------------------------------------------
Hillsborough Leasing Services, Inc.  PCC Holdings, Inc.                Common                            N/A
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Capital, Inc.                                                                                             -
-------------------------------------------------------------------------------------------------------------------------
Stanan Computer Leasing, Inc.        PCC Holdings, Inc.                Common                                        -
-------------------------------------------------------------------------------------------------------------------------
PNF Holdings, Inc.                   PFS                               Common                            N/A
-------------------------------------------------------------------------------------------------------------------------
VCI Acquisition Co.                  PFS                               Common                            N/A
                                                                       Preferred
-------------------------------------------------------------------------------------------------------------------------
=================================================================================================
                                                                    Number of          12/31/98
               Name of Issuer                  Authorized Shares  Shares Issued       Book Value
=================================================================================================
PCC Holdings, Inc.                                  500                    1           -4,524,100
                                                      1                    0
-------------------------------------------------------------------------------------------------
Hillsborough Leasing Services, Inc.                   1                    1                    0
-------------------------------------------------------------------------------------------------
PacifiCorp Capital, Inc.                                                                        0
-------------------------------------------------------------------------------------------------
Stanan Computer Leasing, Inc.                       500                  500                    0
-------------------------------------------------------------------------------------------------
PNF Holdings, Inc.                                1,000                  100              808,501
-------------------------------------------------------------------------------------------------
VCI Acquisition Co.                               5,000                  100                    0
                                                  5,000                    0
-------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PACIFICORP INTERNATIONAL GROUP HOLDINGS                                                 Common              112,743,876
 COMPANY
-------------------------------------------------------------------------------------------------------------------------
Eastern Investment Company (EIC)          PIGHC                                         Common              140,000,000
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Australia, LLC (20%)           EIC/PAN-PAC                                     *                 140,000,000
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Australia Holdings Pty. Ltd.   Judith A. Earls (1) and PacifiCorp           Ordinary           1,575,153,400
                                          Australia LLC (owns remainder)
-------------------------------------------------------------------------------------------------------------------------
Powercor Australia Limited                PacifiCorp Australia Holdings Pty Ltd       Preferred           1,573,171,493
-------------------------------------------------------------------------------------------------------------------------
Australia Ombudsman Corporation                                                                                     N/A
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Australia, Inc.                 PacifiCorp Australia, LLC                     Common                       10
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Ventures, Inc.                  Hazelwood Australia, Inc.                     Common                   50,181
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Finance LP                      Hazelwood Australia, Inc.                       *                      50,181
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Holdings, Inc.                  Hazelwood Australia, Inc.                     Common               15,719,865
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Pacific Pty Ltd (10%)           HHI, HAI and PacifiCorp Global Inc.          Ordinary              15,719,863


-------------------------------------------------------------------------------------------------------------------------
Hazelwood Power Partners                  Hazelwood Pacific Pty Ltd.                      *                 145,612,000
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Global, Inc. (PGI) (90%)       Hazelwood Australia, Inc.                    Ordinary             141,478,785
-------------------------------------------------------------------------------------------------------------------------
Hazelwood Pacific Pty Ltd                 PGH/HHI                                                           141,478,783
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp EnergyCo Holdings LLC          PGHC                                            *                           0
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp EnergyCo                       PacifiCorp Energy Co. Holdings LLC (1        Ordinary                       0
                                          nominee share); PIGHC (1)
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Services Limited               PacifiCorp EnergyCo.                         Ordinary                       0
-------------------------------------------------------------------------------------------------------------------------
PacifiCorp Finance (UK) Limited           PacifiCorp Finance (UK) Ltd.                 Ordinary                       0
-------------------------------------------------------------------------------------------------------------------------
====================================================================================================
                                                                     Number of          12/31/98
               Name of Issuer                  Authorized Shares   Shares Issued       Book Value
====================================================================================================
PACIFICORP INTERNATIONAL GROUP HOLDINGS                100                  100          766,274,118
 COMPANY
----------------------------------------------------------------------------------------------------
Eastern Investment Company (EIC)                       500                  100          154,946,680
----------------------------------------------------------------------------------------------------
PacifiCorp Australia, LLC (20%)                                                          158,000,382
----------------------------------------------------------------------------------------------------
PacifiCorp Australia Holdings Pty. Ltd.          1,000,000                    2        1,547,600,514

----------------------------------------------------------------------------------------------------
Powercor Australia Limited                       1,650,000            1,650,000        1,548,731,431
----------------------------------------------------------------------------------------------------
Australia Ombudsman Corporation                                                                  N/A
----------------------------------------------------------------------------------------------------
Hazelwood Australia, Inc.                              500                  100          -16,493,051
----------------------------------------------------------------------------------------------------
Hazelwood Ventures, Inc.                               500                  100               50,181
----------------------------------------------------------------------------------------------------
Hazelwood Finance LP                                                                          50,181
----------------------------------------------------------------------------------------------------
Hazelwood Holdings, Inc.                            50,000                    2           15,153,000
----------------------------------------------------------------------------------------------------
Hazelwood Pacific Pty Ltd (10%)                 10,000,000                PG - 8          13,163,000
                                                                          HH -1
                                                                          HAI - 91
----------------------------------------------------------------------------------------------------
Hazelwood Power Partners                                                                 100,848,000
----------------------------------------------------------------------------------------------------
PacifiCorp Global, Inc. (PGI) (90%)                                           2          136,387,000
----------------------------------------------------------------------------------------------------
Hazelwood Pacific Pty Ltd                                                                118,472,000
----------------------------------------------------------------------------------------------------
PacifiCorp EnergyCo Holdings LLC                                                                   0
----------------------------------------------------------------------------------------------------
PacifiCorp EnergyCo                                    100                    2                    0

----------------------------------------------------------------------------------------------------
PacifiCorp Services Limited                    100,000,000                    1                    0
----------------------------------------------------------------------------------------------------
PacifiCorp Finance (UK) Limited                100,000,000                    1                    0
----------------------------------------------------------------------------------------------------

===========================================================================================================================
               Name of Issuer                  Shares Held By                          Title of Issue       Original Cost
===========================================================================================================================
PacifiCorp Acquisitions                                                                                               0
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Investments (Middle East)      PIGHC                                        Ordinary                   3,280
 Int'l Holding Co. Ltd.
---------------------------------------------------------------------------------------------------------------------------
Pan-Pacific Global Corporation            PGHC                                          Common              560,000,000
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Australia, LLC (80%)           EIC/PAN-PAC                                     *                 560,000,000
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Australia Holdings Pty. Ltd.                                                   *                   See above
---------------------------------------------------------------------------------------------------------------------------
Powercor Australia Limited                                                                *                   See above
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Philippines Development Corp.  Pan-Pacific Global                            Common                1,333,085
---------------------------------------------------------------------------------------------------------------------------
Ambuklao Power, Inc.                      PacifiCorp Philippines Development Corp.                      No equity ownership
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp Turkey Development Corp.       Pan-Pacific Global                            Common                  438,759
---------------------------------------------------------------------------------------------------------------------------
PacifiCorp UK Development Corp.           Pan-Pacific Global                            Common                  418,409
---------------------------------------------------------------------------------------------------------------------------
==================================================================================================
                                                                       Number of         12/31/98
               Name of Issuer                  Authorized Shares     Shares Issued      Book Value
==================================================================================================
PacifiCorp Acquisitions                                                                          0
--------------------------------------------------------------------------------------------------
PacifiCorp Investments (Middle East)               1,000                    2                3,280
 Int'l Holding Co. Ltd.
--------------------------------------------------------------------------------------------------
Pan-Pacific Global Corporation                       500                  100          609,147,311
--------------------------------------------------------------------------------------------------
PacifiCorp Australia, LLC (80%)                                                        640,881,392
--------------------------------------------------------------------------------------------------
PacifiCorp Australia Holdings Pty. Ltd.                                                see above
--------------------------------------------------------------------------------------------------
Powercor Australia Limited                                                             see above
--------------------------------------------------------------------------------------------------
PacifiCorp Philippines Development Corp.          50,000               10,000             -380,820
--------------------------------------------------------------------------------------------------
Ambuklao Power, Inc.
--------------------------------------------------------------------------------------------------
PacifiCorp Turkey Development Corp.               50,000               10,000                    0
--------------------------------------------------------------------------------------------------
PacifiCorp UK Development Corp.                   50,000               10,000             -225,921
--------------------------------------------------------------------------------------------------


                     SCOTTISHPOWER AND SUBSIDIARY COMPANIES


* Less than (Pounds)1k
Information as at 31 March 1999

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
ScottishPower NA 1 Limited    Scottish Power plc                    10          10,000  Ordinary shares               10
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower NA 2 Limited    Scottish Power plc                    90          90,000  Ordinary shares               90
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Inc             Scottish Power plc               *                   100  Common stock              *
------------------------------------------------------------------------------------------------------------------------
Caledonian Gas Limited        Scottish Power plc                   188         250,000  Ordinary shares              188
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Camjar plc                    Scottish Power plc                 5,122         284,000  Ordinary shares            5,122
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                               151,000  10% cumulative
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
                                                                                        redeemable
------------------------------------------------------------------------------------------------------------------------
                                                                                        preference shares
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                                35,000  10% cumulative convertible
------------------------------------------------------------------------------------------------------------------------
                                                                                        preference shares
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Spotlight Trading Limited     Camjar plc                       *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Telephone Information         Camjar plc                         1,280         350,000  Ordinary shares          Nil
 Service plc                                                                            (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Scottish Energy Services      Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Trustees        Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Distribution    Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Energy Supply   Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Gas Limited     Scottish Power plc               *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Generation      Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Investments     Scottish Power plc               100,000     100,000,000  Ordinary shares          100,000
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Beaufort Energy Limited       ScottishPower                    *                     2  Ordinary shares           *
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
CRE Energy Limited            Beaufort Energy Limited          *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Caledonian Communications     ScottishPower                    *                     2  Ordinary shares           *
 Limited                      Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Domestic Appliance            ScottishPower                        250         250,000  Ordinary shares              250
 Insurance Limited            Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Genscot Limited               ScottishPower                        100         100,000  Ordinary shares              100
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb PLC                    Genscot Limited                  894,879     108,458,370  Ordinary shares          894,879
                                                                                        (Pounds)0.50
------------------------------------------------------------------------------------------------------------------------
Manweb Holdings Limited       Manweb PLC                        12,500      12,500,000  Ordinary shares           12,500
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
Barnfleet Limited             Manweb Holdings Limited          *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Contracting Services   Manweb Holdings Limited            1,000       1,000,000  Ordinary shares            1,000
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Energy Consultants     Manweb Holdings Limited               75          75,000  Ordinary shares               75
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Gas Limited            Manweb Holdings Limited              150         150,000  Ordinary shares               75
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Generation Holdings    Manweb Holdings Limited            2,100       2,100,000  Ordinary shares            2,100
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Generation             Manweb Generation                *                     1  Ordinary shares           *
 (Winnington) Limited         Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Pensions Trustee       Manweb Holdings Limited          *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Services Limited       Manweb Holdings Limited               75          75,000  Ordinary shares               75
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Merseyside Power Trading      Manweb Holdings Limited          *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Nominees Limited       Manweb PLC                       *                   100  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Manweb Share Scheme           Manweb PLC                       *                     2  Ordinary shares           *
 Trustees Limited                                                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Scotland On-Line Limited      ScottishPower                        750         750,000  Ordinary shares              750
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Golfing Scotland Limited      Scotland On-Line Limited         *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScotPower Limited             ScottishPower                    *                     2  Ordinary shares           *
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Scotsgrid Limited             ScottishPower                    *                     2  Ordinary shares           *
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Scotspower Limited            ScottishPower                    *                     2  Ordinary shares           *
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Finance         ScottishPower                    *                     2  Ordinary shares           *
 Limited                      Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Insurance       ScottishPower                      9,500       4,750,000  Ordinary shares            9,500
 Limited                      Investments                                               (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
                              Limited
------------------------------------------------------------------------------------------------------------------------
ScottishPower Leasing         ScottishPower                    *                     2  Ordinary shares           *
 Limited                      Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Securities      ScottishPower                    *                     2  Ordinary shares           *
 Limited                      Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower                 ScottishPower                     15,000      15,000,000  Ordinary shares           15,000
 Telecommunications Ltd       Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Demon Internet Limited        ScottishPower                     67,600       1,533,333  Ordinary shares           67,600
                              Telecommunications Ltd                                    (Pounds)0.10
------------------------------------------------------------------------------------------------------------------------
Cityscape Global Media        Demon Internet Limited           *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Cityscape Internet Services   Demon Internet Limited           *                 1,000  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Demon Inc (USA)               Demon Internet Limited             6,060             100  Ordinary shares $1         6,060
------------------------------------------------------------------------------------------------------------------------
Cityscape Limited             Demon Internet Limited           *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Demon Limited                 Demon Internet Limited           *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Dispatch Publishing Limited   Demon Internet Limited                88             100  Ordinary shares               88
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Locomtive Software Group      Demon Internet Limited           *                   200  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Locomtive Software            Locomotive Software              *                   100  Ordinary shares           *
 Developments Limited         Group Limited                                             (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Turnpike 1996 Limited         Locomotive Software              *                   100  Ordinary shares           *
                              Group Limited                                             (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Turnpike Limited              Locomotive Software              *                   100  Ordinary shares           *
                              Group Limited                                             (Pounds)1
------------------------------------------------------------------------------------------------------------------------
The IP Systems Operations     Demon Internet Limited           *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Lancastrian Holdings Limited  ScottishPower                      5,920         220,022  Ordinary shares            5,920
                              Telecommunications Ltd                                    (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Megafone (UK) limited         Lancastrian Holdings             *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Psychic Companions Limited    Lancastrian Holdings             *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
Watermark Games Limited       ScottishPower                      3,090             750  750 "a" ordinary           3,090
                              Telecommunications Ltd                                    shares (Pounds)1
                                                                                        each
------------------------------------------------------------------------------------------------------------------------
                                                                             2,949,249  2,949,249 "b" ordinary
                                                                                        shares (Pounds)0.01
                                                                                        each
------------------------------------------------------------------------------------------------------------------------
SSEB Limited                  ScottishPower                    *                     2  Ordinary shares           *
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Waterline Insurance Limited   ScottishPower                        500         125,000  Ordinary shares              500
                              Investments Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Share Scheme    Scottish Power plc               *                     2  Ordinary shares           *
 Trustees Limited                                                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower                 Scottish Power plc                10,592         250,100  "A" ordinary shares       10,592
 Telecommunications
 (Services) Limited
------------------------------------------------------------------------------------------------------------------------
MergeCo Limited               ScottishPower                    *                     2  Ordinary shares           *
                              Telecommunications                                        (Pounds)1
                              (Services) Limited
------------------------------------------------------------------------------------------------------------------------
Pinnacle Cellular Group       ScottishPower                      3,827           1,000  Ordinary shares            3,827
 Limited                      Telecommunications                                        (Pounds)0.04
                              (Services) Limited
------------------------------------------------------------------------------------------------------------------------
Pinnacle Air Time Limited     Pinnacle Cellular Group          *                40,000  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Pinnacle Cellular Limited     Pinnacle Cellular Group          *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Pinnacle Paging Limited       Pinnacle Cellular Group          *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Pinnacle Phone Services       Pinnacle Cellular Group          *                     2  Ordinary shares           *
 Limited                      Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Pinnacle Service Centre       Pinnacle Cellular Group          *                     2  Ordinary shares           *
 Limited                      Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Woodend Group Limited         ScottishPower                    *            26,382,515  26,306,000                *
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
                              Telecommunications                                        ordinary shares
                              (Services) Limited                                        (Pounds)0.10
------------------------------------------------------------------------------------------------------------------------
                                                                                        76,515 "a" ordinary
                                                                                        shares (Pounds)0.10
------------------------------------------------------------------------------------------------------------------------

Woodend Holdings Limited      Woodend Group Limited              1,070           1,010  1,010 preferred          nil
                                                                                        convertible ord
                                                                                        shares (Pounds)1
                                                                                        each
------------------------------------------------------------------------------------------------------------------------
                                                                                 1,000  1,000 ordinary
                                                                                        shares (Pounds)1
                                                                                        each
------------------------------------------------------------------------------------------------------------------------
                                                                               128,800  128,800 "b"
                                                                                        redeemable
                                                                                        preference
                                                                                        shares (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                                31,200  31,200 "c"
                                                                                        preference shares
                                                                                        (Pounds)1 each
------------------------------------------------------------------------------------------------------------------------
Woodend Cellular Limited      Woodend Holdings Limited         *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Woodend Communications        Woodend Holdings Limited           1,232          20,001  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower                 Scottish Power plc               *                     2  Ordinary shares           *
 Telecommunications                                                                     (Pounds)1
 Holdings Limited
------------------------------------------------------------------------------------------------------------------------
ScottishPower Transmission    Scottish Power plc               *                     2  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
SMW Limited                   Scottish Power plc               *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water PLC            Scottish Power plc             1,384,555     156,642,565  Ordinary shares        1,384,555
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Aquaclear Limited             Southern Water PLC               *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Bowsprit Holdings Limited     Southern Water PLC               *                   100  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Bowsprit Property             Bowsprit Holdings Limited        *                     2  Ordinary shares           *
 Developments Limited                                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Monk Rawling Limited          Bowsprit Holdings Limited        *                     2  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
ES Taylor (Worthing)          Southern Water PLC                   503         353,572  Ordinary shares              503
 Holdings Limited                                                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                                75,000  Preferred ordinary
                                                                                        shares (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                                75,000  Preference shares
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
James Leppard & Sons Limited  ES Taylor (Worthing)                   4              35  Ordinary shares                4
                              Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
                                                                                 3,500  Deferred ordinary
                                                                                        shares (Pounds)1
------------------------------------------------------------------------------------------------------------------------
T & E Hire (Tool &            ES Taylor (Worthing)             *                     2  Preference shares         *
 Equipment) Limited           Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Taylor Plant & Haulage        ES Taylor (Worthing)                   1           1,000  Preference shares              1
 Limited                      Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Taylors Glass & Waste         ES Taylor (Worthing)             *                   100  Preference shares         *
 Recycling Limited            Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
TES Environmental Services    ES Taylor (Worthing)             *                   100  Preference shares         *
 Limited                      Holdings Limited                                          (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Ecoclear Limited              Southern Water PLC                 2,000       2,000,000  Ordinary shares            2,000
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Hazeley Down Mineral Water    Southern Water PLC                     1           1,000  Ordinary shares                1
 Company Limited                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Linemicro Limited             Southern Water PLC               *                10,000  Ordinary shares           *
                                                                                        (Pounds)0.01
------------------------------------------------------------------------------------------------------------------------
                                                                                 2,500  "A" ordinary shares
                                                                                        (Pounds)0.01
------------------------------------------------------------------------------------------------------------------------
MW Longley Limited            Southern Water PLC                    10          10,000  Ordinary shares               10
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
ScottishPower Group Money     Southern Water PLC               *                   100  Ordinary shares           *
 Purchase Pension Scheme                                                                (Pounds)1
 Limited
------------------------------------------------------------------------------------------------------------------------
Southern Southern Science     Southern Water PLC                    35          35,000  Ordinary shares               35
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Excutive       Southern Water PLC               *                     2  Ordinary shares           *
 Pension                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
 Scheme Trustees Limited
------------------------------------------------------------------------------------------------------------------------
Southern Water Global         Southern Water PLC                    35          34,994  Ordinary shares               35
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Industries     Southern Water PLC                    45          45,000  Ordinary shares               45
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Contract Services (S.E)       Southern Water                   *                   100  Ordinary shares           *
 Limited                      Industries  Limited                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Mirror Image   Southern Water PLC               *                     3  Ordinary shares           *
 Pension Trustees Limited                                                               (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Pension        Southern Water PLC               *                     3  Ordinary shares           *
 Trustees Limited                                                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Services       Southern Water PLC                    56          56,000  Ordinary shares               56
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Pipeworks Limited             Southern Water Services          *                   100  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Services       Southern Water Services               13          50,000  Ordinary shares               13
 Finance plc                  Limited                                                   (Pounds)1 (part
                                                                                        paid (Pounds)0.25)
------------------------------------------------------------------------------------------------------------------------
Southern Water Share Scheme   Southern Water PLC               *                     2  Ordinary shares           *
 Trustees Limited                                                                       (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Southern Water Technologies   Southern Water PLC               *                   100  Ordinary shares           *
 Limited                                                                                (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Timber Clear Limited          Southern Water PLC               *                   100  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Water Working Limited         Southern Water PLC               *                   100  Ordinary shares           *
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Teledata (Holdings) Limited   Scottish Power plc                10,870          30,000  Ordinary shares           10,870
                                                                                        (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Teledata (Outsourcing)        Teledata (Holdings)              *                   100  Ordinary shares           *
 Limited                      Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
The CallCentre Service        Teledata (Outsourcing)               483       4,464,036  Ordinary shares              483
 Limited                      Limited                                                   (Pounds)0.50
------------------------------------------------------------------------------------------------------------------------
                                                                               380,967  Preference shares (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Teledata Scotland Limited     Teledata (Holdings)              *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
The Information Service       Teledata (Holdings)                1,541       4,073,100  Ordinary shares           *
 Limited                      Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Clubcall Telephone Services   The Information Service            2,068       2,067,702  Ordinary shares            2,068
 Limited                      Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Name of Issuer                   Shares held by ( ie     Original Cost    Number of       Class of Share     Book Value
                                  Immediate Parent)        (Pounds)k     Shares Held          Capital

------------------------------------------------------------------------------------------------------------------------
Clubline Services Limited     The Information Service          *                     2  Ordinary shares           *
                              Limited                                                   (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Telephone International       Scottish Power plc                 1,569         106,250  Ordinary shares            1,569
 Media Holdings Limited                                                                 (Pounds)1
------------------------------------------------------------------------------------------------------------------------
Copperteam Limited            Telephone International          *                     4  Ordinary shares           *
                              Media Holdings Limited                                    (Pounds)0.50
------------------------------------------------------------------------------------------------------------------------
Telephone International       Telephone International              650             650  Ordinary shares          nil
 Media Limited                Media Holdings Limited                                    (Pounds)1
------------------------------------------------------------------------------------------------------------------------
TIM Limited                   Telephone International          *                     2  Ordinary shares           *
                              Media Holdings Limited                                    (Pounds)1
------------------------------------------------------------------------------------------------------------------------

                         INVESTMENTS IN OTHER COMPANIES

10. Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owning such investment or an amount in excess of $25,000 (whichever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in answer to Item 8.

     (a) Investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant:

          To the best of knowledge of ScottishPower's management, there is none.


     (b) Investments of the registrant and of each subsidiary thereof in the securities of other enterprises:

PacifiCorp
Investments in Other Companies
As of November 29, 1999

----------------------------------------------------------------------------------------------------------------------------
    Name of Owner          Name of Enterprise      Description of      Number of     Principal Amount/  Book Value ($000s)
                                                     Securities       Shares/Units     Original Cost


----------------------------------------------------------------------------------------------------------------------------
PacifiCorp Financial    Covol Technologies,       Stock                     171,213      $1,166,982.00  $
 Services, Inc.         Inc./1/                                                                         -
----------------------------------------------------------------------------------------------------------------------------
PacifiCorp Financial    Comdial Corporation /2/   Common Stock              131,576            723,744          1,093,726
 Services, Inc.
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
    Name of Owner       Amount Pledged
                         as Collateral
                            ($000s)

---------------------------------------
PacifiCorp Financial
 Services, Inc.
---------------------------------------
PacifiCorp Financial
 Services, Inc.
---------------------------------------

/1/ Coval is an engineering company that created a coal processing method to separate grades of coal used in the SynFuels plants. PacifiCorp had an investment in Coval as of 11/29/99, but at this time no longer holds any stock in this company.

/2/ Comdial creates integrated digital communications solutions that incorporate convergent voice and data technologies. It is actively engaged in creating integrated voice/data solutions for businesses with special needs. Comdial offers a variety of telephone systems, including Digital Systems, solutions and software applications and analog and other products.

ScottishPower
Investments in Other Companies
As of March, 1999

Name of Enterprise                      Name of Owner               Original        Number of       Class of Share     Book Value
                                                                   Cost Shares       Shares
                                                                    (Pounds)k                                          (Pounds)k

---------------------------------------------------------------------------------------------------------------------------------
Wind Resources Limited        Manweb Generation Holdings Limited          1,738        1,738,419    Ordinary Shares         1,738
                                                                                                       (Pounds)1
---------------------------------------------------------------------------------------------------------------------------------

                       INDEBTEDNESS OF SYSTEM COMPANIES

11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (which amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness: (Note: By permission of the Staff, this item includes
                          ----
     only indebtedness where the aggregate debt owed by any such company to any one person exceeds the greater of: (i) $25,000 and (ii) an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor.)

     (a)  Debts owed to associate companies:

INDEBTEDNESS OF SYSTEM COMPANIES
As of November 29, 1999
    Name of Debtor            Name of Creditor            Amount Owed          Rate of           Date of
                                                            ($000s)           Interest           Maturity

 ------------------    ---------------------------    ----------------    --------------    ----------------

   PPW                   PGHC                                 $252,895         5.79%               N/A
   PGHC                  PACE                                 $    364         6.15%               N/A
   PGHC                  PIMI                                 $     81         6.15%               N/A
   PGHC                  PacifiCorp Trans                     $  3,866         6.15%               N/A
   PGHC                  PacifiCorp Financial                 $ 13,782         6.15%               N/A
                         Services
   PPM                   PGHC                                 $  1,699         6.15%               N/A
   Pan Pacific           PGHC                                 $ 18,141         6.15%               N/A
   Eastern Inv.          PGHC                                 $  2,999         6.15%               N/A
   PMI                   PPW                                  $    590         5.79%               N/A
   PPW                   PMI                                  $ 14,905         5.46%               N/A

   Powercor              PA LLC                               $    985          N/A                N/A
   Powercor              PAH (Operating a/c)                  $289,185          N/A                N/A
   PAH (Equity a/c)      Powercor                             $538,648          N/A                N/A
   PHI                   Powercor                             $     19          N/A                N/A
   Elec Ops              Powercor                             $ 11,039          N/A                N/A
   Powercor              Elec Ops                             $     84          N/A                N/A
   Powercor              Hazelwood Pacific                    $    895          N/A                N/A
   Powercor              HAI                                  $      1          N/A                N/A
   PAH                   PALLC                                $288,181          N/A                N/A
   PALLC                 PAH                                  $660,348          N/A                N/A
   PHI                   PAH                                  $    823          N/A                N/A
   PAH                   PPW                                  $  2,264          N/A                N/A

   PHI                   PA LLC                               $    106          N/A                N/A
   PA LLC                HAI                                  $151,012          N/A                N/A
   Eastern               PA LLC                               $ 57,474          N/A                N/A
   PAPL                  PA LLC                               $238,543          N/A                N/A
   Pan-Pacific           PAPL                                 $238,547          N/A                N/A
   PGHC                  Hazelwood Pacific                    $    787          N/A                N/A
   Elec Ops              Hazelwood Pacific                    $    289          N/A                N/A


   HAI = Hazelwood Australia, Inc
   PACE =
   PAH = PacifiCorp Australia Holdings Pty Ltd
   PA LLC = PacifiCorp Australia, LLC
   PAPL = PacifiCorp Australia Pty Ltd
   PIMI =
   PMI =
   PGHC = PacifiCorp Group Holdings
   PPM =  PacifiCorp Power Marketing
   PPW = PacifiCorp


Debts due to other group company as of 12/31/99:

--------------------------------------------------------------------------------------
Debtor (owed by)   Creditor (owed to)       Amount      Interest Rate      Maturity
                                          (Pounds)*
--------------------------------------------------------------------------------------
CRE                SPUK                      1,304,000             6.5               -
--------------------------------------------------------------------------------------
Caledonian Gas     SPUK                     10,526,000             6.5               -
--------------------------------------------------------------------------------------
CRE                SPIL                     25,000,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               Manweb                   50,510,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               Scottish Power plc      495,511,000             6.5               -
--------------------------------------------------------------------------------------
Southern Water     SPUK                    166,404,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               Thus                     60,114,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               SPIL                     84,683,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               Genscot                 182,817,000             6.5               -
--------------------------------------------------------------------------------------
SPUK               Manweb                   12,526,000             6.5               -
--------------------------------------------------------------------------------------
SP Leasing         SPUK                      1,282,000             6.5               -
--------------------------------------------------------------------------------------
Genscot            SPUK                    697,756,000             6.5               -
--------------------------------------------------------------------------------------
SP Leasing         SPIL                        600,000             6.5               -
--------------------------------------------------------------------------------------
SMW                SPUK                        791,000             6.5               -
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Telecom            SPUK                    156,015,000             6.5               -
--------------------------------------------------------------------------------------
NAGP               Scottish Power plc    $4,000,000,00             7.3            2009
--------------------------------------------------------------------------------------
NAGP               Scottish Power plc    $ 448,000,000             6.6            2014
--------------------------------------------------------------------------------------
NAGP               Scottish Power plc    $ 448,000,000             6.6            2014
--------------------------------------------------------------------------------------

*except as shown.

     Additional information relating to debts of the registrant and subsidiary companies thereof owed to associate companies will be set forth in an Application-Declaration on Form U-1 to be filed by ScottishPower in connection with certain proposed short-term borrowing and money pool arrangements.

     (b)  Debts owed to others at November 29, 1999:

    Name of                Name of                Amount Owed           Rate of         Date of
     Debtor               Creditor                  ($000s)            Interest         Maturity

 ------------   ---------------------------   -----------------     ------------    --------------

   PacifiCorp     Bank of America - CP              $15,000,000             5.76%       01/20/2000
                  Bank of America - CP              $10,000,000             5.71%       01/28/2000
                  Bank of America - CP              $10,000,000             5.72%       02/09/2000
                  Bank of America - CP              $15,000,000             5.71%       02/14/2000
                  JP Morgan - CP                    $45,000,000             5.75%       02/07/2000
                  Wells Fargo - CP                  $50,312,000             5.75%       11/20/1999

   PacifiCorp     Australian & New Zealand          $     6,358             5.40%       01/14/2000
   Australia,     Banking Group
   LLC
                  Australian & New Zealand          $    12,716             5.55%       01/24/2000
                  Banking Group
                  Australian & New Zealand          $     3,179             5.67%       01/31/2000
                  Banking Group
                  Australian & New Zealand          $     6,358             5.20%       02/23/2000
                  Banking Group
                  Australian & New Zealand          $     6,358             5.24%       02/24/2000
                  Banking Group
                  Commonwealth Bank                 $    11,444             5.05%       12/06/1999
                  Commonwealth Bank                 $     9,537             5.21%       01/14/2000
                  Commonwealth Bank                 $    12,716             5.61%       02/08/2000
                  Commonwealth Bank                 $    12,716             5.59%       02/14/2000
                  Commonwealth Bank                 $     6,358             5.23%       02/18/2000
                  Commonwealth Bank                 $     6,358             5.21%       02/25/2000

                  Commonwealth Bank                 $    12,716             5.78%       02/29/2000
                  National Australia Bank           $    19,074             5.05%       12/07/1999
                  National Australia Bank           $     9,537             5.25%       12/10/1999
                  National Australia Bank           $     9,537             5.53%       01/18/2000
                  National Australia Bank           $     3,179             5.53%       01/18/2000
                  National Australia Bank           $     9,537             5.73%       01/31/2000
                  National Australia Bank           $    12,716             5.63%       02/16/2000
                  National Australia Bank           $    12,716             5.24%       02/22/2000
                  National Australia Bank           $    12,716             5.80%       02/29/2000
                  Westpac Banking Corp.             $    12,716             5.05%       12/03/1999
                  Westpac Banking Corp.             $     4,451             5.11%       12/03/1999
                  Westpac Banking Corp.             $    15,895             5.26%       12/09/1999
                  Westpac Banking Corp.             $    12,716             5.30%       12/14/1999
                  Westpac Banking Corp.             $     6,358             5.30%       12/15/1999
                  Westpac Banking Corp.             $     6,358             5.52%       01/18/2000
                  Westpac Banking Corp.             $    12,716             5.55%       01/21/2000
                  Westpac Banking Corp.             $    12,716             5.66%       01/27/2000
                  Westpac Banking Corp.             $    12,716             5.55%       02/07/2000
                  Westpac Banking Corp.             $     6,358             5.20%       02/23/2000
                  Westpac Banking Corp.             $    12,716             5.79%       02/28/2000
                  Syndicate Banks*                  $    38,148             5.72%       12/02/1999
                  Syndicate Banks*                  $    25,432             5.88%       01/13/2000
                  Syndicate Banks*                  $    25,432             5.89%       01/28/2000
                  Syndicate Banks*                  $    19,074             6.01%       02/03/2000
                  Syndicate Banks*                  $    19,074             6.14%       02/17/2000

   Hazelwood      Hazelwood Power                   $     7,948             0.00%       03/31/2000
   Pacific        Partnership

* PA LLC credit facility syndicated to Australia & New Zealand Banking Group 9.76%, Commonwealth Bank 4.88%, National Australia Bank 14.63%, Westpac Banking Corp 9.76%, ABN Amro 9.76%, UBS 7.32%, IBJ 4.88%, Bank of America 4.88%, Sumitomo Bank 4.88%, Chase Manhattan Bank 9.76%, Citibank 9.76%, J.P. Morgan 9.76%

Debts owed to others as of 12/31/99:

 Name of Debtor     Name of Creditor        Amount          Interest %      Maturity
---------------------------------------------------------------------------------------
SPUK               European               (Pounds)51.2m*        various            2009
---------------------------------------------------------------------------------------

 Name of Debtor     Name of Creditor        Amount          Interest %      Maturity
---------------------------------------------------------------------------------------
                   Investment Bank
---------------------------------------------------------------------------------------
SPUK               Commercial Paper      (Pounds)274.3m*        various            2000
---------------------------------------------------------------------------------------
SPUK               Loan notes              (Pounds)14.2m        various            2002
---------------------------------------------------------------------------------------
SPUK               Meiji Life          Yen 5,000,000,000           2.13            2007
                   Insurance Co.
---------------------------------------------------------------------------------------
SPUK               Sumitomo Life       Yen 4,000,000,000           2.17            2005
                   Insurance Co.
---------------------------------------------------------------------------------------
Southern Water     European               (Pounds)155.4m        various       2005-2010
 Services/SPUK     Investment Bank
 as Co-borrowers
---------------------------------------------------------------------------------------

* Sterling equivalent of multi-currency issues. Interest rates depend on currency.


                                PRINCIPAL LEASES

11. Describe briefly the principal features of each lease (omitting oil and gas leases) to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year. (Note: By permission of the Staff, this item includes only leases which involve
-----
rental at an annual rate of the greater of (i) $50,000 and (ii) an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year).

 .       All PacifiCorp principal leases are used in conjunction with
PacifiCorp's energy business.

                                                                                   Annual                   Expiration
    Lessee                  Lessor                     Item(s) Leased             Payments     Frequency       Date
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Blue Bell Enterprises         2340 SE Dolphin                  $  186,670.80  Monthly    4-5 yr. Opt.
                                               Warrenton, OR  97146-0000
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              825 N.E. Multnomah               $  457,138.80   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              825 N.E. Multnomah               $   50,719.60   Monthly      9/31/00
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              825 N.E. Multnomah               $  190,740.00   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              825 N.E. Multnomah               $  427,636.72   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              700 N.E. Multnomah, 7th Floor    $  317,616.00   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              700 N.E. Multnomah, Rm 500, 540  $  185,144.16   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              729 N.E. Oregon St., Suite 125   $   74,763.72   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Cooley Family Trust           1033 N.E. 6th Avenue             $  230,604.00   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              830 N.E. Holladay, Suite 200     $  271,599.96   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Ashforth Pacific              830 N.E. Holladay, Suite 200     $  108,252.00   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Kaiser Permanente             500 N.E. Multnomah, Suite 900    $  165,593.16   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Glimcher Lloyd Venture        2201 Lloyd Center, Suite 300     $   73,472.04   Monthly        N/A
                                               Portland, OR  97232
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Portland State University     1900 S.W. 4th Avenue             $  784,452.00   Monthly        N/A
                                               Portland, OR  97201
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Parkrose Business Center      11716 N.E. Sumner Street         $   51,444.00   Monthly    2-5 yr. Opt.
                                               Portland, OR  97220
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Blue Bell Enterprises         7544 N.E. 33rd Street            $  344,025.00   Monthly    4-5 yr. Opt.
                                               Portland, OR  97211-0000
------------------------------------------------------------------------------------------------------------------------

PacifiCorp       Business Props, Inc.          7719 N.E. 21st Avenue            $  110,448.00   Monthly    2-5 yr. Opt.
                                               Portland, OR  97211-0000
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Abul-Haj                      29125 S.W. Casting Street        $  192,500.00   Monthly    4-5 yr. Opt.
                                               Wilsonville, OR  97070-0000
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Wyoming Financial Properties  800 Werner Ct., Suite 300        $   86,785.68   Monthly     5 yr. Opt.
                                               Casper, WV  82601
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Blue Bell Enterprises         320 N. Tenth Street              $   52,062.50   Monthly    4-5 yr. Opt.
                                               Worland, WY  82401
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Nick Nickerson                610 Antler (aka 600 Antler)      $  205,542.96   Monthly   2-10 yr. Opt.
                                               Casper, WY  82601-0000
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Carl Cilensik Rentals         351 Washburn Drive               $   50,400.00   Monthly   1-10 yr. Opt.
                                               Rock Springs, WY  82901
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Boyer-Block 57 Assocs.        201 South Main                   $2,885,340.00   Monthly        None
                                               Salt Lake City, UT  84111
------------------------------------------------------------------------------------------------------------------------
PacifiCorp       Paul Hatch                    1769 West 500 South              $   55,836.00   Monthly      mo-to-mo
                                               Salt Lake City, UT  84104
------------------------------------------------------------------------------------------------------------------------

LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Aintree Retail Park Ltd.    Aintree (Racecourse         Retail Warehouse           (Pounds)119,988
                                                     Retail Park)

----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Crown Estate            Altrincham (Altrincham      Retail Warehouse           (Pounds)182,484
                         Commissionaires             Retail Park)

----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Coal Pension Properties     Ashton (Snipe Retail        Retail Warehouse           (Pounds)128,000
                         Ltd.                        Park)

----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    HSBC Bank Pension Trust     Banbury (Banbury Cross      Retail Warehouse           (Pounds)121,800
                         (UK) Ltd.                   Retail Park)

----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    MFI Properties Ltd.         Barnsley (Twibell St.)      Retail Warehouse           (Pounds)63,900
                                                                                                            Rent Review Outstanding
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Assurance     Bedford (Interchange        Retail Warehouse           (Pounds)120,410.75
                         Co.                         Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Speciality Shops            Birkenhead (The Pyramids    Retail Shop Unit           (Pounds)70,000
                         Birkenhead Ltd.             Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Assurance     Birmingham (One Stop        Retail Warehouse           (Pounds)151,800
                         Co.                         Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Grantchester Properties     Birstall, Leeds (West       Retail Warehouse           (Pounds)250,900
                         (Leeds) Ltd.                Yorkshire Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Peel Investments (North)    Blackburn (Peel Centre)     Retail Warehouse           (Pounds)165,737
                         Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Wirral Borough Council      Bognor Regis (Arun          Retail Warehouse           (Pounds)101,780
                                                     Retail Park)                                           Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Ravenside Investments       Bolton (Ravenside Retail    Retail Warehouse           (Pounds)169,625
                         Ltd.                        Park)                                                  Proportion payable by
                                                     Under-lease part of unit                               Scottish Power -
                                                     to Carpetright                                         (Pounds)92,125
                                                                                                            Proportion payable

 LESSEE                                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         25 years until             1 September 2002
                                              31 August 2022

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         23 years, 2 months         10 August 2003
                                              until 28 September 2021

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         20 years until             29 September 2003
                                              28 September 2018

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         17 years, 3 months until   24 June 2003
                                              29 September 2015

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         25 years until             1 October 1997
                                              30 September 2012
----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         25 years until 28          29 September 2001
                                              September 2021 - break
                                              option at end of year 15
----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         15 years until             13 June 2001
                                              12 June 2011

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         24 years, 2 months until   25 December 2002
                                              24 December 2016

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         25 years until             25 March 2004
                                              24 March 2024

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         22 years, 7 months until   23 June 2001
                                              21 June 2021

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         25 years until             29 September 1999
                                              28 September 2014

----------------------------------------------------------------------------------------------
Scottish Power UK Plc                         21 years, 10 months        29 September 1999
                                              until 29 September 2014


LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            by Carpetright -
                                                                                                            (Pounds)77,500 Rent
                                                                                                            Review Outstanding
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Orbit Investments           Bolton (Middlebrook         Retail Warehouse           (Pounds)151,833
                         (Northern) Ltd.             Retail Park)
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Bradford (Woodhall          Retail Warehouse           (Pounds)80,200
                         Properties Ltd.             Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Universities                Bromborough (Croft          Retail Warehouse           (Pounds)112,500
                         Superannuation Scheme       Retail Park)
                         Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    West Sussex Pension Fund    Bury St. Edmunds (Easlea    Retail Warehouse           (Pounds)102,000
                                                     Road)                                                  Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Mascula Ltd. c/o British    Cambridge (Beehive          Retail Warehouse           (Pounds)146,160
                         Land Property Management    Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Royal London Mutual         Canterbury (Riverside       Retail Warehouse           (Pounds)112,500
                         Insurance Society Ltd.      Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    TSB Group Pension Trust     Castleford (Whitwood        Distribution Warehouse     (Pounds)399,876
                         Ltd.                        Industrial Estate,                                     Scottish Power
                                                     Normanton)                                             under-lease land &
                                                                                                            garage adjacent to
                                                                                                            distribution warehouse
                                                                                                            to SHL Delivery Plus
                                                                                                            Ltd. at a rental of
                                                                                                            (Pounds)11,432 p.a.
                                                                                                            The Licence between
                                                                                                            Scottish Power and SHL
                                                                                                            expires 31.03.2000
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Union Property Holdings     Chester (The                Retail Warehouse           (Pounds)134,000
                         (Investments) Ltd. c/o      Greyhound Park)
                         British Land

-----------------------------------------------------------------------------------------------------------------------------------


 LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------
Scottish Power UK Plc        25 years until 29          30 January 2003
                             September 2022
----------------------------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             27 August 2003
                             26 August 2018

-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             24 July 2001
                             23 July 2016


-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             29 September 1999
                             28 September 2019

-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             28 September 2000
                             28 September 2020

-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 December 2002
                             24 December 2022

-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 August 2000
                             24 August 2020









-----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             29 September 2000
                             24 March 2016


-----------------------------------------------------------------------------




LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    MFI Properties Ltd.         Chichester (Portfield       Retail Warehouse           (Pounds)105,000
                                                     Retail Park)                                           Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Adamant Investments         Colchester (Tollgate        Retail Warehouse           (Pounds)143,195
                         Corporation Ltd.            Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    JJ Gallagher Ltd.           Coventry (Gallagher         Retail Warehouse           (Pounds)125,212.50
                                                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Diageo Pension Trust        Cramlington (Cramlington    Retail Warehouse           (Pounds)77,700
                         Ltd. c/o The Royal Bank     Retail Park)
                         of Scotland Plc

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Standard Life           Crawley (County Oak         Retail Warehouse           (Pounds)180,756
                         Assurance Co.               Retail Park)

------------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Philips & Drew Fund         Crewe (Grand Junction       Retail Warehouse           (Pounds)84,966
                         Property Partnership        Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Ravenside Investments       Derby (The Meteor Centre)   Retail Warehouse           (Pounds)97,660
                         Ltd.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    S. G. Warburt Trust Co.     Doncaster (York Road        Retail Warehouse           (Pounds)254,150
                         Ltd. as Trustee of the      Retail Park)                                           Proportion payable by
                         Mercury Property Fund       Under-lease part of unit                               Scottish Power -
                                                     to Kingsbury Furniture                                 (Pounds)88,150
                                                     Stores                                                 Proportion payable by
                                                                                                            Kingsbury -
                                                                                                            (Pounds)166,000
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Chelsfield M. H.            Dudley (Merry Hill          Retail Warehouse           (Pounds)189,532
                         Investments Ltd.            Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Royal Pension Fund      Durham (Mercia Retail       Retail Warehouse           (Pounds)121,500
                         for Nurses                  Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Grosvenor Hill              Eastbourne (Lottbridge      Retail Warehouse           (Pounds)108,000
                         (Sheffield) Ltd.            Drove Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Trustees of Viscount    Folkestone (West Park       Retail Warehouse           (Pounds)136,180
                         Folkestone (1963)           Farm South Retail Park)
                         Settlement

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Allied Carpets              Gateshead (Unit 8, Team     Retail Warehouse           (Pounds)125,000
                                                     Valley Retail Park)



 LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc        17 years until             25 December 1999
                             22 December 2014

----------------------------------------------------------------------------
Scottish Power UK Plc        35 years until             29 September 2004
                             28 September 2024

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             11 August 2002
                             24 March 2022

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 December 2003
                             24 December 2018


----------------------------------------------------------------------------
Scottish Power UK Plc        15 years, 11 months        24 October 2002
                             until 28 September 2013

----------------------------------------------------------------------------

Scottish Power UK Plc        25 years until             22 June 2000
                             24 March 2020

----------------------------------------------------------------------------
Scottish Power UK Plc        30 years, 6 months         29 September 2002
                             until 24 March 2023

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             18 March 2001
                             18 March 2016





----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             24 June 2001
                             23 June 2011

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 December 2003
                             24 December 2018

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             28 September 2002
                             28 September 2022

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             29 September 2002
                             24 December 2022


----------------------------------------------------------------------------
Scottish Power UK Plc        29 years less 3 days       25 March 2002
                             until 22 March 2022


LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Gateshead (Unit 15, Team    Retail Warehouse           (Pounds)201,620
                         Properties Ltd.             Valley Retail Park)                                    Proportion payable by
                                                     Under-lease part of unit                               Scottish Power -
                                                     to A. G. Stanley                                       (Pounds)127,848
                                                                                                            Proportion payable by A.
                                                                                                            G. Stanley -
                                                                                                            (Pounds)73,772
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Milner Group Properties     Gloucester (Eastern         Retail Warehouse           (Pounds)150,000
                         Ltd.                        Avenue Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Allied Dunbar Life          Grimsby (Alexandra Dock     Retail Warehouse           (Pounds)111,445
                         Assurance Plc               Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Whelan Ltd.                 Guiseley (West Side         Retail Warehouse           (Pounds)110,165
                                                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Leicestershire County       Harrogate (Plumpton Park)   Retail Warehouse           (Pounds)136,000
                         Council

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Investment    Horsham (62 West Street)    Retail Shop Unit           (Pounds)93,250
                         Funds Ltd.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    MFI Properties Ltd.         Huddersfield (56/57 Beck    Retail Warehouse           (Pounds)75,360
                                                     Road)

------------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Prestbury Group Plc         Huntingdon (Stukeley        Retail Warehouse           (Pounds)105,546
                                                     Road)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Norwich Union Life &        Ipswich (Suffolk Retail     Retail Warehouse           (Pounds)93,000
                         Pensions Ltd.               Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Ocean Accident &        Kings Lynn (Campbells       Retail Warehouse           (Pounds)104,808
                         Guarantee Corporation       Meadow)
                         Ltd. c/o Commercial
                         Union Properties Ltd.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Norwich Union Life &        Leicester (St. Georges      Retail Warehouse           (Pounds)187,918
                         Pensions Ltd.               Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Barclays Nominees           Lincoln (14 The Sidings)    Retail Warehouse           (Pounds)114,636.50
                         (George Yard) Ltd. c/o                                                             Rent Review Outstanding
                         BZW Property Investment
                         Management




 LESSEE                   DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc     30 years, 9 months         11 June 2001
                          until 24 March 2022





--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             27 July 2003
                          26 July 2023

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             5 June 2002
                          24 March 2022

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             9 November 2002
                          8 November 2017

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             1 June 2003
                          31 May 2018

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             Lease expires
                          23 June 2002               23 June 2002

--------------------------------------------------------------------------
Scottish Power UK Plc     20 years, 3 months         24 June 2002
                          until 21 June 2012

--------------------------------------------------------------------------

Scottish Power UK Plc     25 years until             24 June 2003
                          23 June 2018

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             25 March 2001
                          24 March 2016

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             25 December 2000
                          25 December 2020



--------------------------------------------------------------------------
Scottish Power UK Plc     24 years until             25 December 2002
                          16 December 2017

--------------------------------------------------------------------------
Scottish Power UK Plc     25 years until             29 September 1999
                          28 September 2019






LESSEE                    LESSOR                     LOCATION                    TYPE OF PROPERTY            ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Liverpool & Lancashire      Liverpool (Edge Lane        Retail Warehouse           (Pounds)99,500
                         Properties Ltd.             Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Ravenside Investment Ltd.   Manchester (White City      Retail Warehouse           (Pounds)74,650
                                                     Retail Park)                                           Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    MFI Properties Ltd.         Middlesbrough (Skippers     Retail Warehouse           (Pounds)68,285
                                                     Lane Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Friends Provident Life      Newbury (Pinchington        Retail Warehouse           (Pounds)120,180
                         Office Ltd.                 Lane)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Royal & Sun Alliance        Northampton (Riverside      Retail Warehouse           (Pounds)178,307.50
                         Property Investments        Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Grantchester Investment     Norwich (Sprowston          Retail Warehouse           (Pounds)102,170
                         Properties Co. Ltd.         Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Norwich (Norfolk Retail     Retail Warehouse           (Pounds)120,516
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Guardian Properties         Nottingham (Castle          Retail Warehouse           (Pounds)196,755
                         (Holdings) Ltd.             Meadow Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Pearl Assurance Plc         Nottingham (Chilwell        Retail Warehouse           (Pounds)94,670
                                                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Barclays Nominees           Peterborough                Retail Warehouse           (Pounds)143,500
                         (George Yard) Ltd. per      (Brotherhood Retail Park)
                         Barclays De Zoette Wedd
                         Property Investment
                         Management Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Nuclear Generation          Pioneer Office Park,        Office Premises            (Pounds)50,000
                         Decommissioning Fund Ltd.   Whitwood Common Lane,
                                                     Castleford

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Equitable Life          Poole (Wessex Gate          Retail Warehouse           (Pounds)142,941
                         Assurance Co.               Retail Park)
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Pillar Property             Preston (Deepdale Retail    Retail Warehouse           (Pounds)75,000
                         Investment                  Park



 LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc        35 years until             5 March 2000
                             5 March 2025

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 December 1999
                             24 December 2014

----------------------------------------------------------------------------
Scottish Power UK Plc        26 years, 8 months         31 May 2000
                             until 27 May 2020

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 March 2002
                             24 March 2022

----------------------------------------------------------------------------
Scottish Power UK Plc        20 years until             29 September 2004
                             28 September 2019

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             24 June 2000
                             23 June 2020

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 March 2003
                             24 March 2023

----------------------------------------------------------------------------
Scottish Power UK Plc        20 years, 9 months         29 September 2003
                             until 28 September 2016

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             24 June 2003
                             23 June 2015

----------------------------------------------------------------------------

Scottish Power UK Plc        25 years until             24 June 2002
                             23 June 2017

----------------------------------------------------------------------------
Scottish Power UK Plc        10 years until             29 September 2003
                             29 September 2008

----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until 28          26 December 2002
                             September 2022
----------------------------------------------------------------------------
Scottish Power UK Plc        25 years until             25 March 2000
                             24 March 2015

LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Stadium (Parkgate) Ltd.     Rotherham (Retail World)    Retail Warehouse           (Pounds)126,600

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Unilever                    Scarborough (Seamer Road)   Retail Warehouse           (Pounds)91,850

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Limes Development Ltd.      Scunthorpe (Lakeside        Retail Warehouse           (Pounds)119,370
                                                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Assurance     Sheffield (Meadowhall       Retail Warehouse           (Pounds)149,300
                         Co. Ltd.                    Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Norwich Union Life &        Sheffield (Drakehouse       Retail Warehouse           (Pounds)141,750
                         Pensions Ltd.               Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    CIN La Salle                Shrewsbury (Meole Brace)    Retail Warehouse           (Pounds)147,440

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Allied Carpets Properties   Solihull (Solihull          Retail Warehouse           (Pounds)106,500
                                                     Retail Park)                                           Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    General Accident Life       Southampton (West Key       Retail Warehouse           (Pounds)161,600
                         Developments Ltd.           Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Grantchester Properties     Southport (Meols Cops       Retail Warehouse           (Pounds)156,000
                         (Southport) Plc             Road)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Liverpool Victoria          St. Helens (St. Helens      Retail Warehouse           (Pounds)97,500
                         Friendly Society Ltd.       Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Do it All Ltd.              St. Helens (King Street)    Retail Warehouse           (Pounds)62,982

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Peel Investments (North)    Stockport (The Peel         Retail Warehouse           (Pounds)233,220
                         Ltd.                        Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Union Property Holdings     Stockton (Unit 5,           Retail Warehouse           (Pounds)143,000
                         (Investments) Ltd.          Teesside Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Union Property Holdings     Stockton (Unit 7a           Retail Warehouse           (Pounds)131,500
                         (Investments) Ltd.          Teesside Retail Park)





 LESSEE                    DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc      35 years until             13 June 2000
                           29 June 2025
----------------------------------------------------------------------------
Scottish Power UK Plc      20 years, 6 months         25 March 2003
                           until 24 March 2013
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             15 May 2003
                           14 May 2023
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             27 August 2002
                           26 August 2017
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 December 2002
                           24 December 2022
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2002
                           28 December 2022
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 1999
                           25 September 2014
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 June 2001
                           24 June 2001
----------------------------------------------------------------------------
Scottish Power UK Plc      20 years until             25 December 2003
                           25 March 2014
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             17 February 2002
                           16 February 2017
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 December 2000
                           20 December 2015
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             26 January 2003
                           25 January 2013
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             20 May 2003
                           19 May 2018
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2001
                           28 September 2016
----------------------------------------------------------------------------


LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Allied Carpets Group Ltd.   Stoke (Festival Retail      Retail Warehouse           (Pounds)84,500
                                                     Park)                                                  Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    NFU Mutual Insurance        Stoke (Springfield          Retail Warehouse           (Pounds)100,000
                         Society Ltd.                Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Norwich Union Pensions      Sunderland (Pallion         Retail Warehouse           (Pounds)87,535
                         Management Ltd.             Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Prudential Assurance    Sunderland (Sunderland      Retail Warehouse           (Pounds)96,752
                         Co. Ltd.                    Retail Park)                                           Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    REA Properties Ltd.         Tamworth (Ventura Retail    Retail Warehouse           (Pounds)130,000
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Telford (Wrekin Retail      Retail Warehouse           (Pounds)99,870
                         Assurance Society Ltd.      Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Grantchester                Thanet, Broadstairs         Retail Warehouse           (Pounds)126,000
                                                     (East Kent Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Peel Investments (North)    Trafford Park,              Retail Warehouse           (Pounds)130,416
                         Ltd.                        Manchester (Trafford
                                                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    OTR Business parks          Tunbridge Wells (Royal      Retail Warehouse           (Pounds)193,830
                                                     Tunbridge Wells Business
                                                     Park)
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    St. James Securities Ltd.   Wakefield (Ings Road)       Retail Warehouse           (Pounds)187,500
                                                     Under-Lease part of unit                               Proportion payable by
                                                     to Kingsbury Furniture                                 Scottish Power -
                                                     Stores                                                 (Pounds)67,500
                                                                                                            Proportion payable by
                                                                                                            Kingsbury -
                                                                                                            (Pounds)120,000
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Texstyle World              Warrington (Alban Retail    Retail Warehouse           (Pounds)64,500
                                                     Park)                                                  Rent Review Outstanding



LESSEE                    DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc      35 years until             24 June 1999
                           21 June 2024

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             16 September 2003
                           15 September 2018

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             28 September 2018
                           28 September 2018

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 March 1999
                           24 March 2019

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2002
                           21 September 2022

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 March 2003
                           28 February 2018

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 December 2003
                           24 December 2023

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 June 2002
                           23 June 2022


---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2002
                           28 September 2022

---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 March 2001
                           5 March 2016






---------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 December 1998
                           22 December 2013
---------------------------------------------------------------------------



LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Argyll Property Asset       Wigan (Loire Drive)         Retail Warehouse           (Pounds)126,745
                         Managers Ltd.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Midland Bank Trust Co.      Winchester (Moorside        Retail Warehouse           (Pounds)120,000
                         Ltd.                        Road Retail Park)

------------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    National Provident          Wolverhampton (St. Johns    Retail Warehouse           (Pounds)90,230
                         Institution                 Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Wrexham (Berse Road)        Retail Warehouse           (Pounds)85,293
                         Properties Ltd.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Aberdeen (Unit              Retail Warehouse           (Pounds)115,665
                                                     4b,Kittybrewster Retail
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Aberdeen (Unit 3,           Retail Warehouse           (Pounds)99,360
                                                     Kittybrewster Retail
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    T. J. Walker                Ayr (220/222 High St.)      Retail Shop Unit           (Pounds)53,900

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Morgan Grenfell Retail      Ayr, (27/29 High St.)       Retail Shop Unit           (Pounds)38,000
                         Property Fund                                           Sub-let to Durham Pine     Rent payable by Durham
                                                                                 Ltd.)                      Pine -
                                                                                                            (Pounds)38,000
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Sun Life Assurance          Ayr (Heathfield Retail      Retail Warehouse           (Pounds)158,300
                         Society                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Scottish Metropolitan       Berwick upon Tweed          Retail Shop Unit           (Pounds)65,000
                                                     (42 Marygate)
------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Caledonian Properties       Bishopbriggs                Retail Warehouse           (Pounds)120,408
                                                     (Strathkelvin Retail
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.S. Ltd.                 Clydebank (3 Sylvania       Retail Shop Unit           (Pounds)52,000
                                                     Way)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.S. Ltd.                 Clydebank (8 Britannia      Retail Shop Unit           (Pounds)53,730
                                                     Way)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Westerwood Development      Broadwood (Antonine         Office Premises            (Pounds)253,044
                         Co.                         House, Unit 5, Broadwood
                                                     Business Park)



LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             16 December 2001
                            28 September 2021

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             25 March 2003
                            24 March 2023

----------------------------------------------------------------------------

Scottish Power UK Plc       25 years until             24 June 2000
                            23 June 2020

----------------------------------------------------------------------------
Scottish Power UK Plc       17 years, 9 months         29 September 2002
                            until 23 June 2010

----------------------------------------------------------------------------
Scottish Power UK Plc       23 years, 9 months         29 September 2001
                            until 28 September 2015


----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             29 September 2000
                            28 September 2015


----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             Lease expires
                            30 July 2001               30 July 2001
----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             2 February 2004
                            1 February 2009


----------------------------------------------------------------------------
Scottish Power UK Plc       20 years until             18 October 2003
                            28 September 2018

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             21 September 2002
                            20 September 2017
----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             2 February 2002
                            2 February 2017


----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             Lease expires
                            1 August 2003              1 August 2003

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             28 August 2000
                            1 August 2015

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             28 August 2000
                            13 February 2020


LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    PDFM Property Partnership   Clydebank (Clyde Retail     Retail Warehouse           (Pounds)69,000
                                                     Park)                                                  Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    City Site Estates           Coatbridge (76 Main St.)    Retail Shop Unit           (Pounds)38,700

-----------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Legal & General             Coatbridge (Faraday         Retail Warehouse           (Pounds)80,000
                                                     Retail Park)                                           Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.N. La Salle             Cumbernauld (7/9 Teviot     Retail Shop Unit           (Pounds)77,800
                         Invedstment Management      Walk)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.N. La Salle             Cumbernauld (23/25          Retail Shop Unit           (Pounds)84,144
                         Investment Management       Teviot Walk)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Halladale Properties Ltd.   Dalkeith (30 High St.)      Retail Shop Unit           (Pounds)32,500

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Governor & Company      Dumbarton (90/92 High       Retail Shop Unit           (Pounds)30,000
                         of The Bank of Scotland     St.)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The British Land Company    Dumbarton (St. James        Retail Warehouse           (Pounds)75,000
                         Plc                         Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Bourne End (Dumfries)       Dumfries (Loreburn          Retail Shop Unit           (Pounds)50,000
                         Ltd.                        Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Britel Fund Trustees Ltd.   Dundee (Unit 12/13 The      Retail Shop Unit           (Pounds)126,500
                                                     Wellgate Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Britel Fund Trustee         Dundee (Unit V, The         Retail Shop Unit           (Pounds)93,800
                         Ltd.                        Wellgate Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Southwark Investments       Dundee (Milton of           Retail Warehouse           (Pounds)101,300
                                                     Craigie Rd. North)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Concession Agreement        Marks & Spencer,            Retail Shop Unit           The higher of
                         with Marks & Spencer        118 Bonnar St.,                                        (Pounds)15,000 per
                                                     Dunfermline                                            quarter (base fee)/a fe
                                                                                                            equal to 7.5% of gross
                                                                                                            turnover

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Chartwell Land              Dunfermline (New            Retail Warehouse           (Pounds)83,750
                         Investments Ltd.            Carnegie Drive Retail
                                                     Park)


LESSEE                     DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 1999
                           28 September 2014

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             15 May 2000
                           7 December 2004
----------------------------------------------------------------------------

Scottish Power UK Plc      25 years until             28 November 1998
                           28 November 2018

----------------------------------------------------------------------------
Scottish Power UK Plc      16 years, 11 months        30 December 2000
                           until 30 December 2005

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             2 February 2003
                           7 May 2018

----------------------------------------------------------------------------
Scottish Power UK Plc      20 years until             Lease expires
                           9 July 2002                9 July 2002
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 June 2001
                           31 July 2011

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             11 November 2000
                           30 October 2015

----------------------------------------------------------------------------
Scottish Power UK Plc      22 years, 9 months         11 November 2002
                           until 31 July 2016

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 August 2004
                           31 July 2019

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             20 August 2003
                           21 August 2018

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             7 March 2001
                           6 March 2016

----------------------------------------------------------------------------
Scottish Power UK Plc      5 years until              Expires 30 April 2002
                           30 April 2002




----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             28 May 2000
                           28 May 2015



LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Norwich Union               East Kilbride (Princes      Retail Shop Unit           (Pounds)116,325
                                                     Mall)                                                  Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             East Kilbride (34 The       Retail Shop Unit           (Pounds)150,400
                         Properties Ltd.             Olympia)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Marks & Spencer             Edinburgh (Unit 4, Gyle     Retail Shop Unit           (Pounds)337,400
                                                     Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Marks & Spencer             Edinburgh (Unit 35, Gyle    Retail Shop Unit           (Pounds)215,670
                                                     Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Pillar Property             Edinburgh (Unit 8,          Retail Warehouse           (Pounds)260,064
                         Investment Ltd.             Kinnaird Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Allied London Properties    Edinburgh (38 New           Retail Shop Unit           (Pounds)47,500
                         Ltd.                        Kirkgate, Leith)                                       Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.N. La Salle             Edinburgh (St. James        Retail Shop Unit           (Pounds)219,000
                         Investment Management       Centre)                                                Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Peel Investments (North)    Edinburgh (Unit 4b,         Retail Warehouse           (Pounds)91,100
                         Ltd.                        Pentland Retail Park,
                                                     Straiton)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Peel Investments (North)    Edinburgh (Unit 5B,         Retail Warehouse           (Pounds)91,565
                         Ltd.                        Pentland Retail Park,
                                                     Straiton)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The British Land Co.        Elgin, (Unit 2, Edgar       Retail Warehouse           (Pounds)64,500
                                                     Rd.)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Capital & Regional          Falkirk (Howgate            Retail Shop Unit           (Pounds)138,500
                         Property Management Ltd.    Shopping Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Sun Life Pensions           Falkirk (High St.)          Retail Shop Unit           (Pounds)58,350
                         Management Property Fund



 LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
-----------------------------------------------------------------------------
Scottish Power UK Plc       24 years, 6 months         25 March 1999
                            until 25 March 2009

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             24 June 2004
                            24 June 2014

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             10 October 2003
                            10 October 2018

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             10 October 2003
                            10 October 2018

-----------------------------------------------------------------------------
Scottish Power UK Plc       24 years until             20 September 2004
                            24 March 2023

-----------------------------------------------------------------------------

Scottish Power UK Plc       25 years until             24 June 1999
                            23 June 2019

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             6 December 1999
                            5 December 2019

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             24 June 2000
                            23 June 2015


-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             24 June 2000
                            23 June 2015


-----------------------------------------------------------------------------
Scottish Power UK Plc       35 years until             25 March 2000
                            27 March 2025

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             12 October 2000
                            12 October 2015

-----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             15 May 2000
                            14 May 2010



LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Lothian & Angus Borders     Galashiels (Channel St.)    Retail Shop Unit           (Pounds)36,660
                         Co-operative Society Ltd.                                                          Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    ND Properties Inc.          Glasgow (Unit 21, The       Retail Shop Unit           (Pounds)52,500
                                                     Forge, Parkhead)                                       Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    ND Properties Inc.          Glasgow (Unit 25, The       Retail Shop Unit           (Pounds)92,635
                                                     Forge, Parkhead)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Retail Property Holdings    Glasgow (Township           Retail Shop Unit           (Pounds)35,250
                         Ltd.                        Centre, Pollok)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    British Land Property       Glasgow (Unit 4,            Retail Warehouse           (Pounds)120,375
                         Management                  Auldhouse Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    British Land Property       Glasgow (Unit 5,            Retail Warehouse           (Pounds)119,835
                         Management                  Auldhouse Retail Park)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Morgan Grenfell             Glasgow (Sauchiehall St.)   Retail Shop Unit           (Pounds)181,500
                                                                                                            Rent Review Outstanding
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Despa Deutsche Sparkassen   Glasgow (St. Enoch          Retail Shop Unit           (Pounds)120,000
                                                     Shopping Centre)                                       Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    C.I.S. Ltd.                 Glenrothes (Unit 17, The    Retail Shop Unit           (Pounds)78,000
                                                     Kingdom Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.S. Ltd.                 Glenrothes (Unit 25, The    Retail Shop Unit           (Pounds)51,765
                                                     Kingdom Centre)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Prudential Assurance    Greenock (Unit 14C,         Retail Shop Unit           (Pounds)80,000
                         Society                     Hamilton Way)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    The Prudential Assurance    Greenock (Unit 18,          Retail Shop Uinit          (Pounds)71,500
                         Society                     Hamilton Way)

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Property      Hamilton (23a Regent Way)   Retail Shop Unit           (Pounds)82,500
                         Investment




LESSEE                     DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 December 1999
                           30 November 2009

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             13 October 1998
                           13 October 2013

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             18 August 2003
                           18 August 2013

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             15 May 2004
                           15 May 2004

----------------------------------------------------------------------------
Scottish Power UK Plc      33 years, 9 months         25 December 2000
                           until 12 February 2024

----------------------------------------------------------------------------
Scottish Power UK Plc      33 years, 9 months         29 September 2000
                           until 12 February 2024

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 July 1999
                           30 June 2004
----------------------------------------------------------------------------
Scottish Power UK Plc      24 years until             24 June 1999
                           29 September 2013

----------------------------------------------------------------------------

Scottish Power UK Plc      35 years until             22 June 2002
                           29 April 2017

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             28 November 2003
                           28 November 2018

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 August 2000
                           24 September 2020

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             2 February 2001
                           2 February 2021

----------------------------------------------------------------------------
Scottish Power UK Plc      20 years, 8 months         28 August 2001
                           until 28 February 2012



LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Equitable Life Assurance    Hamilton (Palace Grounds    Retail Warehouse           (Pounds)239,447
                         Society                     Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power Uk Plc    Hercules Properties UK      Inverness (Inverness        Retail Warehouse           (Pounds)155,961
                         Ltd.                        Retail Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Irvine (Rivergate           Retail Shop Unit           (Pounds)50,500
                         Properties Ltd.             Shopping Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Pardev (Irvine) Ltd.        Irvine (Riverway Retail     Retail Warehouse           (Pounds)92,925
                                                     Park)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    British Land Universal      Kilmarnock (King St.)       Retail Shop Unit           (Pounds)89,200

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Livingston (Unit 14,        Retail Shop Unit           (Pounds)85,000
                         Properties Ltd.             Almondvale Shopping
                                                     Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Land Securities             Livingston (Unit 12,        Retail Shop Unit           (Pounds)70,500
                                                     Almondvale Shopping
                                                     Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    1995/96 ScottishPower EZ    Mossend (Coddington         Distribution Warehouse     (Pounds)600,480
                         Syndicate                   Crescent)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    C.I.S. Limited              Motherwell (Brandon         Retail Shop Unit           (Pounds)59,625
                                                     Parade)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Paisley (Unit 10,           Retail Shop Unit           (Pounds)132,000
                                                     Paisley Shopping Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Legal & General             Paisley (Unit 6a,           Retail Shop Unit           (Pounds)82,325
                                                     Paisley Shopping Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Prudential Portfolio        Perth (St, Catherines       Retail Warehouse           (Pounds)86,500
                         Managers Ltd.               Retail Park)                                           Rent Review Outstanding

------------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Scottish Co-op              Rutherglen (c/o Co-op       Retail Shop Unit           7.5% of total turnover
                                                     Main St.)                                              but not less than
                                                                                                            (Pounds)60,000 p.a.

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Mars Pension Trustees       Rutherglen (Mitchell        Retail Shop Unit           (Pounds)31,250
                         Ltd.                        Arcade Shopping Centre)

------------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Northern Retail             St. Andrews (135 Market     Retail Shop Unit           (Pounds)43,500
                         Properties Ltd.             St.)


LESSEE                     DURATION OF LEASE          RENT REVIEW DATE
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             23 July 2004
                           22 July 2024

----------------------------------------------------------------------------
Scottish Power Uk Plc      25 years until             17 November 2002
                           16 November 2022

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2001
                           28 September 2016

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 June 2000
                           13 July 2015

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             1 August 2002
                           1 August 2012
----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 March 2004
                           24 March 2019


----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 June 2004
                           23 June 2019


----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             15 May 2002
                           14 May 2022

----------------------------------------------------------------------------
Scottish Power UK Plc      24 years, 4 months         11 November 2002
                           until 2 February 2012

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             24 February 2002
                           23 February 2017

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             29 September 2003
                           28 September 2018

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years until             25 December 1999
                           24 December 2014

----------------------------------------------------------------------------

Scottish Power UK Plc
                           Agreement running by tacit relocation


----------------------------------------------------------------------------
Scottish Power UK Plc      5 years, 10 months         Lease expires
                           until 2 February 2001      2 February 2001

----------------------------------------------------------------------------
Scottish Power UK Plc      25 years from              1 January 2002
                           1 January 2016



LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Middleton Investments       Saltcoats (Dockhead St.)    Retail Shop Unit           (Pounds)48,000
                         Ltd.                                                                               Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Standard Life Property      Stirling (Thistle Centre)   Retail Shop Unit           (Pounds)98,000
                         Investment

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    LaSalle Investment          Stirling (Springkerse       Retail Warehouse           (Pounds)90,000
                         Management                  Retail Park)                                           Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    SLC Pooled Pensions Ltd.    Uddingston (Birkenshaw      Retail Warehouse           (Pounds)70,000
                                                     Industrial Estate)                                     Rent Review Outstanding

-----------------------------------------------------------------------------------------------------------------------------------

Scottish Power UK Plc    Morrisons Holdings Ltd.     Wishaw (Main St.)           Retail Shop Unit           (Pounds)61,000

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK Plc    Chester Properties          Wishaw (Caledonia Centre)   Retail Warehouse           (Pounds)85,000
                         (Ventures) Ltd.

-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK plc                                1 Atlantic Quay             Offices                    (Pounds)712,372
                                                     Glasgow
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK plc    Greycoat                    30 Cannon Street            Offices                    (Pounds)232,746
                         Cannon Street (No2)         London
                         Limited
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK plc    Contracting Services        3 Westway Park              Office/Depot               (Pounds)62,500.
                                                     Cultins Road
                                                     Edinburgh
                                                     EH11 4DG
-----------------------------------------------------------------------------------------------------------------------------------
Manweb plc               Legal & General             Birkenhead C S C                                       (Pounds)35,000
-----------------------------------------------------------------------------------------------------------------------------------
Manweb plc               Eagle Star Properties       Crewe ex Retail             Retail Units               (Pounds)64,500
-----------------------------------------------------------------------------------------------------------------------------------
Manweb plc               SLC Pooled Properties       Northwich ex Retail         Retail Units               (Pounds)102,500
-----------------------------------------------------------------------------------------------------------------------------------
Manweb plc               Lloyds Bank                 Manweb House                Offices                    (Pounds)310,000
                                                     Chester Business Park
-----------------------------------------------------------------------------------------------------------------------------------
Southern Water Services  The Standard Life           Victory House               Office                     (Pounds)725,000
                         Assurance Co                Churchill Court
                                                     Manor Royal
                                                     Crawley
                                                     West Sussex



LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             1 August 1999
                            31 July 2009

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             24 August 1999
                            23 August 2009

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             9 May 1999
                            9 May 2019

----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             27 September 1999
                            27 September 2014

----------------------------------------------------------------------------

Scottish Power UK Plc       25 years until             24 June 2001
                            31 July 2011
----------------------------------------------------------------------------
Scottish Power UK Plc       25 years until             14 September 2002
                            13 September 2012

----------------------------------------------------------------------------
Scottish Power UK plc       Until 2016                 April 2001

----------------------------------------------------------------------------
Scottish Power UK plc       Until 2/9/2008             June 2004


----------------------------------------------------------------------------
Scottish Power UK plc                                         2004,2009,2014



----------------------------------------------------------------------------
Manweb plc                  10 years                   July 15 2001
----------------------------------------------------------------------------
Manweb plc                  25 years                   June 9 2000
----------------------------------------------------------------------------
Manweb plc                  25 years                   Sept 29 2000
----------------------------------------------------------------------------
Manweb plc                  15 years                   June 21 2001

----------------------------------------------------------------------------
Southern Water Services     10 years                   March 25 2003




LESSEE                    LESSOR                     LOCATION                TYPE OF PROPERTY              ANNUAL RENT
----------------------------------------------------------------------------------------------------------------------------------
ScottishPower UK plc     Glasgow City Council        St Vincent Cresen           Ground Lease for Offices   (Pounds)50,000
-----------------------------------------------------------------------------------------------------------------------------------
Scottish Power UK plc                                New Alderston House         Offices                    (Pounds)469,500
                                                     Strathclyde Business Park                              Rent Commences
                                                                                                             2003


 LESSEE                      DURATION OF LEASE           RENT REVIEW DATE
-----------------------------------------------------------------------------
ScottishPower UK plc         Until 2067                               2010
-----------------------------------------------------------------------------
Scottish Power UK plc



                                SECURITIES SOLD

13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale

SECURITIES SOLD
During Five Years Prior to November 29, 1999

                                                                                          Proceeds
                                                                                          Received
                                                                             Amount       by Issuer      Approximate
                                                                             Issued       per $100       Expenses
Title                                                                        or Sold      (Before        of Issuer
Of Issue                                                    Obligor          ($000s)      Expenses)      Per $100
-----------------------------------------------------------------------------------------------------------------------------------
5.65% Series due November 1, 2006                           PacifiCorp       $200,000        $99.04        $2.80

Secured Medium-Term Notes Series F                          PacifiCorp       $ 20,000        $96.76        $2.50

Secured Medium-Term Notes Series G                          PacifiCorp       $100,000        $98.72        $1.25

Secured Medium-Term Notes Series G                          PacifiCorp       $100,000        $99.35        $0.03

Secured Medium-Term Notes Series G                          PacifiCorp       $100,000        $99.13        $0.03

Secured Medium-Term Notes Series H                          PacifiCorp       $175,000        $99.09        $1.19

Secured Medium-Term Notes Series H                          PacifiCorp       $125,000        $98.96        $1.27

Secured Medium-Term Notes Series H                          PacifiCorp       $200,000        $99.03        $0.38

Converse County, Wyoming Environmental                      PacifiCorp       $  5,300        $99.53        $2.02
Improvement Revenue Bonds Series 1995

Lincoln County, Wyoming Environmental                       PacifiCorp       $ 22,000        $99.53        $1.36
Improvement Revenue Bonds Series 1995

Sweetwater County, Wyoming Environmental                    PacifiCorp       $ 24,400        $99.59        $0.51
Improvement Revenue  Bonds Series 1995







                                                 Name of Principal              Initial
Title                                            Underwriters or               Offering
Of Issue                                           Purchasers                    Price
-----------------------------------------------------------------------------------------
5.65% Series due November 1, 2006                   GS                           $ 99.67

Secured Medium-Term Notes Series F                  LB                           $ 97.51

Secured Medium-Term Notes Series G                  LB, MS, PW, SaB              $ 99.37

Secured Medium-Term Notes Series G                  GS, LB, MS, SaB              $100.00

Secured Medium-Term Notes Series G                  GS, LB, MS, SaB              $100.00

Secured Medium-Term Notes Series H                  GS, LB, ML, SaB, SmB         $ 99.71

Secured Medium-Term Notes Series H                  GS, LB, ML, SaB, SmB         $ 99.64

Secured Medium-Term Notes Series H                  GS, SaB                      $ 99.68

Converse County, Wyoming Environmental              GS                           $100.00
Improvement Revenue Bonds Series 1995

Lincoln County, Wyoming Environmental               GS                           $100.00
Improvement Revenue Bonds Series 1995

Sweetwater County, Wyoming Environmental            GS                           $100.00
Improvement Revenue  Bonds Series 1995


                                                                                          Proceeds
                                                                                          Received
                                                                             Amount       by Issuer      Approximate
                                                                             Issued       per $100       Expenses
Title                                                                        or Sold      (Before        of Issuer
Of Issue                                                    Obligor          ($000s)      Expenses)      Per $100
-----------------------------------------------------------------------------------------------------------------------------------
Emery County, Utah 6.15% Environmental                      PacifiCorp       $ 12,675        $97.59        $4.80
Improvement RevenueBonds Series 1996

8 3/8% Quarterly Income Debt Securities
(QUIDS) Series A                                            PacifiCorp       $120,000        $96.85        $0.45

8.55% Quarterly Income Debt Securities (QUIDS)
 Series B                                                   PacifiCorp       $ 55,826        $99.00        $3.51

8 1/4% Cumulative Quarterly Income Preferred
Securities, Series A (QUIPS)                                PacifiCorp       $217,000        $96.85        $0.30
                                                            Capital

7.70% Trust Preferred Securities, Series B (QUIPS)          PacifiCorp       $135,000        $96.85        $1.28
                                                            Capital

6.75% Senior Notes Due 2001                                 PGHC             $150,000        $99.08        $0.17

7.20% Senior Notes Due 2006                                 PGHC             $100,000        $98.79        $0.17

6.15% Notes Due 2008                                        PA LLC           $400,000        $98.99        $1.16


                                                        Name of Principal              Initial
Title                                                   Underwriters or               Offering
Of Issue                                                Purchasers                      Price
-----------------------------------------------------------------------------------------------
Emery County, Utah 6.15% Environmental                     GS                           $ 98.59
Improvement RevenueBonds Series 1996

8 3/8% Quarterly Income Debt Securities
(QUIDS) Series A                                           BS, DW, GS, MS               $ 25.00

8.55% Quarterly Income Debt Securities (QUIDS)
 Series B                                                  GS, SaB                      $ 25.00

8 1/4% Cumulative Quarterly Income Preferred
Securities, Series A (QUIPS)                               AG, DW, GS, ML, SmB          $ 25.00


7.70% Trust Preferred Securities, Series B (QUIPS)         AG, GS, MS, PW, SmB          $ 25.00


6.75% Senior Notes Due 2001                                GS, LB, JP, UB               $ 99.77

7.20% Senior Notes Due 2006                                GS, LB, JP, UB               $ 99.44

6.15% Notes Due 2008                                       AB, CH, CT, JP, UB           $ 99.64



AB = ABN AMRO
CH = Chase
CT = Citicorp
GS = Goldman, Sachs
JP = J.P. Morgan
LB = Lehman Brothers
ML = Merrill Lynch
MS = Morgan Stanley
PW = Paine Webber
SaB = Salomon Brothers
SmB = Smith Barney
UB = UBS Securities

                                                             Proceeds                                  Name
                                                            Received by         Approximate        of Principal       Underwriters
                                       Amount Issued      Issuer per 100        Expenses of       Underwriters or       Initial
Title of Issue         Obligator          or Sold        (Before Expenses)     Issuer Per 100       Purchasers       Offering Price
-----------------------------------------------------------------------------------------------------------------------------------
8.375% Bonds due 2017   SPUK             (Pounds)200m          100.708              2.500              HSBC            100.708
-----------------------------------------------------------------------------------------------------------------------------------
*5.25% Notes due 2008   SPUK                  DM 725m           99.924              0.375          WDR, Deutsche       102.549
-----------------------------------------------------------------------------------------------------------------------------------
*5.875 Notes due 2003   SPUK                 US$ 300m          101.301              1.875            WDR, JPM          101.301
-----------------------------------------------------------------------------------------------------------------------------------
* 6.75% Notes due 2023  SPUK             (Pounds)250m           99.421              0.633            Barclays           99.421
-----------------------------------------------------------------------------------------------------------------------------------
*6.625% Notes due 2010  SPUK             (Pounds)200m           99.345             0.3825           JPM, Deutsche,      99.345
                                                                                                       HSBC
-----------------------------------------------------------------------------------------------------------------------------------
*Medium Term Notes due  SPUK             (Pounds)601m              N/A                N/A               N/A                N/A
 1998-2039
-----------------------------------------------------------------------------------------------------------------------------------
Variable Coupon Bonds   Southern         (Pounds)100m          100.000              0.375              HSBC                100
 due 2010               Water
                        Services
-----------------------------------------------------------------------------------------------------------------------------------
Southern Water Acquis-  SPUK             (Pounds)619m              100              4.039                *            *
 ition Issue of
 Ordinary Shares
-----------------------------------------------------------------------------------------------------------------------------------
Manweb Acquisition      SPUK             (Pounds)404m              100              3.267                *            *
 Issue of Ordinary
 Shares
-----------------------------------------------------------------------------------------------------------------------------------
PacifiCorp Merger       ScottishPower  (Pounds)3,969m              100                N/A                *            *
 Issue of Ordinary
 Shares
-----------------------------------------------------------------------------------------------------------------------------------
Thus plc Initial        SPUK/Thus plc  (Pounds)1,087m              100              1.573          Goldman Sachs   (Pounds)3.10
 Public Offering                                                                                                     per share
-----------------------------------------------------------------------------------------------------------------------------------

                AGREEMENT FOR FUTURE DISTRIBUTION OF SECURITIES

14. (a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

           Certain information regarding agreements of PacifiCorp and its subsidiaries with respect to future distribution of securities of ScottishPower plc is set forth in the following document, the applicable portions of which are hereby incorporated by reference: Registration Statement of ScottishPower plc on Form S-8 with respect to the PacifiCorp Stock Incentive Plan [Exhibit (4)(c)], the PacifiCorp K Plus Employee Savings and Stock Ownership Plan [Exhibit (4)(d)], and the PacifiCorp Compensation Reduction Plan [Exhibit (4)(e)] in File No. 333-92095.

    (b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

        None, except that the beneficiaries of the employee benefit plans referred to above may be deemed to have a financial interest in the Registrant or affiliate companies thereof by virtue of their employment relationship with the Registrant or such other companies and compensation, benefit and severance agreements and arrangements relating to such employment.


                    TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

15. As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

   (a) The twenty largest holders of the common stock of ScottishPower, as of its most recent dividend record date.

       ScottishPower securities can be held by certificate, through dividend reinvestment plans, through employee investment plans, through investment companies, and other street name and nominee accounts. Absent an unreasonable expenditure of time and money, ScottishPower has no way to determine the number of shares held by each holder of beneficial interest. Accordingly, ScottishPower is only able to provide information as to shares registered with SottishPower.

The following table sets forth ScottishPower's twenty largest registered shareholders on the books:

                                 SCOTTISHPOWER
                    TWENTY LARGEST HOLDERS OF CAPITAL STOCK
                             SHAREHOLDERS OF RECORD
                              AT JANUARY 21, 2000

            Holder Name/s/ Address                             Balance           %
------------------------------------------------------------------------------------
BNY/Nominees/Limited                                       373,916,040         20.35
30 Cannon Street, London  EC4M 6XH
------------------------------------------------------------------------------------
The Bank of New York/Nominees/Limited                      138,147,764          7.52
30 Cannon Street, London  EC4M 6XH
------------------------------------------------------------------------------------
Chase/ Nominees/Limited                                     80,275,312          4.37
P.O. Box 18171, 125 London Wall
London  EC2Y 5AJ
------------------------------------------------------------------------------------
Prudential Client/MSS/Nominees/Limited                      58,876,158          3.20
Mariner House, Pepys Street, London  EC3N 4DA
------------------------------------------------------------------------------------
HSBC Global Custody/Nominee/UK/Limited                      34,843,474          1.90
Mariner House, Pepys Street, London  EC3N 4DA
------------------------------------------------------------------------------------
HSBC Global Custody/Nominee/UK/Limited                      28,928,835          1.57
Mariner House, Pepys Street, London  EC3N 4DA
------------------------------------------------------------------------------------
Stanlife/Nominees/Limited                                   26,576,739          1.45
P.O. Box 18172,125 London Wall
London  EC2Y 5AJ
------------------------------------------------------------------------------------
RBSTB/Nominees/Limited                                      23,680,390          1.29
67 Lombard Street, London  EC3P 3DL
------------------------------------------------------------------------------------
Vidacos/Nominees/Limited                                    19,859,457          1.08
336 Strand, London  WC2R 1HB
------------------------------------------------------------------------------------
Vidacos/Nominees/Limited                                    19,684,340          1.07
336 Strand, London  WC2R 1HB
------------------------------------------------------------------------------------
Littledown /Nominees/Limited                                14,943,986          0.81
P.O. Box 18171, 125 London Wall
London  EC2Y 5AJ
------------------------------------------------------------------------------------
HBBC Global Custody/Nominee/UK/Limited                      14,211,687          0.77
Mariner House, Pepys Street, London  EC3N 4DA
------------------------------------------------------------------------------------
Nortrust/Nominees/Limited                                   13,143,629          0.72
155 Bishopsgate, London  EC2M 3XS
------------------------------------------------------------------------------------
Vidacos/Nominees/Limited                                    12,725,061          0.69
336 Strand, London  WC2R 1HB
------------------------------------------------------------------------------------
Chase/Nominees/Limited                                      11,676,957          0.64
P.O. Box 18171, 125 London Wall
London EC2Y 5AJ
------------------------------------------------------------------------------------
HSBC Global Custody Nominee/UK/Limited                      10,732,803          0.58
Mariner House, Pepys Street, London  EC3N 4DA
------------------------------------------------------------------------------------
The Securities Management Trust Limited                     10,475,216          .057
19 Old Jewry, London  EC2R 8EU
------------------------------------------------------------------------------------

            Holder Name/s/ Address                               Balance         %
------------------------------------------------------------------------------------
Scottish Power Share Scheme Trustees Limited                  10,230,811        0.56
1 Atlantic Quay, Glabgow G2 8SP
------------------------------------------------------------------------------------
Co-Operative Insurance Society Limited                        10,181,423        0.55
Miller Street, Manchester  M60 0AL
------------------------------------------------------------------------------------
Chase/Nominees/Limited                                         9,964,112       .0.54
P.O. Box 181,125 London Wall,
London EC2Y 5AJ
------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------

  (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held


       Range            Number of         %                      Balance         %
                         Holdings
------------------------------------------------------------------------------------
     1- 10,000           533,237         99.55               248,910,120       13.55
------------------------------------------------------------------------------------

  (c) Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held

       Range            Number of         %                      Balance         %
                         Holdings
------------------------------------------------------------------------------------
10,001-Highest             2,423           .45             1,588,313,285       86.45
------------------------------------------------------------------------------------


                       OFFICERS, DIRECTORS AND EMPLOYEES

16. (a) Positions and Compensation of Officers and Directors. Give name and
        ----------------------------------------------------
        address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

        See Attachment 1.

        State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

          Omitted by Permission of the Staff

    (b) Compensation of Certain Employees. As to regular employees of such
        ---------------------------------
        companies who are not directors or officers of any one of them, list the name, address and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

          Omitted by Permission of the Staff

    (c) Indebtedness to System Companies. As to every such director, trustee or
        --------------------------------
        officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company and describe briefly the nature and amount of such direct and contingent obligations.

          To the best knowledge of ScottishPower's management, none exists.

    (d) Contracts.  If any such director, trustee or officer as aforesaid:
        ---------

        (1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or,

        (2) either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or,

        (3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof and the interest of such officer, trustee or director therein.

          To the best knowledge of ScottishPower's management, none exists.

    (e) Banking Connections. If any such director, trustee or officer, is an
        -------------------
        executive officer, director, partner, appointee or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

           To the best knowledge of ScottishPower's management, none exists.


                   INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

           To the best knowledge of ScottishPower's management, there is no such interest.

                   SERVICE, SALES AND CONSTRUCTION CONTRACTS

18. As to each service, sales or construction contract (as defined in paragraphs (19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

           To the best knowledge of ScottishPower's management, there are no such contracts.


                                   LITIGATION

19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

     PacifiCorp and its subsidiaries are parties to various legal claims, actions and complaints, one of which is described below. Although it is impossible to predict with certainty whether or not the PacifiCorp and its subsidiaries will ultimately be successful in its legal proceedings or, if not, what the impact might be, management believes that disposition of these matters will not have a material adverse effect on PacifiCorp's consolidated financial results.

     On October 9, 1996, the Sierra Club filed an action against the PacifiCorp and the other joint owners of Units 1 and 2 of the Craig Electric Generating Station ("Station") under the citizen's suit provisions of the Federal Clean Air Act alleging, based upon reports from emissions monitors at the Station, that over 14,000 violations of state and federal opacity standards have occurred over a five-year period at Units 1 and 2 of the Station. (Sierra Club v. Tri-State Generation and Transmission
                ----------------------------------------------------
     Association, Inc., Public Service Company of Colorado, Inc., Salt River
     -----------------------------------------------------------------------
     Project Agricultural Improvement and Power District, PacifiCorp and Platte
     --------------------------------------------------------------------------
     River Power Authority, Civil Action No. 96-B2368, US District Court for the
     ---------------------
     District of Colorado). PacifiCorp has a 19.28% interest in Units 1 and 2 of the Station, which is operated by Tri-State Generation and Transmission Association and located in Craig, Colorado.

     The action seeks injunctive relief requiring the defendants to operate the Station in compliance with applicable statutes and regulations, the imposition of civil penalties, litigation costs, attorneys' fees and mitigation. The Federal Clean Air Act provides for penalties of up to $27,500 per day for each violation, but the level of penalties imposed in any particular instance is discretionary. The complaint alleges that the PacifiCorp and Public Service Company of Colorado are responsible for the alleged violations beginning with the second quarter of 1992, when they acquired their interests in the Station, and that the other owners are responsible for the alleged violations during the entire period. The complaint alleges that there were approximately 10,000 violations since the second quarter of 1992. On March 18, 1999, the district court issued its order regarding summary judgment motions filed by the parties. The court ruled, among other things, that the emission monitors may be used by the plaintiff to establish violations of opacity standards, but that the plant owners are entitled to prove that the reported information is flawed. A trial date has not yet been set. ScottishPower is unable to predict the level of penalties or other remedies that may be imposed upon the joint owners of the Station or what portion of such liability may ultimately be borne by the PacifiCorp.

     Manweb participates in the industry-wide Electricity Supply Pension Scheme. Two other members of the scheme, National Power plc and NGC, have been the subject of legal proceedings in connection with the use of surplus following an actuarial valuation at March 31, 1992 to fund early retirement benefits. Manweb also applied surplus following that valuation and the subsequent valuation at March 31, 1995 ((Pounds)6 million following the 1992 valuation and (Pounds)32 million following the 1995 valuation) for the same purpose.

     In a decision on February 10, 1999, the Court of Appeal decided that, without a scheme amendment or trustee agreement, employers could not apply surplus unilaterally to forgive an accrued liability. This could lead to employers being required to make additional contributions to the scheme to meet that liability. A further hearing took place in May 1999 which clarified certain aspects of the judgment. The judgment indicates that Manweb may be liable for additional contribution to the scheme. Leave to appeal to the

     House of Lords was given and if an appeal is made, it is unlikely to be heard before mid-2000.

     There is a range of possible outcomes to the current NGC litigation, any of which could affect Manweb's own potential liability, if any, to contribute to the scheme. If amendments can be made to the scheme to perfect the past arrangements to use surplus, no employer contributions should be required. If the courts in the NGC case ultimately decide that additional payments are due from employers to the scheme in respect of all or any part of the surplus used since the 1992 valuation, Manweb may also be required to make payments. However in this event two further points must be determined before the ultimate cost to Manweb could be assessed: the effective date for calculating the amounts due, and whether payments can be spread over a number of years. Both these issues may affect significantly the ultimate cost to Manweb.

     No proceedings have been commenced against Manweb as at June 30, 1999 (being the latest practicable date prior to the publication of this document) in respect of the issues raised by the NGC decisions. Except as
     discussed above, ScottishPower is not aware of any material     pending
     legal proceedings, other than ordinary routine litigation incidental to the business of the group, to which ScottishPower or any of its subsidiaries is a party, or of which any of their property is the subject, or any such proceedings known to be contemplated by any governmental authority.



                                    EXHIBITS

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its by-laws, rules and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect. (Note: By permission of the Staff, in lieu of the exhibits
                  ----
required hereunder, the disclosure requirements for Exhibit B are (i) the date and state of incorporation for the registrant and each of its subsidiary companies and (ii) a brief description of every subsidiary company of the registrant including a statement as to whether each such company is active or inactive.)

EXHIBIT C.

(a) With respect to each class of funded debt shown in the answers to Items 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

(b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in Section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

EXHIBIT D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

EXHIBIT E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provided property and service areas of each company are shown distinctively).

     (1) Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas;

          See Exhibit E-1.

     (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:

          (a) Generating plants--kind and capacity;

              See  Exhibit E1.

          (b) Transmission lines--voltage, number of circuits, kind of supports, kind and size of conductors;

              See Exhibit E1.

          (c) Transmission substations--capacity.

              See Exhibit E1.

          (d)  Distribution substations--capacity.

               See Exhibit E1.

          (e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;

               See Exhibit E1.

EXHIBIT F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers
                                             -------------
shall submit such reports in paper format only under cover of Form SE.

EXHIBIT G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed;" provided that electronic filers shall submit
                                 -------------
such reports in paper format only under cover of Form SE.

EXHIBIT H. Typical forms of service, sales or construction contracts described in answer to Item 18.

  There are none.

                               INDEX OF EXHIBITS
                               -----------------

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

  A       Corporate Chart of ScottishPower plc

  B       ScottishPower System companies, Dates of Organization and Brief
          Descriptions

  C       Copy of Indentures

  D       Financial Statements

  E       Maps

  F       Annual Reports to Shareholders

  G       Annual Reports to State Commissions

ATTACHMENT
----------

1  Officers and Directors

Exhibits and the Attachment are filed on Form SE

                                   SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the City of Glasgow and Country of Scotland on the 7th day of March, 2000.

                         ScottishPower plc


                         By /s/ Sir Ian Robinson
                            -----------------------------------------
                            Sir Ian Robinson
                            Chief Executive Officer

Attest:


/s/ James Stanley
----------------------------------------------
James Stanley
Legal Director


                                  VERIFICATION

          The undersigned, being duly sworn, deposes and says that he has duly executed the attached registration statement dated March 8, 2000, for and on behalf of ScottishPower; that he is the Chief Executive Officer of such company; and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.


                           /s/
                           ------------------------------------

Subscribed and sworn to before me
this 7th day of March, 2000.


/s/
------------------------------------------------
My commission expires:  N/A